 Filed Pursuant to Rule 424(b)(3)
 Registration No. 333-260165
Realty Income Corporation
Offers to Exchange
All Outstanding Notes of the Series Specified Below Issued By VEREIT Operating Partnership, L.P.
and Solicitation of Consents to Amend the Related Indenture
Early Consent Date: 5:00 p.m., New York City Time, October 22, 2021, unless extended
Expiration Date: 11:59 p.m., New York City Time, November 5, 2021, unless extended
We are offering to exchange (the “exchange offers”) any and all validly tendered and accepted notes of the following series issued by VEREIT Operating Partnership, L.P. (“VEREIT”) for notes to be issued by us as described in, and for the consideration summarized in, the table below.
Aggregate Principal Amount ($mm)	Series of Notes Issued by VEREIT to be Exchanged (Collectively, the “VEREIT Notes”)	CUSIP No.	Series of Notes to be Issued by Us (Collectively, the “Realty Notes”)	Exchange Consideration(1)(2)		Early Participation Premium(1)(2)	Total Consideration(1)(2)(3)
				Realty Notes (principal amount)	Cash	Realty Notes (principal amount)	Realty Notes (principal amount)	Cash
$500	4.600% Notes due 2024 (the “2024 Notes”)	03879QAF1	4.600% Notes due 2024 (the “New 2024 Notes”)	$970	$1.00	$30	$1,000	$1.00
$550	4.625% Notes due 2025 (the “2025 Notes”)	92340LAD1	4.625% Notes due 2025 (the “New 2025 Notes”)	$970	$1.00	$30	$1,000	$1.00
$600	4.875% Notes due 2026 (the “2026 Notes”)	92340LAA7	4.875% Notes due 2026 (the “New 2026 Notes”)	$970	$1.00	$30	$1,000	$1.00
$600	3.950% Notes due 2027 (the “2027 Notes”)	92340LAC3	3.950% Notes due 2027 (the “New 2027 Notes”)	$970	$1.00	$30	$1,000	$1.00
$600	3.400% Notes due January 2028 (the “Jan 2028 Notes”)	92340LAF6	3.400% Notes due January 2028 (the “New January 2028 Notes”)	$970	$1.00	$30	$1,000	$1.00
$500	2.200% Notes due June 2028 (the “June 2028 Notes”)	92340LAH2	2.200% Notes due June 2028 (the “New June 2028 Notes”)	$970	$1.00	$30	$1,000	$1.00
$600	3.100% Notes due 2029 (the “2029 Notes”)	92340LAE9	3.100% Notes due 2029 (the “New 2029 Notes”)	$970	$1.00	$30	$1,000	$1.00
$700	2.850% Notes due 2032 (the “2032 Notes”)	92340LAG4	2.850% Notes due 2032 (the “New 2032 Notes”)	$970	$1.00	$30	$1,000	$1.00

(1)
Consideration per $1,000 principal amount of VEREIT Notes validly tendered, subject to any rounding as described herein.

(2)
The term “Realty Notes” in this column refers, in each case, to the series of Realty Notes corresponding to the series of VEREIT Notes of like tenor and coupon.

(3)
Includes the Early Participation Premium for VEREIT Notes validly tendered prior to the Early Consent Date described below and not validly withdrawn.

The Dealer Managers for the Exchange Offers and Solicitation Agents for Consent Solicitations are:
Goldman Sachs & Co. LLC TD Securities Wells Fargo Securities

In exchange for each $1,000 principal amount of VEREIT Notes that is validly tendered prior to 5:00 p.m., New York City time, on October 22, 2021 (the “Early Consent Date”) and not validly withdrawn, holders will receive the total exchange consideration set out in the table above (the “Total Consideration”), which consists of $1,000 principal amount of Realty Notes and a cash amount of $1.00. The Total Consideration includes the early participation premium set out in the table above (the “Early Participation Premium”), which consists of $30 principal amount of Realty Notes. In exchange for each $1,000 principal amount of VEREIT Notes that is validly tendered after the Early Consent Date but prior to the Expiration Date (as defined below) and not validly withdrawn, holders will receive only the exchange consideration set out in the table above (the “Exchange Consideration”), which is equal to the Total Consideration less the Early Participation Premium and so consists of $970 principal amount of Realty Notes and a cash amount of $1.00. Each new Realty Note issued in exchange for a VEREIT Note will have an interest rate and maturity that are the same as the interest rate of the tendered VEREIT Note, as well as the same interest payment dates and redemption provisions and will accrue interest from and including the most recent interest payment date of the tendered VEREIT Note. The principal amount of each new Realty Note will be rounded down, if necessary, to the nearest whole multiple of $1,000, and we will pay cash equal to the remaining portion, if any, of the exchange price of such VEREIT Note. The exchange offers will expire immediately following 11:59 p.m., New York City time, on November 5, 2021, unless extended (the “Expiration Date”). You may withdraw tendered VEREIT Notes at any time prior to the Expiration Date. As of the date of this prospectus, there was $4,650,000,000 aggregate principal amount of outstanding VEREIT Notes.
Concurrently with the exchange offers, we are also soliciting consents from each holder of the VEREIT Notes, upon the terms and conditions set forth in this prospectus (the “consent solicitations”), to certain proposed amendments (the “proposed amendments”) to each series of VEREIT Notes governed by an indenture, dated as of February 6, 2014 (the “VEREIT Base Indenture”), by and among ARC Properties Operating Partnership, L.P. (“ARC Properties”), Clark Acquisition, LLC, the guarantors named therein and U.S. Bank National Association, as trustee (the “VEREIT Trustee”), as amended and supplemented by (i) the first supplemental indenture dated as of February 9, 2015, by and among ARC Properties, the guarantors named therein and the VEREIT Trustee and (ii) VEREIT’s officer’s certificates dated February 6, 2014, relating to the 2024 Notes, October 16, 2018, relating to the 2025 Notes, June 2, 2016, relating to the 2026 Notes, August 11, 2017, relating to the 2027 Notes,, June 29, 2020, relating to the Jan 2028 Notes, November 17, 2020, relating to the June 2028 Notes, December 4, 2019, relating to the 2029 Notes and November 17, 2020, relating to the 2032 Notes (collectively, the “VEREIT Indenture”). You may not consent to the proposed amendments to the VEREIT Indenture without tendering your VEREIT Notes in the appropriate exchange offer and you may not tender your VEREIT Notes for exchange without consenting to the applicable proposed amendments. By tendering your VEREIT notes for exchange, you will be deemed to have validly delivered your consent to all the proposed amendments to the VEREIT Indenture under which those VEREIT Notes were issued with respect to that specific series, as further described under “The Proposed Amendments.” You may revoke your consent at any time prior to the Expiration Date by withdrawing the VEREIT Notes you have tendered.
The consummation of the exchange offers and consent solicitations are subject to, and conditional upon, the satisfaction or waiver (other than the waiver of the condition requiring consummation of the Mergers) of the conditions discussed under “The Exchange Offers and Consent Solicitations — Conditions to the Exchange Offers and Consent Solicitations,” including, among other things, the consummation of the Mergers and receipt of valid consents to the proposed amendments from the holders of at least a majority of the outstanding aggregate principal amount of each series of the VEREIT Notes, voting as separate series (the “Requisite Consents”). We may, at our option and in our sole discretion, waive any such conditions (other than the waiver of the condition requiring consummation of the Mergers).
Assuming the satisfaction or waiver (other than the waiver of the condition requiring consummation of the Mergers) of the conditions discussed under “The Exchange Offers and Consent Solicitations — Conditions to the Exchange Offers and Consent Solicitations”, we plan to issue the new Realty Notes promptly on or about the second business day following the Expiration Date (the “Settlement Date”). The Realty Notes will not be listed on any securities exchange.
This investment involves risks. Prior to participating in any of the exchange offers and consenting to the proposed amendments, please see the section entitled “Risk Factors” beginning on page 24 of this prospectus for a discussion of the risks that you should consider in connection with your investment in the Realty Notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

None of Realty, VEREIT, the exchange agent, the information agent, the VEREIT Trustee, the trustee under the indenture governing the Realty Notes or the dealer managers and solicitation agents makes any recommendation as to whether holders of VEREIT Notes should exchange their notes in the exchange offers or deliver consents to the proposed amendments to the VEREIT Indenture.

The date of this prospectus is October 25, 2021

i

ABOUT THIS PROSPECTUS
As used in this prospectus, unless otherwise specified or unless the context otherwise requires, the terms “Realty,” “Realty Income,” “Company,” “we,” “us,” and “our” refer to Realty Income Corporation, a Maryland corporation, and its subsidiaries on a consolidated basis, and references to our “clients” mean our tenants.
As used in this prospectus, the terms “VEREIT Inc.” and “VEREIT, Inc.” refer to VEREIT, Inc., a Maryland corporation, including, unless otherwise expressly stated or the context otherwise requires, its consolidated subsidiaries; the terms ”VEREIT OP” and VEREIT O.P.” refer to VEREIT Operating Partnership, L.P., a Delaware limited partnership, including, unless otherwise expressly stated or the context otherwise requires, its consolidated subsidiaries; and, unless otherwise expressly stated, the term “VEREIT” refers to either VEREIT, Inc. or VEREIT OP, or both of them, as the context shall require.
The information contained in this prospectus is not complete and may be changed. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in or incorporated by reference into this prospectus. You must not rely on any unauthorized information or representations. This prospectus constitutes an offer to exchange only the Realty Notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained or incorporated by reference into this prospectus is current only as of the respective dates of such documents. We are not making an offer of any securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus, or any document incorporated by reference is accurate as of any date other than the date of the document in which such information is contained or such other date referred to in such document, regardless of the time of any sale or issuance of a security.
This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission (“SEC” or the “Commission”). You should read this prospectus together with the registration statement, the exhibits thereto and the additional information described under the heading “Where You Can Find More Information.”

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS
This prospectus and the documents incorporated or deemed to be incorporated by reference herein contain or may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. When used in this prospectus and the documents incorporated or deemed to be incorporated by reference herein, the words “estimated,” “anticipated,” “expect,” “believe,” “intend” and similar expressions are intended to identify forward-looking statements. Forward-looking statements include, without limitation, discussions of strategy, plans and intentions and statements regarding estimated or future results of operations, financial condition or prospects (including, without limitation, estimated and future funds from operations (“FFO”), adjusted funds from operations (“AFFO”) and normalized and adjusted FFO and net income, estimated initial weighted average contractual lease rates, estimated square footage of properties under development or expansion, the timing, prices and other terms of potential or planned acquisitions, statements regarding initial cash lease yields on or percentages of investment grade clients that are lessees of properties that we have acquired or intend or agreed to acquire or that are under development or expansion, statements regarding the payment, dependability and amount of and potential increases in future common stock dividends, statements regarding future cash flow or cash generation, statements regarding our ability to meet our liquidity needs, and statements regarding the anticipated or projected impact of our proposed Mergers, if consummated, on our business, results of operations, financial condition or prospects).
Forward-looking statements regarding the anticipated or projected impact of the proposed Mergers may include, without limitation, statements regarding potential impacts on our FFO, AFFO, general and administrative and other corporate expenses, leverage ratios and other credit metrics if the Mergers are consummated; potential changes in our interest expense from refinancing or repaying outstanding VEREIT indebtedness or preferred equity subsequent to the Mergers, if consummated, and potential interest rates at which such indebtedness and preferred equity could be refinanced; statements regarding the potential impact of the Mergers, if consummated, on our cash flow and dividend coverage durability; pro forma information regarding the combined company assuming the Mergers are consummated, including our pro forma results of operations and financial condition as reflected in our unaudited pro forma condensed combined financial statements included and incorporated by reference in this prospectus and our pro forma total enterprise value, pro forma number of properties, pro forma annualized contractual rent, pro forma weighted average lease term, pro forma occupancy, pro forma client and industry concentrations, pro forma percentage of investment grade clients, pro forma estimated gross acquisition volume, pro forma capitalization, pro forma leverage ratios and other pro forma credit metrics; and whether certain office properties owned by us and VEREIT can be successfully spun-off into a new publicly-traded company subsequent to the Mergers, if they occur, or sold, and the metrics regarding the office properties that may be spun-off or sold, including number of properties, total contractual rent, weighted average lease term, client concentration and percentage of investment grade clients. Likewise, all such pro forma financial statements and other pro forma information has been prepared on the basis of certain assumptions and estimates and is subject to other uncertainties and does not purport to reflect what our actual results of operations or financial condition or this other pro forma information would have been had the Mergers been consummated on the dates assumed for purposes of such pro forma financial statements and information or to be indicative of our financial condition, results of operations or metrics as of or for any future date or period. In that regard, there can be no assurance that the proposed Mergers or the proposed spin-off of certain office properties owned by us and VEREIT will be consummated on the terms or timeline currently contemplated, or at all. Forward-looking statements are subject to risks, uncertainties and assumptions about us, including, among other things:
•
Our access to capital and other sources of funding;

•
Our anticipated growth strategies;

•
Our intention to acquire additional properties and the timing of these acquisitions;

•
Our intention to sell properties and the timing of these property sales;

•
Our intention to re-lease vacant properties;

•
Anticipated trends in our business, including trends in the market for long-term leases of freestanding, single-client properties;

•
Future expenditures for development projects;

•
The impact of the COVID-19 pandemic, or future pandemics, on us, our business, our clients, or the economy generally; and

•
The structure, timing and potential completion of the proposed Mergers between us and VEREIT and uncertainties regarding whether the anticipated benefits or results of the proposed Mergers, if consummated, will be achieved.

Future events and actual results, financial and otherwise, may differ materially from the events and results discussed in or implied by the forward-looking statements. In particular, forward-looking statements regarding estimated or future results of operations or financial condition, estimated or future acquisitions of properties, or the estimated or potential impact of the proposed Mergers (if consummated) are based upon numerous assumptions and estimates and are inherently subject to substantial uncertainties and actual results of operations, financial condition, property acquisitions, and the impacts of the Mergers (if consummated) may differ materially from those expressed or implied in the forward-looking statements, particularly if actual events differ from those reflected in the estimates and assumptions upon which such forward-looking statements are based. Some of the factors that could cause actual results to differ materially are:
•
Our continued qualification as a real estate investment trust;

•
General domestic and foreign business and economic conditions;

•
Competition;

•
Fluctuating interest and currency rates;

•
Access to debt and equity capital markets;

•
Continued volatility and uncertainty in the credit markets and broader financial markets;

•
Other risks inherent in the real estate business, including client defaults under leases, potential liability relating to environmental matters, illiquidity of real estate investments and potential damages from natural disasters;

•
Impairments in the value of our real estate assets;

•
Changes in income tax laws and rates;

•
The continued evolution of the COVID-19 pandemic and the measures taken to limit its spread, and its impacts on us, our business, our clients, or the economy generally;

•
The timing and pace of reopening efforts at the local, state and national level in response to the COVID-19 pandemic and any developments, such as the recent surge in COVID-19 cases, that cause a delay in or postponement of reopenings;

•
The outcome of any legal proceedings to which we are a party or which may occur in the future;

•
Acts of terrorism and war;

•
The risks and uncertainties described and referred to under the caption “Risk Factors” below.

Additional important factors that could cause our actual results to differ from our current expectations include the following risks related to our expected acquisition of VEREIT:
•
the integration process with VEREIT may be more difficult, costly or time consuming than expected and the anticipated benefits and cost savings of the Mergers may not be realized;

•
the significant additional indebtedness incurred by Realty in connection with the Mergers could adversely affect us, including by decreasing our business flexibility;

•
the agreements that govern the indebtedness incurred or that remain outstanding in connection with the Mergers contain various covenants that impose restrictions on us and certain of our subsidiaries that may affect our ability to operate our businesses;

•
the unaudited pro forma condensed combined financial information included and incorporated by reference in this prospectus is preliminary and the actual financial condition and results of operations after our expected acquisition of VEREIT may differ materially; and

•
uncertainties associated with our integration efforts may cause a loss of management personnel and other key employees, which could adversely affect the future business and operations of the combined company.

Furthermore, additional factors that may cause future events and actual results, financial or otherwise, to differ, potentially materially, from those discussed in or implied by the forward-looking statements include the risks and uncertainties discussed and referred to in the section “Risk Factors” in this prospectus, the sections entitled “Business,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our and VEREIT’s most recent Annual Report on Form 10-K (as amended, if applicable) and the sections entitled “Risk Factors” (if applicable) and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our and VEREIT’s subsequent Quarterly Reports on Form 10-Q (as amended, if applicable), if any, and under the caption “Supplemental Risk Factors” in Exhibit 99.4 to the June 4, 2021 Form 8-K, and also include risks and other information discussed in those and other documents that are incorporated or deemed to be incorporated by reference in this prospectus..
You are cautioned not to place undue reliance on forward-looking statements contained or incorporated by reference in this prospectus. Those forward-looking statements are not guarantees of future performance and speak only as of the respective dates of those documents or, in the case of documents incorporated by reference or deemed to be incorporated by reference in this prospectus, as of the respective dates those documents were filed with the SEC and we undertake no obligation to update any such forward-looking statements or other information contained in this prospectus or the documents incorporated by reference herein or to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the respective dates or filing dates, as the case may be, of those documents or to reflect the occurrence of unanticipated events. In light of these risks and uncertainties, the forward-looking statements in this prospectus and the documents incorporated by reference herein might not occur.

WHERE YOU CAN FIND MORE INFORMATION
We “incorporate by reference” certain information we and VEREIT, Inc. file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and any information contained in this prospectus or in any document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to have been modified or superseded to the extent that a statement contained in this prospectus, or in any other offering materials we may provide you in connection with the offering of securities, or in any other document we or VEREIT, Inc. as the case may be, subsequently file with the SEC that also is incorporated or deemed to be incorporated by reference in this prospectus, modifies or supersedes the original statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to be a part of this prospectus. As used under this caption “Where You Can Find More Information,” references to VEREIT, Inc. and VEREIT Inc. refer to VEREIT, Inc., a Maryland corporation, excluding its subsidiaries.
We incorporate by reference the documents listed below under the captions “— Realty SEC Filings” and “— VEREIT, Inc. SEC filings” and any future filings made by us and VEREIT, Inc. with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this prospectus and the termination of the offering of securities described in this prospectus; provided, however, that we are not incorporating by reference any documents, portions of documents, exhibits or other information that is deemed to have been “furnished” to and not “filed” with the SEC (including, without limitation, any information “furnished” pursuant to Item 2.02 or 7.01 of Form 8-K or related exhibits “furnished” pursuant to Item 9.01 of Form 8-K):
Realty SEC Filings
(a)   Realty Income’s Annual Report on Form 10-K for the year ended December 31, 2020;
(b)   The information specifically incorporated by reference into Realty Income’s Annual Report on Form 10-K from our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 1, 2021;
(c)   Realty Income’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2021 and June 30, 2021; and
(d)   Realty Income’s Current Report on Form 8-K filed on January 14, 2021; Current Report on Form 8-K filed on January 26, 2021 (solely as to the information in Item 5.02 of such Current Report); Current Report on Form 8-K filed on April 30, 2021 (the “April 30, 2021 Form 8-K”), as amended by Realty Income’s Current Report on Form 8-K/A dated June 4, 2021 amending the April 30, 2021 Form 8-K (solely as to the information in Item 1.01 of such Current Reports); Current Report on Form 8-K filed on May 21, 2021; Current Report on Form 8-K filed on June 4, 2021; Current Report on Form 8-K filed on June 7, 2021; Current Report on Form 8-K filed on June 25, 2021 (solely as to the information in Item 1.01 of such Current Report); Current Report on Form 8-K filed on June 29, 2021; Current Report on Form 8-K filed on June 30, 2021; Current Report on Form 8-K filed on July 6, 2021; Current Report on Form 8-K filed on July 13, 2021; Current Report on Form 8-K filed on July 22, 2021; Current Report on Form 8-K filed on August 12, 2021 (solely as to the information in Item 5.07 of such Current Report); Current Report on Form 8-K filed on August 18, 2021 and the second Current Report on Form 8-K filed on August 18, 2021 (in each of the foregoing cases, excluding any current reports, or portions thereof, exhibits thereto or information therein that are “furnished” to the SEC).
VEREIT, Inc. SEC Filings
(a)   VEREIT, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2020;
(b)   The information specifically incorporated by reference into VEREIT, Inc.’s Annual Report on Form 10-K from its Definitive Proxy Statement on Schedule 14A filed with the SEC on April 15, 2021;
(c)   VEREIT, Inc.’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2021 and June 30, 2021; and

(d)   VEREIT, Inc.’s Current Report on Form 8-K filed on January 5, 2021 (solely as to the information in Item 8.01 of such Current Report); Current Report on Form 8-K filed on February 23, 2021; Current Report on Form 8-K filed on February 26, 2021; Current Report on Form 8-K filed on April 30, 2021; Current Report on Form 8-K filed June 7, 2021; Current Report on Form 8-K filed on June 25, 2021; Current Report on Form 8-K filed on July 16, 2021 and Current Report on Form 8-K filed on August 12, 2021 (solely as to the information in Item 5.07 of such Current Report) (in each of the foregoing cases, excluding any current reports, or portions thereof, exhibits thereto or information therein that are “furnished” to the SEC).
Other
You may request a copy of the filings referred to above at no cost by writing or telephoning us at the following address:
Realty Income Corporation
11995 El Camino Real
San Diego, CA 92130
Attention: Corporate Secretary
(858) 284-5000
Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus.

[THIS PAGE INTENTIONALLY LEFT BLANK]

SUMMARY
This summary highlights some of the information in this prospectus. It may not contain all of the information that is important to you. To understand the exchange offers and consent solicitations fully, you should carefully read this prospectus and the documents we incorporate by reference. Please also read “Where You Can Find More Information.” We have included references to other portions of this prospectus to direct you to a more complete description of the topics presented in this summary. You should also read “Risk Factors” in this prospectus as well as Item 1A “Risk Factors” incorporated by reference into this prospectus from VEREIT’s and our most recent Annual Report on Form 10-K and subsequent quarterly reports on Form 10-Q, for more information about important risks that you should consider before making an investment decision in any of the exchange offers and consent solicitations. On April 29, 2021, Realty and VEREIT, Inc. each entered into a merger agreement (the “Merger Agreement”), by and among VEREIT, Inc., VEREIT Operating Partnership, L.P. (“VEREIT OP”), Realty, Rams MD Subsidiary I, Inc. (“Merger Sub 1”), a subsidiary of Realty, and Rams Acquisition Sub II, LLC (“Merger Sub 2”), a subsidiary of Realty (the “Merger Agreement”), pursuant to which the combination of Realty and VEREIT will be accomplished through (i) a merger of Merger Sub 2 with and into VEREIT OP, with VEREIT OP continuing as the surviving entity and a subsidiary of Realty (the “Partnership Merger”), and (ii) immediately thereafter, a merger of VEREIT with and into Merger Sub 1, with Merger Sub 1 continuing as the surviving corporation and a subsidiary of Realty (which we refer to as the “Merger” and together with the Partnership Merger, the “Mergers”).
Unless otherwise indicated or the context requires, pro forma financial information presented in this prospectus give effect to the completion of the Mergers and the transactions related thereto as of, and for, the periods indicated. In addition, unless otherwise indicated, the information contained in this prospectus does not give effect to any debt or equity issuances by Realty or VEREIT, which occurred subsequent to June 30, 2021.
Unless this prospectus otherwise indicates or the context otherwise requires, (a) references to our “revolving credit facility” and similar references mean our $3.0 billion unsecured revolving credit facility, references to our “term loan facility” and similar references mean our $250.0 million unsecured term loan facility and references to our “commercial paper program” mean our $1.0 billion unsecured commercial paper program, (b) references to “U.S. dollars,” “USD” and “$” in this prospectus are to United States dollars, and references to “Sterling,” “£” and “GBP” in this prospectus are to the lawful currency of the United Kingdom and (c) references to our “privately placed Sterling notes” means the £315.0 million aggregate principal amount of our outstanding privately placed Sterling-denominated notes as of July 31, 2021. For purposes of determining the aggregate amount of borrowings outstanding under our revolving credit facility as of any specified date, borrowings denominated in GBP are translated into U.S. dollars using the applicable exchange rates as in effect from time to time.
Our Company
Realty Income, The Monthly Dividend Company® is an S&P 500 company and member of the S&P 500 Dividend Aristocrats® index for having increased our dividend every year for over 25 consecutive years. We invest in people and places with the goal of delivering dependable monthly dividends that increase over time. We are structured as a real estate investment trust (“REIT”), requiring us annually to distribute at least 90% of our taxable income (excluding net capital gains) in the form of dividends to our stockholders. The monthly dividends are supported by the cash flow generated from real estate owned under long-term lease agreements with our commercial clients.
We were founded in 1969, and listed on the New York Stock Exchange (NYSE: O) in 1994. For over 52 years, we have been acquiring and managing freestanding commercial properties that generate rental revenue under long-term lease agreements with our commercial clients.
At June 30, 2021, we owned a diversified portfolio:
•
Of 6,761 properties;

•
With an occupancy rate of 98.5%, or 6,658 properties leased and 103 properties available for lease or sale;

•
Doing business in 58 separate industries;

•
Located in all 50 U.S. states, Puerto Rico and the United Kingdom (U.K.);

•
With approximately 118.3 million square feet of leasable space;

•
With a weighted average remaining lease term (excluding rights to extend a lease at the option of the client) of approximately 8.8 years; and

•
With an average leasable space per property of approximately 17,500 square feet; approximately 12,600 square feet per retail property and 258,400 square feet per industrial property.

Of the 6,761 properties in the portfolio at June 30, 2021, 6,715, or 99.3%, are single-client properties, of which 6,616 were leased, and the remaining are multi-client properties.
Our principal executive offices are located at 11995 El Camino Real, San Diego, California 92130 and our telephone number is (858) 284-5000.
Questions and Answers Regarding the Exchange Offer and Consent Solicitation
Q:
Why is Realty making the exchange offers and consent solicitations?

A:
In connection with the Mergers (as defined below), Realty is conducting the exchange offers to simplify its capital structure, and to give existing holders of VEREIT Notes the option to obtain securities issued by Realty. Realty is conducting the consent solicitations to eliminate substantially all of the restrictive covenants in the VEREIT Indenture. Completion of the exchange offers and consent solicitations is expected to ease administration of the combined company’s indebtedness. The closing of the Mergers is not conditioned upon the completion of the exchange offers and consent solicitations.

Q:
What will I receive if I tender my VEREIT Notes in the exchange offers and consent solicitations?

A:
Subject to the conditions described in this prospectus, for each VEREIT Note that is validly tendered prior to 11:59 p.m., New York City time, on November 5 , 2021 (the “Expiration Date”), and not validly withdrawn, you will be eligible to receive a Realty Note of the applicable series (as designated in the table below), which will accrue interest at the same annual interest rate, have the same interest payment dates, same redemption terms and same maturity date as the VEREIT Note for which it was exchanged. Specifically, (i) in exchange for each $1,000 principal amount of VEREIT Notes that is validly tendered prior to 5:00 p.m., New York City time, on October 22, 2021 (the “Early Consent Date”), and not validly withdrawn, holders will receive the Total Consideration, which consists of $1,000 principal amount of Realty Notes and a cash amount of $1.00, and includes the Early Participation Premium, which consists of $30 principal amount of Realty Notes, and (ii) in exchange for each $1,000 principal amount of VEREIT Notes that is validly tendered after the Early Consent Date but prior to the Expiration Date, and not validly withdrawn, holders will receive only the Exchange Consideration, which consists of $970 principal amount of Realty Notes and a cash amount of $1.00.

The Realty Notes will be issued under and governed by the terms of the Realty Indenture described under “The Exchange Offers and Consent Solicitations.” The Realty Notes will be issued only in denominations of $2,000 and whole multiples of $1,000. See “Description of New Realty Notes — General.” If Realty would be required to issue a Realty Note in a denomination other than $2,000 or a whole multiple of $1,000, Realty will, in lieu of such issuance:

•
issue a Realty Note in a principal amount that has been rounded down to the nearest lesser whole multiple of $2,000 and integral multiples of $1,000 in excess thereof; and

•
pay a cash amount equal to:

•
the difference between (i) the principal amount of the Realty Notes to which the tendering holder would otherwise be entitled and (ii) the principal amount of the Realty Note actually issued in accordance with this paragraph; plus

•
accrued and unpaid interest on the principal amount representing such difference to the Settlement Date.

Except as otherwise set forth above, instead of receiving a payment for accrued interest on VEREIT Notes that you exchange, the Realty Notes you receive in exchange for those VEREIT Notes will accrue interest from (and including) the most recent interest payment date on those VEREIT Notes. No accrued but unpaid interest will be paid with respect to VEREIT Notes tendered for exchange.

You may not consent to the proposed amendments to the VEREIT Indenture without tendering your VEREIT Notes in the appropriate exchange offer and you may not tender your VEREIT Notes for exchange without consenting to the applicable proposed amendments. By tendering your VEREIT Notes for exchange, you will be deemed to have validly delivered your consent to the proposed amendments to the VEREIT Indenture under which those notes were issued with respect to that specific series, as further described under “The Proposed Amendments.” You may revoke your consent at any time prior to the Expiration Date by withdrawing the VEREIT Notes you have tendered.

Series of Notes Issued by VEREIT to be Exchanged (collectively, the “VEREIT Notes”)	Series of Notes to be Issued by Realty (collectively, the “Realty Notes”)
4.600% Notes due 2024	4.600% Notes due 2024
4.625% Notes due 2025	4.625% Notes due 2025
4.875% Notes due 2026	4.875% Notes due 2026
3.950% Notes due 2027	3.950% Notes due 2027
3.400% Notes due January 2028	3.400% Notes due January 2028
2.200% Notes due June 2028	2.200% Notes due June 2028
3.100% Notes due 2029	3.100% Notes due 2029
2.850% Notes due 2032	2.850% Notes due 2032

Q:
What are the proposed amendments?

A:
The proposed amendments will eliminate (1) substantially all of the restrictive covenants in the VEREIT Indenture and (2) any of VEREIT’s reporting obligations under the VEREIT Notes beyond those required by applicable law. As a result, following consummation of the Mergers and the adoption of the proposed amendments, it is expected holders of VEREIT Notes will no longer be entitled to receive annual, quarterly and other reports from VEREIT.

If the Requisite Consents with respect to each series of VEREIT Notes under the VEREIT Indenture have been received prior to the Expiration Date, assuming all other conditions of the exchange offers and consent solicitations are satisfied or waived (other than the waiver of the condition requiring consummation of the Mergers), as applicable, all of the sections or provisions listed below under the VEREIT Indenture will be deleted (or modified as indicated):

•
Sections 4.03, 4.04, 4.05, 4.06 , 4.07, 4.08, 4.09 and 5.03 of the VEREIT Base Indenture;

•
Section 18(a)(b)(c)(d)(e) and (f) of Annex A to the Officer’s Certificate to the VEREIT Base Indenture, dated as of February 6, 2014;

•
Section 18(a)(b)(c)(d)(e)(f)(g) and (h) of Annex A to the Officer’s Certificate to the VEREIT Base Indenture, dated as of June 2, 2016;

•
Section 18(a)(b)(c)(d)(e)(f)(g) and (h) of Annex A to the Officer’s Certificate to the VEREIT Base Indenture, dated as of August 11, 2017;

•
Section 18(a)(b)(c)(d)(e)(f)(g) and (h) of Annex A to the Officer’s Certificate to the VEREIT Base Indenture, dated as of October 16, 2018;

•
Section 18(a)(b)(c)(d)(e)(f)(g) and (h) of Annex A to the Officer’s Certificate to the VEREIT Base Indenture, dated as of December 4, 2019;

•
Section 18(a)(b)(c)(d)(e)(f)(g) and (h) of Annex A to the Officer’s Certificate to the VEREIT Base Indenture, dated as of June 29, 2020;

•
Section 18(a)(b)(c)(d)(e)(f)(g) and (h) of Annex A to the Officer’s Certificate to the VEREIT Base Indenture, dated as of November 17, 2020, relating to the June 2028 Notes; and

•
Section 18(a)(b)(c)(d)(e)(f)(g) and (h) of Annex A to the Officer’s Certificate to the VEREIT Base Indenture, dated as of November 17, 2020, relating to the 2032 Notes.

Conforming Changes, etc.   The proposed amendments would amend the VEREIT Indenture to make certain conforming or other changes to the VEREIT Indenture, including modification or deletion of certain definitions and cross-references.
The elimination or modification of the restrictive covenants contemplated by the proposed amendments would, among other things, permit VEREIT and its subsidiaries to take actions that could be adverse to the interests of the remaining holders of the outstanding VEREIT Notes. See “Description of the Differences Between the Realty Notes and the VEREIT Notes,” “The Exchange Offers and Consent Solicitations,” “The Proposed Amendments” and “Description of New Realty Notes.”
Q:
What are the consequences of not participating in the exchange offers and consent solicitations prior to the Early Consent Date?

A:
Holders that fail to tender their VEREIT Notes (and thereby failed to deliver valid and unrevoked consents) prior to the Early Consent Date but who do so prior to the Expiration Date and do not validly withdraw their VEREIT Notes before the Expiration Date will receive the Exchange Consideration, which consists of $970 principal amount of Realty Notes and a cash amount of $1.00, but not the Early Participation Premium, which would consist of an additional $30 principal amount of Realty Notes.

Q:
What are the consequences of not participating in the exchange offers and consent solicitations at all?

A:
If you do not exchange your VEREIT Notes for Realty Notes in the exchange offers, you will not receive the benefit of having Realty as the primary obligor of your notes. In addition, if the proposed amendments to the VEREIT Indenture have been adopted, the proposed amendments, applicable to a particular series of VEREIT Notes, will apply to all VEREIT Notes of that series that are not acquired in the exchange offers, even though the holders of those VEREIT Notes of that series did not consent to the proposed amendments. Thereafter, all such VEREIT Notes will be governed by the VEREIT Indenture as amended by the proposed amendments, which will have less restrictive terms and afford reduced protections to the holders of those securities compared to those currently in the VEREIT Indenture or those applicable to the Realty Notes. In particular, holders of the VEREIT Notes under the amended VEREIT Indenture will no longer receive annual, quarterly and other reports from VEREIT, and will no longer be entitled to the benefits of various covenants and other provisions.

In addition, certain credit ratings on the VEREIT Notes that remain outstanding may be withdrawn upon the completion of the exchange offers. The trading market for any remaining VEREIT Notes may also be more limited than it is at present, and the smaller outstanding principal amount may make the trading price of the VEREIT Notes that are not tendered and accepted more volatile. Consequently, the liquidity, market value and price volatility of VEREIT Notes that remain outstanding may be materially and adversely affected. Therefore, if your VEREIT Notes are not tendered and accepted in the applicable exchange offer, it may become more difficult for you to sell or transfer your unexchanged VEREIT Notes.

See “Risk Factors — Risks Related to the Exchange Offers and the Consent Solicitations — The proposed amendments to the VEREIT Indenture will afford reduced protection to remaining holders of VEREIT Notes.”

Q:
How do the VEREIT Notes differ from the Realty Notes to be issued in the exchange offers?

A:
The VEREIT Notes are the obligations solely of VEREIT OP, are guaranteed by VEREIT, Inc. and are governed by the VEREIT Indenture. The Realty Notes will be the obligations solely of Realty, will not be guaranteed by any subsidiaries of Realty or any other person and will be governed by the Realty Indenture. The VEREIT Indenture before giving effect to the proposed amendments and the Realty Indenture are substantially similar, but differ in certain respects, including without limitation as follows:

•
The thresholds for cross-defaults under the VEREIT Indenture by VEREIT, Inc. or any of its subsidiaries under any mortgage, bond, debenture, note or other evidence of indebtedness under which there is outstanding, or by which there is secured or evidenced, any debt for money borrowed by VEREIT, Inc. or any of its subsidiaries is $50 million, whereas the equivalent provision in the Realty Indenture provides for a $25 million threshold;

•
The VEREIT Notes include certain guarantees whereas the Realty Notes do not; and

•
The VEREIT Indenture contains an event of default that is not contained in the Realty Indenture that applies if the guarantee of any guarantor ceases to be in full force and effect or such guarantor denies or disaffirms in writing its obligations under the VEREIT Indenture or its guarantee.

Q:
What is the ranking of the Realty Notes?

A:
The Realty Notes will be senior unsecured obligations of Realty, will rank equally in right of payment with all other existing and future senior unsecured indebtedness of Realty, will be effectively subordinated in right of payment to all of our existing and future secured indebtedness (to the extent of the value of the collateral securing such indebtedness), and will also be effectively subordinated in right of payment to all existing and future indebtedness and other liabilities of our subsidiaries, including any guarantees of our indebtedness by any of our subsidiaries. As of October 1, 2021, none of our subsidiaries guaranteed our borrowings under our revolving credit facility, our term loan facility or our commercial paper program or our privately placed Sterling notes. However, under our revolving credit facility and term loan facility, if any of our subsidiaries guarantees or otherwise becomes obligated with respect to any of our or any of our subsidiaries’ other existing or future indebtedness (subject to limited exceptions), then any such subsidiary would be required to become a guarantor under our revolving credit facility and our term loan facility. In addition, our privately placed Sterling notes include a similar provision that would also require any subsidiary that is or becomes a guarantor of or an obligor under our primary bank credit facility or any other indebtedness (subject to certain exceptions) or credit facility of ours in an amount, or providing for borrowings in an amount, equal to or greater than $250 million to become a guarantor of those Sterling notes. This means that, substantially concurrently with the closing of the Mergers, and so long as $250 million or more of the VEREIT Notes remains outstanding, both VEREIT, Inc. (or its successor pursuant to the Mergers) and VEREIT OP, which will be our subsidiaries following the Mergers, will be required to guarantee our privately placed Sterling notes, and within 60 days after the closing of the Mergers, so long as any of the VEREIT Notes remains outstanding, VEREIT, Inc. (or its successor pursuant to the Merger) will be required to guarantee all borrowings and other obligations under our revolving credit facility and term loan facility and, so long as VEREIT OP guarantees the privately placed Sterling notes, VEREIT OP will also be required to guarantee all borrowings and other obligations under our revolving credit facility and term loan facility. Additionally, we may voluntarily cause any of our subsidiaries to become a guarantor under our revolving credit facility or term loan facility or privately placed Sterling notes to the extent we consider appropriate to remain in compliance with certain covenants thereunder. To the extent that VEREIT, Inc. (or its successor pursuant to the Mergers) or VEREIT OP provide a guarantee of borrowings under our revolving credit facility or term loan facility or of our privately placed Sterling notes, holders of Realty Notes will be effectively subordinated in right of payment to the borrowings and other obligations under those facilities and to the privately placed Sterling notes. In addition, holders of the Realty Notes will also be effectively subordinated in right of payment (to the extent of the assets of VEREIT, Inc (or its successor pursuant to the Mergers) and VEREIT OP) to the holders of any VEREIT Notes that remain outstanding after the Mergers.

At June 30, 2021, Realty had approximately $7.4 billion of outstanding unsecured senior debt securities, excluding net unamortized original issuance premiums and deferred financing costs and including £715.0 million of Sterling-denominated unsecured senior debt securities (equivalent to approximately U.S. $987.5 million based on the relevant current exchange rate as of June 30, 2021). At July 31, 2021, Realty had approximately $8.4 billion of outstanding unsecured debt securities, which after the July 2021 issuance of £400.0 million of 1.125% senior unsecured notes due July 13, 2021 and £350.0 million of 1.750% senior unsecured notes due July 13, 2033, included £1.5 billion of Sterling- denominated unsecured senior debt securities (equivalent to approximately U.S. $2.0 billion based on the relevant currency exchange rate as of July 31, 2021) and excludes net amortized original issuance premiums an deferred financing costs.

The Realty Notes offered will also be structurally subordinated to all obligations of our subsidiaries with respect to the assets of such subsidiaries (including VEREIT and its subsidiaries). As of June 30, 2021, we and our consolidated subsidiaries had approximately $9,198 million principal amount of indebtedness and VEREIT had approximately $5,657 million principal amount of indebtedness (including $4,650 million principal amount of VEREIT Notes proposed to be exchanged for the Realty Notes). See “Risk Factors — Risks Related to the Realty Notes — The Realty Notes will be effectively junior to all of our existing and future secured debt, to the existing and future secured debt of our subsidiaries, including VEREIT, and to the existing and future obligations of our subsidiaries, including VEREIT” and “Description of New Realty Notes — Ranking.”

Q:
What consents are required to effect the proposed amendments to the VEREIT Indenture and consummate the exchange offers?

A:
In order for the proposed amendments to the VEREIT Indenture to be adopted with respect to the VEREIT Notes, receipt of valid consents to the proposed amendments from the holders of at least a majority of the outstanding aggregate principal amount of each series of the VEREIT Notes, voting as separate series, must be received prior to the Expiration Date for the exchange offer.

Q:
Is the closing of the Mergers conditioned on the receipt of the Requisite Consents and completion of the exchange offer and consent solicitations?

A:
Closing of the Mergers is not conditioned upon the receipt of the Requisite Consents and completion of the exchange offer and consent solicitations.

Q:
What are the conditions to the exchange offer and consent solicitations?

A:
The consummation of the exchange offers and consent solicitations is subject to, and conditional upon, the satisfaction or waiver (other than the waiver of the condition requiring consummation of the Mergers) of the conditions discussed under “The Exchange Offers and Consent Solicitations — Conditions to the Exchange Offers and Consent Solicitations,” including, among other things, the consummation of the Mergers and the receipt of valid consents to the proposed amendments from the holders of at least a majority of the outstanding aggregate principal amount of each series of the VEREIT Notes, voting as separate series (the “Requisite Consents”). We may, at our option and in our sole discretion, waive any such conditions (except for the consummation of the Mergers). For information about other conditions to our obligations to complete the exchange offers, see “The Exchange Offers and Consent Solicitations — Conditions to the Exchange Offers and Consent Solicitations.”

Q:
Will Realty accept all tenders of VEREIT Notes?

A:
Subject to the satisfaction or waiver (other than the waiver of the condition requiring consummation of the Mergers) of the conditions to the exchange offers, we will accept for exchange any and all VEREIT Notes that (i) have been validly tendered in the exchange offers before the Expiration Date and (ii) have not been validly withdrawn before the Expiration Date.

Q:
When will Realty issue new Realty Notes and pay the cash consideration?

A:
Assuming the conditions to the exchange offers are satisfied or waived (other than the waiver of the condition requiring consummation of the Mergers), Realty will issue new Realty Notes in book-entry form and pay the cash consideration promptly on or about the second business day following the Expiration Date (the “Settlement Date”).
Q:
When will the proposed amendments to the VEREIT Indenture become effective?

A:
If we receive the Requisite Consents with respect to all series of VEREIT Notes before the Expiration Date, the proposed amendments to the VEREIT Indenture with respect to each series will become effective on the Settlement Date, assuming the satisfaction or waiver (other than the waiver of the condition requiring consummation of the Mergers) of the conditions discussed under “The Exchange Offers and Consent Solicitations — Conditions to the Exchange Offers and Consent Solicitations”.

Q:
When will the exchange offers and consent solicitations expire?

A:
Each exchange offer and consent solicitation will expire immediately following 11:59 p.m., New York City time, on November 5 , 2021 unless we, in our sole discretion, extend the exchange offers and consent solicitations, in which case the Expiration Date will be the latest date and time to which the exchange offers and consent solicitations is extended. See “The Exchange Offers and Consent Solicitations — Expiration Date; Extensions; Amendments.”

Q:
Can I withdraw after I tender my VEREIT Notes and deliver my consent?

A:
Tenders of VEREIT Notes may be validly withdrawn (and the related consents to the proposed amendments may be revoked) at any time prior to the Expiration Date.

Following the Expiration Date, tenders of VEREIT Notes may not be validly withdrawn unless Realty is otherwise required by law to permit withdrawal. In the event of termination of an exchange offer, the VEREIT Notes tendered pursuant to such exchange offer will be promptly returned to the tendering holders. See “The Exchange Offers and Consent Solicitations — Procedures for Consenting and Tendering — Withdrawal of Tenders and Revocation of Corresponding Consents.”

Q:
How do I exchange my VEREIT Notes if I am a beneficial owner of VEREIT Notes held in certificated form by a custodian bank, depositary, broker, trust company or other nominee? Will the record holder exchange my VEREIT Notes for me?

A:
Currently, all of the VEREIT Notes are held in book-entry form and can only be tendered through the applicable procedures of The Depository Trust Company. However, if any VEREIT Notes are subsequently issued in certificated form and are held of record by a custodian bank, depositary, broker, trust company or other nominee and you wish to tender the securities in the exchange offers, you should contact that institution promptly and instruct the institution to tender on your behalf. The record holder will tender your notes on your behalf, but only if you instruct the record holder to do so. See “The Exchange Offers and Consent Solicitations — Procedures for Consenting and Tendering — VEREIT Notes Held through a Nominee.”

Q:
Will the Realty Notes be eligible for listing on an exchange?

A:
Neither the VEREIT Notes prior to the exchange offers and consent solicitations, nor the Realty Notes subsequent to the exchange offers and consent solicitations, will be listed on any securities exchange. There can be no assurance as to the development or liquidity of any market for the Realty Notes. See “Risk Factors — Risks Related to the Realty Notes — You may not be able to sell your notes if active trading markets for the Realty Notes do not develop.”

Q:
To whom should I direct any questions?

A:
Questions concerning the terms of the exchange offers or the consent solicitations should be directed to the dealer managers and solicitation agents:

Goldman Sachs & Co. LLC 200 West Street	TD Securities (USA) LLC 1 Vanderbilt Avenue, 12th Floor	Wells Fargo Securities, LLC 550 South Tryon Street, 5th Floor

New York, New York 10282 Attention: Liability Management Group Collect: (212) 902-6351 Email: GS-LM-NYC@gs.com	New York, New York 10017 Attention: Liability Management Group Toll-Free: (866) 584-2096 Collect: (212) 827-7795 Email: LM@tdsecurities.com	Charlotte, North Carolina 28202 Attention: Liability Management Group Collect: (704) 410-4759 Toll Free: (866) 309-6316 Email: liabilitymanagement@wellsfargo.com

Questions concerning tender procedures and requests for additional copies of this prospectus should be directed to the information agent:

D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, New York 10005
Attn: Michael Horthman
Bank and Brokers Call Collect: (212) 269-5550
All Others, Please Call Toll-Free: (877) 283-0322
Email: realtyincome@dfking.com

Amendments and Supplements
We may be required to amend or supplement this prospectus at any time to add, update or change the information contained in this prospectus. You should read this prospectus and any amendment or supplement hereto, together with the documents incorporated by reference herein and the additional information described under “Where You Can Find More Information.”

The Exchange Offers and Consent Solicitations
Exchange Offers
Realty is hereby offering to exchange, upon the terms and conditions set forth in this prospectus, any and all of each series of outstanding VEREIT Notes listed on the front cover of this prospectus for newly issued series of Realty Notes with the same interest rates, interest payment dates, redemption terms and the same maturity as the corresponding series of VEREIT Notes. See “The Exchange Offers and Consent Solicitations — Terms of the Exchange Offers and Consent Solicitations.”
Consent Solicitations
Realty is soliciting consents to the proposed amendments of the VEREIT Indenture from holders of the VEREIT Notes upon the terms and conditions set forth in this prospectus. You may not tender your VEREIT Notes for exchange without delivering a consent to all of the proposed amendments to the VEREIT Indenture. See “The Exchange Offers and Consent Solicitations — Terms of the Exchange Offers and Consent Solicitations.”
The Proposed Amendments
The proposed amendments, if effected, will, among other things, eliminate (1) substantially all of the restrictive covenants in the VEREIT Indenture. and (2) any of VEREIT's reporting obligations under the VEREIT Notes beyond those required by applicable law. As a result, following consummation of the Mergers and the adoption of the proposed amendments, it is expected holders of VEREIT Notes will no longer be entitled to receive annual, quarterly and other reports from VEREIT. See “The Proposed Amendments.”
Requisite Consents
For the proposed amendments to be adopted with respect to the VEREIT Notes, the valid consents of the holders of at least a majority of the then outstanding aggregate principal amount of each series of the VEREIT Notes, voting as separate series, must be obtained before the Expiration Date. See “The Exchange Offers and Consent Solicitations — Terms of the Exchange Offers and Consent Solicitations.”
Procedures for Participating in the Exchange Offers and Consent Solicitations
If you wish to participate in an exchange offer and consent solicitation, you must cause the book-entry transfer of your VEREIT Notes to the exchange agent’s account at The Depository Trust Company (“DTC”), and the exchange agent must receive a confirmation of book-entry transfer and an agent’s message transmitted pursuant to DTC's Automated Tender Offer Program.
See “The Exchange Offers and Consent Solicitations —  Procedures for Consenting and Tendering.”
Total Consideration; Early Participation Premium on Early Consent Date
In exchange for each $1,000 principal amount of VEREIT Notes that is validly tendered prior to the Early Consent Date and not validly withdrawn, holders will receive the Total Consideration, which consists of $1,000 principal amount of Realty Notes and a cash amount of $1.00. In exchange for each $1,000 principal amount of VEREIT Notes that is validly tendered after the Early Consent Date but prior to the Expiration Date and not validly withdrawn, holders will receive only the Exchange Consideration, which equals the Total Consideration less the Early Participation Premium of $30 principal amount of Realty Notes, and so consists of $970 principal amount of Realty Notes and a cash amount of $1.00.
Expiration Date
Each of the exchange offers and consent solicitations will expire at 11:59 p.m., New York City time, on November 5 , 2021, or a later date and time to which Realty extends it with respect to one or more series of VEREIT Notes.
Withdrawal and Revocation
Tenders of VEREIT Notes may be validly withdrawn (and related consents to the proposed amendments may be revoked) at any time prior to the Expiration Date.
Following the Expiration Date, tenders of VEREIT Notes may not be validly withdrawn unless Realty is otherwise required by law to permit withdrawal. In the event of termination of an exchange offer, the VEREIT Notes tendered pursuant to that exchange offer will be promptly returned to the tendering holders. See “The Exchange Offers and Consent Solicitations — Withdrawal of Tenders and Revocation of Corresponding Consents.”
Conditions
The consummation of the exchange offers and consent solicitations is subject to, and conditional upon, the satisfaction or waiver (other than the waiver of the condition requiring consummation of the Mergers) of the conditions discussed under “The Exchange Offers and Consent Solicitations — Conditions to the Exchange Offers and Consent Solicitations,” including, among other things, the consummation of the Mergers and in respect of each series of VEREIT Notes the receipt of valid consents to the proposed amendments from the holders of at least a majority of the outstanding aggregate principal amount of each series of the VEREIT Notes, voting as separate series (the “Requisite Consents”). We may, at our option and in our sole discretion, waive any such conditions, except for the consummation of the Mergers. For information about other conditions to our obligations to complete the exchange offers and consent solicitations, see “The Exchange Offers and Consent Solicitations — Conditions to the Exchange Offers and Consent Solicitations.” The closing of the Mergers is not conditioned upon the completion of the exchange offers and consent solicitations.
Acceptance of VEREIT Notes and Consents and Delivery of Realty Notes
You may not consent to the proposed amendments to the VEREIT Indenture without tendering your VEREIT Notes in the appropriate exchange offer and you may not tender your VEREIT Notes for exchange without consenting to the applicable proposed amendments.
Subject to the satisfaction or waiver (other than the waiver of the condition requiring consummation of the Mergers) of the conditions to the exchange offers and consent solicitations, Realty will accept for exchange any and all VEREIT Notes that are validly tendered prior to the Expiration Date and not validly withdrawn; likewise, because the act of validly tendering VEREIT Notes will also constitute valid delivery of consents to the proposed amendments to the VEREIT Indenture, Realty will also accept all consents that are validly delivered prior to the Expiration Date and not validly revoked. All VEREIT Notes exchanged will be cancelled. The Realty

Notes issued pursuant to the exchange offers will be issued and delivered through the facilities of the DTC promptly on the Settlement Date, assuming the satisfaction or waiver (other than the consummation of the Mergers) of the conditions discussed under “The Exchange Offers and Consent Solicitations —  Conditions to the Exchange Offers and Consent Solicitations”. We will return to you any VEREIT Notes that are not accepted for exchange for any reason without expense to you promptly after the Expiration Date. See “The Exchange Offers and Consent Solicitations —  Acceptance of VEREIT Notes for Exchange; Realty Notes; Effectiveness of Proposed Amendments.”
U.S. Federal Income Tax Considerations
Holders should consider certain U.S. federal income tax consequences of the exchange offers and consent solicitations; please consult your tax advisor about the tax consequences to you of the exchange. See “Certain U.S. Federal Income Tax Consequences.”
Consequences of Not Exchanging VEREIT Notes for Realty Notes
If you do not exchange your VEREIT Notes for Realty Notes in the exchange offers, you will not receive the benefit of having the Realty parent entity as the primary obligor of your notes. In addition, if the proposed amendments to the VEREIT Indenture have been adopted, the proposed amendments, applicable to the particular series of VEREIT Notes, will apply to all VEREIT Notes of such series that are not acquired in the exchange offers, even though the holders of those VEREIT Notes did not consent to the proposed amendments. Thereafter, all such VEREIT Notes will be governed by the VEREIT Indenture as amended by the proposed amendments, which will have less restrictive terms and afford reduced protections to the holders of those securities compared to those currently in the VEREIT Indenture or those applicable to the Realty Notes. In particular, holders of the VEREIT Notes under the amended VEREIT Indenture will no longer receive annual, quarterly and other reports from VEREIT, and will no longer be entitled to the benefits of various covenants, and other provisions in the VEREIT Indenture.
In addition, certain credit ratings on the VEREIT Notes that remain outstanding may be withdrawn upon the completion of the exchange offers. The trading market for any remaining VEREIT Notes may also be more limited than it is at present, and the smaller outstanding principal amount may make the trading price of the VEREIT Notes that are not tendered and accepted more volatile. Consequently, the liquidity, market value and price volatility of VEREIT Notes that remain outstanding may be materially and adversely affected. Therefore, if your VEREIT Notes are not tendered and accepted in the applicable exchange offer, it may become more difficult for you to sell or transfer your unexchanged VEREIT Notes.
See “Risk Factors — Risks Related to the Exchange Offers and the Consent Solicitations — The proposed amendments to the VEREIT Indenture will afford reduced protection to remaining holders of VEREIT Notes.”

Use of Proceeds
We will not receive any cash proceeds from the exchange offers.
Exchange Agent, Information
Agent and Dealer Managers and Solicitation Agents
D.F. King & Co, Inc. is serving as exchange agent and information agent for the exchange offers and consent solicitations.
Goldman Sachs & Co. LLC, TD Securities (USA) LLC and Wells Fargo Securities, LLC are serving as the dealer managers and solicitation agents.
The addresses and the facsimile and telephone numbers of these parties appear on the back cover of this prospectus.
We have other business relationships with the exchange agent and the dealer managers and solicitation agents, as described in “The Exchange Offers and Consent Solicitations — Exchange Agent” and “ — Dealer Manager.”
No Guaranteed Delivery Procedures
No guaranteed delivery procedures are being offered in connection with the exchange offers and consent solicitations. You must tender your VEREIT Notes and deliver your consent by the Expiration Date in order to participate in the exchange offers.
No Recommendation
None of Realty, VEREIT, the dealer managers and solicitation agents, the information agent, the exchange agent or the trustees under the VEREIT Indenture or the Realty Indenture makes any recommendation in connection with the exchange offers or consent solicitations as to whether any VEREIT noteholder should tender or refrain from tendering all or any portion of the principal amount of that holder’s VEREIT Notes (and in so doing, consent to the adoption of the proposed amendments to the VEREIT Indenture), and no one has been authorized by any of them to make such a recommendation.
Risk Factors
For risks related to the exchange offers and consent solicitations, please read the section entitled “Risk Factors” beginning on page 24 of this prospectus.
Further Information
Questions concerning the terms of the exchange offers or the consent solicitations should be directed to the dealer managers and solicitation agents:
Goldman Sachs & Co. LLC 200 West Street New York, New York 10282 Attention: Liability Management Group Collect: (212) 902-6351 Email: GS-LM-NYC@gs.com	TD Securities (USA) LLC 1 Vanderbilt Avenue, 12th Floor New York, New York 10017 Attention: Liability Management Group Toll-Free: (866) 584-2096 Collect: (212) 827-7795 Email: LM@tdsecurities.com
Wells Fargo Securities, LLC
550 South Tryon Street, 5th Floor
Charlotte, North Carolina 28202
Attention: Liability Management Group
Collect: (704) 410-4759
Toll Free: (866) 309-6316
Email:
liabilitymanagement@
wellsfargo.com

Questions concerning tender procedures and requests for additional copies of this prospectus should be directed to the information agent:

D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, New York 10005
Attn: Michael Horthman
Bank and Brokers Call Collect: (212) 269-5550
All Others, Please Call Toll-Free: (877) 283-0322
Email: realtyincome@dfking.com

We may be required to amend or supplement this prospectus at any time to add, update or change the information contained in this prospectus. You should read this prospectus and any amendment or supplement hereto, together with the documents incorporated by reference herein and the additional information described under “Where You Can Find More Information.”
The New Realty Notes
Issuer
Realty Income Corporation, a Maryland corporation.
Notes Offered
We are offering up to $4,650 million aggregate principal amount of Realty Notes of the following series:
(1)
$500 million aggregate principal amount of 4.600% Notes due February 6, 2024,

(2)
$550 million aggregate principal amount of 4.625% Notes due November 1, 2025,

(3)
$600 million aggregate principal amount of 4.875% Notes due June 1, 2026,

(4)
$600 million aggregate principal amount of 3.950% Notes due August 15, 2027,

(5)
$600 million aggregate principal amount of 3.400% Notes due January 15, 2028,

(6)
$500 million aggregate principal amount of 2.200% Notes due June 15, 2028

(7)
$600 million aggregate principal amount of 3.100% Notes due December 15, 2029

(8)
$700 million aggregate principal amount of 2.850% Notes due December 15, 2032

Interest Rates; Interest Payment Dates; Maturity Dates
Each new series of Realty Notes will have the same interest rates, maturity dates, redemption terms and interest payment dates as the corresponding series of VEREIT Notes for which they are being offered in exchange.
Each Realty Note will bear interest from the most recent interest payment date on which interest has been paid on the corresponding VEREIT Note. Holders of VEREIT Notes that are accepted for exchange will be deemed to have waived the right to receive any payment from VEREIT in respect of interest accrued from the date of the last interest payment date in respect of their VEREIT Notes until the date of the issuance of the Realty Notes.
Consequently, holders of Realty Notes will receive the same interest payments that they would have received had they not exchanged their VEREIT Notes in the applicable exchange offer. No accrued but unpaid interest will be paid with respect to any VEREIT Notes validly tendered and not validly withdrawn prior to the Expiration Date.
Interest Rates and Maturity Dates	Semi-Annual Interest Payment Dates	Expected First Interest Payment Date
4.600% Notes due February 6, 2024	February 6 and August 6	February 6, 2022
4.625% Notes due November 1, 2025	May 1 and November 1	May 1, 2022
4.875% Notes due June 1, 2026	June 1 and December 1	December 1, 2021
3.950% Notes due August 15, 2027	February 15 and August 15	February 15, 2022
3.400% Notes due January 15, 2028	January 15 and July 15	January 15, 2022
2.200% Notes due June 15, 2028	June 15 and December 15	December 15, 2021
3.100% Notes due December 15, 2029	June 15 and December 15	December 15, 2021
2.850% Notes due December 15, 2032	June 15 and December 15	December 15, 2021
Use of Proceeds
We will not receive any cash proceeds from the issuance of the Realty Notes in connection with the exchange offers. In exchange for issuing the Realty Notes and paying the cash consideration, we will receive VEREIT Notes that will be cancelled and not reissued. See “Use of Proceeds.”
Ranking
The Realty Notes will be our senior unsecured obligations, will rank equally in right of payment with all of our other senior unsecured indebtedness and will be effectively subordinated in right of payment to all of our existing and future secured indebtedness (to the extent of the value of the collateral securing such indebtedness). The Realty Notes will also be structurally subordinated to all existing and future unsecured and secured liabilities and preferred equity of our subsidiaries (including VEREIT), including guarantees provided by our subsidiaries. As of October 1, 2021, none of our subsidiaries guaranteed our borrowings under our revolving credit facility, our term loan facility, our commercial paper program or our privately placed Sterling notes. However, under our revolving credit facility and term loan facility, if any of our subsidiaries guarantees or otherwise becomes obligated with respect to any of our or any of our subsidiaries’ other existing or future indebtedness (subject to limited exceptions), then any such subsidiary would be required to become a guarantor under our revolving credit facility and our term loan facility. In addition, our privately placed Sterling notes include a similar provision that would also require any subsidiary that is or becomes a guarantor of or an obligor under our primary bank credit facility or any other indebtedness (subject to certain exceptions) or credit facility of ours in an amount, or providing for borrowings in an amount, equal to or greater than $250 million to become a guarantor of those Sterling notes. This means that, substantially concurrently with the closing of the Mergers, and so long as $250 million or more of the VEREIT Notes remains outstanding, both VEREIT Inc. (or its successor pursuant to the Mergers) and VEREIT OP, which will be our subsidiaries following the Mergers, will be required to guarantee our privately placed Sterling notes, and within 60 days after the closing of the Mergers, so long as any of the VEREIT Notes remains outstanding, VEREIT, Inc. (or its successor pursuant to the Merger) will be required to guarantee all borrowings and other obligations under our revolving credit facility and term loan facility and, so long as VEREIT OP guarantees the privately placed Sterling notes, VEREIT OP will also be required to guarantee all borrowings and other obligations under our revolving credit facility and term loan facility. Additionally, we may voluntarily cause any of our subsidiaries to become a guarantor under our revolving credit facility or term loan facility or privately placed Sterling notes to the extent we consider appropriate to remain in compliance with certain covenants thereunder. To the extent that VEREIT, Inc. (or its successor pursuant to the Mergers) or VEREIT OP provide a guarantee of borrowings under our revolving credit facility or term loan facility or of our privately placed Sterling notes, holders of Realty Notes will be effectively subordinated in right of payment to the borrowings and other obligations under those facilities and to the privately placed Sterling notes. In addition, holders of the Realty Notes will also be effectively subordinated in right of payment (to the extent of the assets of VEREIT, Inc (or its successor pursuant to the Mergers) and VEREIT OP) to the holders of any VEREIT Notes that remain outstanding after the Mergers.
Optional Redemption
We may redeem any series of the Realty Notes before their stated maturity in whole, or in part, from time to time, at the redemption prices described under “Description of New Realty Notes — Optional Redemption.” We may also redeem all (but not less than all) of the outstanding New 2026 Notes at a redemption price equal to 101% of the principal amount thereof, plus accrued interest, under certain limited circumstances relating to a Change of Control Offer for the New 2026 Notes as described under “Description of New Realty Notes — Offer to Repurchase New 2026 Notes upon Change of Control and Ratings Decline.”
Change of Control Triggering Event Applicable to New 2026 Notes
Realty will be required (subject to certain exceptions) to make an offer to repurchase all of the outstanding New 2026 Notes at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest if a Change of Control Triggering Event (as defined under “Description of New Realty Notes — Offer to Repurchase New 2026 Notes upon Change of Control and Ratings Decline”) shall occur with respect to the New 2026 Notes. This provision will apply solely with respect to the New 2026 Notes and not to any other series of Realty Notes.
Covenants
We will issue the Realty Notes under our indenture, dated as of October 28, 1998, with The Bank of New York, as trustee. The covenants include a limitation on incurrence of total debt, a limitation on incurrence of secured debt, a debt service coverage covenant, a maintenance of total unencumbered assets covenant and a merger and sale of assets covenant. Each covenant is subject to a number of important exceptions, limitations and qualifications that are described under “Description of New Realty Notes — Certain Covenants” and “Description of Base Securities — Merger, Consolidation or Sale of Assets.”
No Trading Market
Each series of Realty Notes constitutes a new issue of securities, for which there is no existing trading market. In addition, we do not intend to apply to list any of the Realty Notes on any securities exchange or for quotation on any automated quotation system. We cannot provide you with any assurance regarding whether trading markets for any series of the Realty Notes will develop, the ability of holders of the Realty Notes to sell their notes or the prices at which holders may be able to sell their notes. If no active trading markets develop, you may be unable to resell the Realty Notes at any price or at their fair market value or at all.
Risk Factors
For risks related to an investment in the Realty Notes, please read the section entitled “Risk Factors” beginning on page 24 of this prospectus.

RISK FACTORS
An investment in the Realty Notes involves a number of risks. You should carefully consider all the information set forth in this prospectus and incorporated by reference herein before deciding to invest in the Realty Notes. In particular, we urge you to consider carefully the risk factors associated with each of Realty and VEREIT. These risk factors can be found under Realty’s and VEREIT’s respective reports filed with the SEC and incorporated by reference in this prospectus, including Realty’s and VEREIT’s respective Annual Reports on Form 10-K for the year ended December 31, 2020 which are incorporated by reference herein. In addition, we urge you to consider carefully the risk factors related to the Mergers described and referred to in Exhibit 99.4 to, and under the captions “Supplemental Risk Factors” and “Forward-Looking Statements” in, our Current Report on Form 8-K filed with SEC on June 4,2021 (the “June 4 Form 8-K”).
Risks Related to the Realty Notes
We are subject to risks associated with debt financing.
We intend to incur additional indebtedness in the future, including borrowings under our revolving credit facility and our $1.0 billion commercial paper program. The credit agreement governing our revolving credit facility also governs our unsecured term loan facility. At June 30, 2021, we had $635.3 million of outstanding borrowings under our revolving credit facility, $650.0 million of outstanding borrowings under our commercial paper program, a total of $7.4 billion of outstanding unsecured senior debt securities (excluding net unamortized original issuance premiums of $11.7 million and deferred financing costs of $44.1 million), including £715.0 million of Sterling-denominated unsecured senior debt securities, $250.0 million of borrowings outstanding under our term loan facility (excluding deferred financing costs of $543,000) and approximately $299.9 million of outstanding mortgage debt (excluding unamortized net premiums totaling $1.6 million and deferred financing costs of $942,000). On October 6, 2021, we had no outstanding borrowings under our revolving credit facility and $405.0 million of borrowings outstanding under our commercial paper program. Our revolving credit facility grants us the option, subject to obtaining lender commitments and other customary conditions, to expand the borrowing limits thereunder to up to $4.0 billion. In addition, in August 2020, we established our unsecured commercial paper note program under which we may offer and sell up to $1.0 billion of commercial paper outstanding at any time. We use our revolving credit facility as a liquidity backstop for the repayment of notes issued under the commercial paper program. Specifically, we maintain unused borrowing capacity under our revolving credit facility equal to the aggregate principal amount of borrowings outstanding under our commercial paper program from time to time. We also may in the future enter into amendments and restatements of our current revolving credit facility and term loan facility, or enter into new revolving credit facilities or term loan facilities, and any such amended, restated or replacement revolving credit facilities or term loan facilities may increase the amounts we are entitled to borrow, subject to customary conditions, compared to our current revolving credit facility and term loan facility, or we may incur other indebtedness. We may also in the future increase the size of our commercial paper program or establish new commercial paper programs.
In addition, on April 29, 2021, we entered into the Merger Agreement, which provides for the merger of a newly formed, wholly-owned subsidiary of ours with and into VEREIT OP, with VEREIT OP surviving as our wholly-owned subsidiary and, immediately thereafter, the merger of VEREIT with and into another newly formed, wholly-owned subsidiary of ours, with such subsidiary surviving as our wholly-owned subsidiary. If the Mergers are consummated on the terms currently contemplated, all of VEREIT’s then outstanding indebtedness (other than indebtedness, if any, repaid in connection with the Mergers) will become indebtedness of ours, which will significantly increase our total consolidated indebtedness. For additional information, see “Unaudited Pro Forma Condensed Combined Financial Statements” in this prospectus.
To the extent that new indebtedness is added to our current debt levels, the related risks that we now face would increase. As a result, we are and will be subject to risks associated with debt financing, including the risk that our cash flow could be insufficient to make required payments on our debt, including the Realty Notes, or to pay dividends on our common stock. We also face variable interest rate risk as the interest rates on our revolving credit facility and term loan are variable and could therefore increase over time. In addition, commercial paper borrowings are short-term obligations and the interest rate on newly issued commercial paper varies according to market conditions at the time of issuance. Similarly, some of the indebtedness to which we will become subject if the Mergers close on the terms currently contemplated may also bear interest at variable rates. We also face the risk that we may be unable to refinance or repay our debt, including the Realty Notes, as it comes due. Given past disruptions in the financial markets and ongoing global financial uncertainties, including the impact of COVID-19 and of the United Kingdom’s withdrawal from the European Union (“Brexit”), we also face the risk that one or more of the participants in our revolving credit facility may not be able to lend us money.
In addition, our revolving credit facility, our term loan facility and our mortgage loan documents contain provisions that could limit or, in certain cases, prohibit the payment of dividends and other distributions to holders of our common stock and any outstanding preferred stock. In particular, our revolving credit facility and our term loan facility, which are governed by the same credit agreement, provide that, if an event of default (as defined in the credit agreement) exists, we may not pay any dividends or make other distributions on (except distributions payable in shares of a given class of our stock to the stockholders of that class), or repurchase or redeem, among other things, any shares of our common stock or any outstanding preferred stock, during any period of four consecutive fiscal quarters in an aggregate amount in excess of the greater of:
•
The sum of (a) 95% of our adjusted funds from operations (as defined in the credit agreement) for that period plus (b) the aggregate amount of cash distributions made to holders of our outstanding preferred stock, if any, for that period, and

•
The minimum amount of cash distributions required to be made to our stockholders in order to maintain our status as a REIT for federal income tax purposes and to avoid the payment of any income or excise taxes that would otherwise be imposed under specified sections of the Internal Revenue Code of 1986, as amended, or the Code, on income we do not distribute to our stockholders, except that we may repurchase or redeem shares of our outstanding preferred stock, if any, with net proceeds from the issuance of shares of our common stock or preferred stock. The credit agreement further provides that, in the event of a failure to pay principal, interest or any other amount payable thereunder when due or upon the occurrence of certain events of bankruptcy, insolvency or reorganization with respect to us or with respect to one or more of our subsidiaries that in the aggregate meet a significance test set forth in the credit agreement, we and our subsidiaries (other than our wholly-owned subsidiaries) may not pay any dividends or make other distributions on (except for (a) distributions payable in shares of a given class of our stock to the stockholders of that class and (b) dividends and distributions described in the second bullet point above), or repurchase or redeem, among other things, any shares of our common stock or preferred stock. If any such event of default under the credit agreement (or under any other credit agreement or debt instrument with similar terms that we may in the future enter into or be subject to) were to occur, it would likely have a material adverse effect on the market price of our outstanding common stock and any outstanding preferred stock and on the market value of our debt securities, including the Realty Notes offered hereby, could limit the amount of dividends or other distributions payable to holders of our common stock and any outstanding preferred stock or the amount of interest and principal we are able to pay on our indebtedness, including the Realty Notes offered hereby, or prevent us from paying those dividends, other distributions, interest or principal altogether, and may adversely affect our ability to qualify, or prevent us from qualifying, as a REIT.
Our indebtedness could also have other important consequences to holders of our common stock, any outstanding preferred stock and our debt securities, including the Realty Notes, including:
•
Increasing our vulnerability to general adverse economic and industry conditions;

•
Limiting our ability to obtain additional financing to fund future working capital, acquisitions, capital expenditures and other general corporate requirements;

•
Requiring the use of a substantial portion of our cash flow from operations for the payment of principal and interest on our indebtedness, thereby reducing our ability to use our cash flow to fund working capital, acquisitions, capital expenditures and general corporate requirements;

•
Limiting our flexibility in planning for, or reacting to, changes in our business and our industry; and

•
Putting us at a disadvantage compared to our competitors with less indebtedness.

If we default under a credit facility, loan agreement or other debt instrument, the lenders will generally have the right to demand immediate repayment of the principal and interest on all of their loans and, in the case of secured indebtedness, to exercise their rights to seize and sell the collateral. Moreover, a default under a single loan or debt instrument may trigger cross-default or cross-acceleration provisions in other indebtedness and debt instruments, giving the holders of such other indebtedness and debt instruments similar rights to demand immediate repayment and to seize and sell any collateral.
The Realty Notes will be effectively junior to all of our existing and future secured debt, to the existing and future secured debt of our subsidiaries, including VEREIT, and to the existing and future obligations of our subsidiaries, including VEREIT.
The Realty Notes will be effectively subordinated to all liabilities of our subsidiaries, including any guarantees of our indebtedness by any of our subsidiaries, and will be subordinated to our secured indebtedness to the extent of the assets securing that indebtedness. The Realty Notes offered hereby will be our obligations exclusively and will not be the obligations of, or guaranteed by, any of our subsidiaries, nor are any of our subsidiaries required to provide funds to us, whether by dividend, loan or otherwise, to make payments on the Realty Notes. As a result, the Realty Notes will be effectively subordinated in right of payment to all existing and future indebtedness and other liabilities of our subsidiaries from time to time outstanding, including any guarantees of our indebtedness by any of our subsidiaries. In the event of a bankruptcy, liquidation or similar proceedings involving any of our subsidiaries, the creditors of that subsidiary (including, in the case of any subsidiary that may guarantee any indebtedness outstanding under our $3.0 billion revolving credit facility or our $250.0 million term loan facility, the lenders under those facilities and, in the case of any subsidiary that may guarantee any of the £315.0 million aggregate principal amount of our privately placed Sterling notes as of July 31, 2021, the holders of those notes) will generally be entitled to payment of their claims from the assets of that subsidiary before any of those assets are made available for distribution to us, except to the extent that we may also have a claim as a creditor of that subsidiary, in which case our claims would still be effectively subordinated in right of payment to all existing and future secured debt of that subsidiary (to the extent of the value of the collateral pledged as security therefor) and would be subordinated in right of payment to any existing and future indebtedness of the subsidiary senior to that held by us. As of June 30, 2021, our subsidiaries had approximately $371.3 million of total indebtedness and other liabilities outstanding (excluding liabilities owed to us and other intercompany liabilities, below-market lease liabilities, and operating lease liabilities) and we (including our subsidiaries) had approximately $299.9 million of secured indebtedness outstanding (excluding unamortized premiums and deferred financing costs). Moreover, if the Mergers are consummated on the terms currently contemplated, all of VEREIT’s then outstanding indebtedness and other liabilities (other than indebtedness and other liabilities, if any, prepaid in connection with the Mergers) will become indebtedness and liabilities of ours, which will significantly increase our total secured and unsecured indebtedness and, because VEREIT will become a subsidiary of ours as a result of the Mergers, the total indebtedness and other liabilities of our subsidiaries (which will include VEREIT).
As of October 1, 2021, none of our subsidiaries guaranteed our borrowings outstanding under our revolving credit facility or under our term loan facility or borrowings under our commercial paper program. or any of our outstanding privately placed Sterling notes. However, under our revolving credit facility and our term loan facility, if any of our subsidiaries guarantees or otherwise becomes obligated with respect to any of our or any of our subsidiaries’ other existing or future indebtedness (subject to limited exceptions), then any such subsidiary would be required to become a guarantor under those facilities. In addition, our privately placed Sterling notes include a similar provision that would also require any subsidiary that is or becomes a guarantor of or an obligor under our primary bank credit facility or any other indebtedness (subject to certain exceptions) or credit facility of ours in an amount, or providing for borrowings in an amount, equal to or greater than $250 million to become a guarantor of those Sterling notes. This means that, substantially concurrently with the closing of the Mergers, and so long as $250 million or more of the VEREIT Notes remains outstanding, both VEREIT Inc. (or its successor pursuant to the Mergers) and VEREIT OP, which will be our subsidiaries following the Mergers, will be required to guarantee our privately placed Sterling notes, and within 60 days after the closing of the Mergers, so long as any of the VEREIT Notes remains outstanding, VEREIT, Inc. (or its successor pursuant to the Merger) will be required to guarantee all borrowings and other obligations under our revolving credit facility and term loan facility and, so long as VEREIT OP guarantees the privately placed Sterling notes, VEREIT OP will also be required to guarantee all borrowings and other obligations under our revolving credit facility and term loan facility. Additionally, we may voluntarily cause any of our subsidiaries to become a guarantor under our revolving credit facility or term loan facility or privately placed Sterling notes to the extent we consider appropriate to remain in compliance with certain covenants thereunder. To the extent that VEREIT, Inc. (or its successor pursuant to the Mergers) or VEREIT OP provide a guarantee of borrowings under our revolving credit facility or term loan facility or of our privately placed Sterling notes, holders of Realty Notes will be effectively subordinated in right of payment to the borrowings and other obligations under those facilities and to the privately placed Sterling notes. In addition, holders of the Realty Notes will also be effectively subordinated in right of payment (to the extent of the assets of VEREIT, Inc (or its successor pursuant to the Mergers) and VEREIT OP) to the holders of any VEREIT Notes that remain outstanding after the Mergers.
Furthermore, we may voluntarily cause any of our subsidiaries to become a guarantor under our revolving credit facility and our term loan facility and a guarantor of our privately placed Sterling notes to the extent we consider appropriate to remain in compliance with certain covenants under these facilities. Although the indenture under which the Realty Notes will be issued and other debt instruments to which we are a party limit our ability and the ability of our subsidiaries to incur additional indebtedness, both we and our subsidiaries have the right to incur substantial additional secured and unsecured indebtedness.
The Realty Notes are unsecured and therefore will be subordinated in right of payment to all existing and future secured indebtedness of us and our subsidiaries to the extent of the value of the assets securing such indebtedness. In the event of a bankruptcy, liquidation or similar proceeding involving us, our assets which serve as collateral for our secured indebtedness must first be applied to repay our secured indebtedness before being applied to pay any of our other indebtedness or liabilities, including the Realty Notes offered hereby. Likewise, in the event of a bankruptcy, liquidation or similar proceeding involving any of our subsidiaries, any assets of that subsidiary that serve as collateral for its secured indebtedness must first be applied to repay such secured indebtedness before being applied to pay any of its other indebtedness or liabilities or, if applicable, being provided to us. As of June 30, 2021, we (including our subsidiaries) had approximately $299.9 million of secured indebtedness outstanding (excluding unamortized premiums and deferred financing costs). Moreover, if the Mergers are consummated on the terms currently contemplated, all of VEREIT’s then outstanding secured indebtedness (other than secured indebtedness, if any, prepaid in connection with the Mergers) will become secured indebtedness of ours, which will significantly increase our total secured indebtedness. Further, we may be required, under certain limited circumstances, to post cash collateral under our revolving credit facility. Our revolving credit facility includes a facility for the issuance of standby letters of credit for our account, which letters of credit are to be issued by two of the lenders that are party to the revolving credit facility. Each other lender that is a party to the revolving credit facility is obligated to reimburse such lenders if letters of credit are drawn upon, in an amount (the “L/C Reimbursement Amount”) that is proportionate to its commitment to make loans under the revolving credit facility. If any lender defaults in any funding obligation it has under the revolving credit facility or becomes subject to a bankruptcy or insolvency proceeding, then we are required to immediately put up cash collateral in an amount equal to the L/C Reimbursement Amount of that lender. In addition, we may be required to put up cash collateral if we extend the term of letters of credit available under our revolving credit facility beyond the facility’s expiration date. In addition, if our pending Mergers with VEREIT are consummated on the terms currently contemplated, all then outstanding secured indebtedness of VEREIT and its subsidiaries and all then outstanding liabilities and other indebtedness of VEREIT’s subsidiaries (other than indebtedness or liabilities, if any, that are repaid or otherwise satisfied in connection with the Mergers) will become indebtedness and liabilities of ours or our subsidiaries, as the case may be, which will significantly increase the total secured indebtedness of us and our subsidiaries and the total liabilities and other indebtedness of our subsidiaries to which the Realty Notes will be effectively subordinated in right of payment.
An active trading market may not develop or be maintained for the Realty Notes.
The Realty Notes of each series are a new issue of securities with no established trading market. In addition, although the dealer managers may make a market for the Realty Notes of any series after we complete the exchange offers, they have no obligation to do so. There can be no assurance that the dealer managers will make a market for the Realty Notes of any series or, if they do, that any such market will not be discontinued at any time without notice.
The liquidity of any market for the Realty Notes of any series that may develop, and the price at which you may be able to sell your Realty Notes of such series should any such market develop, will depend on a number of factors, including prevailing interest rates, our financial condition and operating results, the number of holders of the Realty Notes of such series, our credit ratings, our financial condition and results of operations, the prospects for us and other companies in our industry generally, the market for similar securities, the interest of securities dealers in making a market in the Realty Notes of such series and other factors. We cannot assure you that any trading market for the Realty Notes of any series will develop or, if developed, will continue, or as to the liquidity of any trading market for the Realty Notes of any series that may develop or as to the price you may receive should you wish to resell any Realty Notes of such series you acquire in the exchange offers. If an active trading market does not develop for the Realty Notes of any series, the market price and liquidity of the Realty Notes of any series may be adversely affected. As a result, we cannot assure you that you will be able to sell any of the Realty Notes you may receive in the exchange offers at a particular time, whether at a price you consider acceptable, or at all. Thus, you may be required to bear the financial risk of your investment in the Realty Notes indefinitely.
The price at which you will be able to sell your Realty Notes prior to maturity will depend on a number of factors and may be substantially less than the value of the VEREIT Notes you exchange.
We believe that the value of the Realty Notes in any secondary market will be affected by the supply of, and demand for, the Realty Notes, interest rates and a number of other factors. Some of these factors are interrelated in complex ways. As a result, the effect of any one factor may be offset or magnified by the effect of another factor. The following paragraphs describe what we expect to be the impact on the market value of the Realty Notes of a change in a specific factor, assuming all other conditions remain constant.
•
United States Interest Rates.   We expect that the market value of the Realty Notes will be affected by changes in United States interest rates. In general, if United States interest rates increase, the market value of the Realty Notes may decrease. We cannot predict the future level of market interest rates.

•
Our Credit Rating, Financial Condition and Results of Operations.   We expect that each series of Realty Notes will be rated by one or more nationally recognized statistical rating organizations. Any rating agency that rates the Realty Notes may lower its rating or decide not to rate the Realty Notes in its sole discretion. Actual or anticipated changes in our credit ratings, financial condition or results of operations may affect the market value of the Realty Notes. In general, if our credit rating is downgraded, the market value of the Realty Notes may decrease. A credit rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time by the assigning rating agency. No person is obligated to maintain any rating on the Realty Notes, and we therefore cannot assure you that the ratings assigned to the Realty Notes will not be lowered or withdrawn by the assigning rating agency at any time thereafter.

Furthermore, the credit ratings assigned to the Realty Notes may not reflect the potential impact of all risks related to trading markets, if any, for, or trading value of, your Realty Notes. In addition, real or anticipated changes in our credit ratings will generally affect any trading market, if any, for, or trading value of, your Realty Notes. Accordingly, you should consult your own financial and legal advisors as to the risks entailed by an investment in the Realty Notes and the suitability of investing in the Realty Notes in light of your particular circumstances.
The Realty Notes are subject to early redemption.
As described under “Description of New Realty Notes—Optional Redemption,” we may at our option redeem the Realty Notes of any series any time in whole, or from time to time at the redemption prices described under such caption.
Consequently, the Realty Notes of any series may be redeemed at times when prevailing interest rates are lower than the effective interest rate paid on the Realty Notes of such series.. As a result, we cannot assure you that you will be able to reinvest your redemption proceeds in an investment with a return that is as high as the return you would have earned on the Realty Notes of the applicable series if they had not been redeemed and that has a similar level of investment risk.
We are subject to risks related to the planned discontinuance of LIBOR.
Certain of our existing debt instruments and other financial arrangements, including our revolving credit facility and our term loan facility, provide for borrowings to be made at variable interest rates that use the London Interbank Offered Rate, or LIBOR (or metrics derived from or related to LIBOR), as a benchmark for establishing the interest rate applicable to outstanding borrowings thereunder, and we may incur additional indebtedness or enter into new financial arrangements that use LIBOR as a benchmark for establishing the interest rate for borrowing thereunder. Likewise, as part of our cash management practices we may from time to time invest available cash in financial instruments that use LIBOR as a benchmark for calculating interest payments or other obligations thereunder.
The regulator of the administrator of LIBOR has announced that LIBOR for most currencies and maturities will cease to be provided by any administrator either immediately after December 31, 2021 or immediately after June 30, 2023 (depending on the currency/maturity). In respect of the remaining currencies and maturities, the regulator may (but need not) decide to compel the continued publication of LIBOR beyond those dates. However, the regulator is proposing that, in any such case, LIBOR’s continued publication would be for a limited time only, and would be on a “synthetic” basis that would not necessarily be representative of the underlying market and economic reality that LIBOR is currently intended to measure. Accordingly, even if LIBOR for certain currencies and maturities continues to be published after the dates noted above, LIBOR for such currencies and maturities is likely to have limited relevance to the financial markets.
While our revolving credit facility and our term loan facility include provisions for establishing alternative reference rates when LIBOR is no longer available, the consequences of the adoption of any such alternative reference rates cannot be predicted and could have an adverse impact on the amount of interest and commitment fees that we pay under those facilities. Likewise, the unavailability of LIBOR may have an adverse impact on interest rates and other financing costs under other existing and future debt instruments and other financial obligations of ours, as well as the market value of and the payments we receive under any LIBOR-linked securities or investments that we may own from time to time. In addition, financial markets generally may be adversely affected by the discontinuation of LIBOR, the uncertainties regarding its discontinuation, the alternative reference rates that may be used when LIBOR is discontinued and other issues related to LIBOR. Any of the foregoing could adversely affect our results of operations and financial condition.
Risks Related to the Exchange Offers and the Consent Solicitations
The proposed amendments to the VEREIT Indenture will afford reduced protection to remaining holders of VEREIT Notes.
If the proposed amendments to the VEREIT Indenture with respect to a series of the VEREIT Notes is adopted, the covenants and some other terms of that series of VEREIT Notes will be materially less restrictive and will afford significantly reduced protection to holders of that series compared to the covenants and other provisions currently contained in the VEREIT Indenture.
The proposed amendments to the VEREIT Indenture would, among other things, eliminate:
•
substantially all of the restrictive convenants in the VEREIT Indenture; and

•
any of VEREIT’s reporting obligations that goes beyond applicable law under the VEREIT Notes.

If the proposed amendments are adopted with respect to a series of VEREIT Notes, each non-exchanging holder of that series will be bound by the proposed amendments even if that holder did not consent to the proposed amendments. These amendments will permit us to take certain actions previously prohibited that could increase the credit risk with respect to VEREIT, and might adversely affect the liquidity, market price and price volatility of the VEREIT Notes or otherwise be adverse to the interests of the holders of the VEREIT Notes. See “The Proposed Amendments.”

The liquidity of the VEREIT Notes that are not exchanged will be reduced.
The trading market for unexchanged VEREIT Notes will become more limited and could cease to exist due to the reduction in the amount of the VEREIT Notes outstanding upon consummation of the exchange offers and consent solicitations. A more limited trading market might adversely affect the liquidity, market price and price volatility of these securities. If a market for unexchanged VEREIT Notes exists or develops, those securities may trade at a discount to the price at which the securities would trade if the amount outstanding were not reduced, depending on prevailing interest rates, the market for similar securities and other factors. However, there can be no assurance that an active market in the unexchanged VEREIT Notes will exist, develop or be maintained or as to the prices at which the unexchanged VEREIT Notes may be traded. In addition, certain credit ratings on the unexchanged VEREIT Notes may be withdrawn after the completion of the exchange offers, which could further materially adversely affect the market price for each series of unexchanged VEREIT Notes.
The exchange offers and consent solicitations may be cancelled or delayed.
The consummation of the exchange offers and consent solicitations are subject to, and conditional upon, among other things, the receipt of valid consents to the proposed amendments from the holders of at least a majority of the outstanding aggregate principal amount of VEREIT Notes, voting as separate series, and the consummation of the Mergers. After the Expiration Date, holders participating in the Exchange Offer will not be permitted to withdraw their tender of VEREIT Notes despite the fact that certain conditions (including the consummation of the Mergers) have not yet been satisfied. Currently, the Mergers are expected to close in the fourth quarter of 2021, however there can be no assurance that this will occur. It may be several weeks or months after the Expiration Date before the Mergers are consummated and it is possible that the Mergers will never be consummated. As such, even if each of the exchange offers and consent solicitations is completed, the exchange offers and consent solicitations may not be completed on the schedule described in this prospectus. Accordingly, holders participating in the exchange offers and consent solicitations may have to wait significantly longer than expected to receive their Realty Notes and the cash consideration during which time those holders of VEREIT Notes will not be able to effect transfers of their VEREIT Notes tendered for exchange.
You may not receive new Realty Notes in the exchange offers if the procedures for the exchange offers are not followed.
We will issue the Realty Notes in exchange for your VEREIT Notes only if you tender your VEREIT Notes through DTC’s ATOP . None of Realty, VEREIT, the exchange agent, the information agent, the dealer manager or any other person is under any duty to give notification of defects or irregularities with respect to the tenders of VEREIT Notes for exchange.
The consideration to be received in the exchange offers does not reflect any valuation of the VEREIT Notes or the Realty Notes and is subject to market volatility.
We have made no determination that the consideration to be received in the exchange offers represents a fair valuation of either the VEREIT Notes or the Realty Notes. We have not obtained a fairness opinion from any financial advisor about the fairness to us or to you of the consideration to be received by holders of VEREIT Notes. Accordingly, none of Realty, VEREIT, the dealer manager, the exchange agent or any other person is making any recommendation as to whether or not you should tender VEREIT Notes for exchange in the exchange offers or deliver a consent pursuant to the consent solicitations.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
The following unaudited pro forma condensed combined financial statements and notes thereto present the unaudited pro forma condensed combined balance sheet as of June 30, 2021 and the unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2021 and the year ended December 31, 2020. The unaudited pro forma condensed combined financial information was prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses”, in order to give effect to the Pro Forma Transactions (as defined and described below) and the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements. As used under this caption “Unaudited Pro Forma Condensed Combined Financial Statements,” the term “VEREIT” means VEREIT, Inc. or VEREIT, Inc. and its consolidated subsidiaries (including VEREIT OP (as defined below)), as the context shall require.
On April 29, 2021, Realty and VEREIT each entered into a merger agreement, by and among VEREIT, VEREIT Operating Partnership (“VEREIT OP”), Realty, Rams MD Subsidiary I, Inc. (“Merger Sub 1”), and Rams Acquisition Sub II, LLC (“Merger Sub 2”) (the “Merger Agreement”), pursuant to which the combination of Realty and VEREIT will be accomplished through (i) a merger of Merger Sub 2 with and into VEREIT OP, with VEREIT OP continuing as the surviving entity (the “Partnership Merger”), and (ii) immediately thereafter, a merger of VEREIT with and into Merger Sub 1, with Merger Sub 1 continuing as the surviving corporation (which we refer to as the “Merger” and together with the Partnership Merger, the “Mergers”). We expect to consummate the Mergers during the fourth quarter of 2021. In connection with the Mergers, each VEREIT common stockholder will have the right to receive 0.705 (the “Exchange Ratio”) newly issued shares of Realty common stock, par value $0.01 per share, for each share of VEREIT common stock, par value $0.01 per share, that they own immediately prior to the effective time of the Mergers. In addition, pursuant to the terms and subject to the conditions of the Merger Agreement, at the date and time the Partnership Merger becomes effective, (i) each outstanding VEREIT OP common unit owned by a partner of VEREIT OP other than VEREIT, Realty or their respective affiliates, that is issued and outstanding immediately prior to the effective time of the Partnership Merger (“Partnership Merger Effective Time”), subject to the terms and conditions set forth in the Merger Agreement, will be converted into the number of newly issued shares of Realty common stock equal to the Exchange Ratio, and (ii) each VEREIT OP common unit owned by VEREIT, Realty or their respective affiliates, that is issued and outstanding immediately prior to the Partnership Merger Effective Time, subject to the terms and conditions of the Merger Agreement, will remain outstanding as partnership interests in the surviving entity. Holders of shares of VEREIT common stock and VEREIT OP common units (other than those held by VEREIT, Realty or their respective affiliates) will receive cash in lieu of fractional shares. Further, on July 16, 2021 VEREIT issued the redemption notice in connection with the Series F Redemption, (as defined below) (the “Series F Preferred Stock Redemption Notice”) with respect to all of the outstanding shares of VEREIT Series F Preferred Stock and redeemed all of the outstanding VEREIT Series F Preferred Stock on August 15, 2021. Concurrently with the redemption of the Series F Preferred Stock, VEREIT OP redeemed the Series F Preferred Units of VEREIT OP. The shares of Series F Preferred Stock and the VEREIT OP Series F Preferred Units were redeemed at a redemption price of $25.00 per share or unit, as applicable, plus accrued and unpaid dividends as of the redemption date (the “Series F Redemption”). The redemption was funded using VEREIT cash on hand and proceeds from a draw on VEREIT’s unsecured revolving credit facility ( “VEREIT’s Revolving Credit Facility”).
Following the effective time of the Mergers (the “Merger Effective Time”), Realty and VEREIT plan to contribute certain of their respective office assets (the ‘‘Realty Office Assets’’ and ‘‘VEREIT Office Assets’’, respectively, and collectively the ‘‘Office Assets’’ or the ‘‘Orion Business’’) to Orion Office REIT, Inc. (‘‘Orion’’), and Realty plans to distribute all of the outstanding shares of Orion common stock to Realty’s stockholders (including legacy VEREIT common stockholders and legacy VEREIT OP common unitholders that received Realty common stock in the Merger or the Partnership Merger, as applicable, and continue to hold such stock as of the close of business on the record date of the distribution) on a pro rata basis (the “Orion Divestiture”). Prior to the Orion Divestiture, Orion LP, a wholly owned subsidiary of Orion, expects to enter into certain new financing arrangements, proceeds from which will be used to reimburse Realty for the repayment of certain existing mortgages payable of the Office Assets (including a portion of the associated repayment costs) prior to the Orion Divestiture, fund Orion’s initial cash balance, and pay fees and expenses related to the new financing arrangements. These unaudited pro forma condensed combined financial statements assume that the remainder of the proceeds from Orion LP’s new financing arrangements will be distributed by Orion LP to Realty as a dividend.
The unaudited pro forma condensed combined financial statements are based on the historical consolidated financial statements of Realty and historical consolidated financial statements of VEREIT as adjusted to give effect to the following (collectively referred to as the “Pro Forma Transactions”):
•
the Mergers and subsequent Orion Divestiture (including the portion of the proceeds from Orion LP’s new financing arrangements that are expected to be distributed by Orion LP to Realty as a dividend);

•
the repayment by Realty of certain existing mortgages payable of the Office Properties (including a portion of the associated repayment costs) prior to the Orion Divestiture and the subsequent reimbursement of such amounts by Orion;

•
the Series F Redemption, which was funded using $224.1 million of VEREIT cash on hand and proceeds from a $150.0 million draw on VEREIT’s Revolving Credit Facility; and

•
transaction costs specifically related to the Mergers and the subsequent Orion Divestiture.

The unaudited pro forma condensed combined balance sheet as of June 30, 2021 gives effect to the Pro Forma Transactions as if they occurred on June 30, 2021. The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2021 and the year ended December 31, 2020 give effect to the Pro Forma Transactions as if they occurred on January 1, 2020.
These unaudited pro forma condensed combined financial statements are prepared for informational purposes only and are based on assumptions and estimates considered appropriate by Realty’s management. The unaudited pro forma adjustments represent Realty’s management’s estimates based on information available as of the date of the unaudited pro forma condensed combined financial statements and are subject to change as additional information becomes available and additional analyses are performed. However, Realty’s management believes that the assumptions provide a reasonable basis for presenting the significant effects that are directly attributable to the Pro Forma Transactions as contemplated, and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial statements. The unaudited pro forma condensed combined financial statements do not purport to be indicative of what Realty’s financial condition or results of operations actually would have been if the Pro Forma Transactions had been consummated as of the dates indicated, nor do they purport to represent Realty’s financial position or results of operations for future periods.
Additionally, these unaudited pro forma condensed combined financial statements do not include any adjustments not otherwise described herein, including such adjustments associated with: (1) Realty or VEREIT real estate acquisitions that have closed or may close after June 30, 2021 or the related financing of those acquisitions, (2) Realty or VEREIT rental rate increases that are based on consumer price index, (3) the indebtedness associated with the new financing arrangements to be entered into by Orion LP in connection with the Orion Divestiture, as such indebtedness will not be incurred until after the Orion Divestiture, (4) potential synergies that may be achieved following the Mergers, including potential overall savings in general and administrative expense, or any strategies that Realty’s management may consider in order to continue to efficiently manage Realty’s operations, (5) any integration costs (including one-time costs) that may be incurred following the consummation of the Mergers, which may be necessary to achieve the potential synergies, since the extent of such costs is not reasonably certain, and (6) any debt or equity issuances by Realty or VEREIT, which occured subsequent to June 30, 2021.

REALTY INCOME CORPORATION
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF JUNE 30, 2021
(in thousands)
	Realty Historical, As Reclassified (Note 3)	VEREIT Historical, As Reclassified (Note 3)	Mergers Transaction Adjustments (Note 4)	Item in Note 4	Orion Divestiture Transaction Adjustments (Note 5) 1	Item in Note 5	Pro Forma Combined
ASSETS
Real estate held for investment, at cost:
Land	$6,975,008	$2,724,975	$648,265	1	$(437,481)		$9,910,767
Buildings and improvements	15,700,846	9,912,886	759,505	1	(1,692,089)		24,681,148
Total real estate held for investment, at cost	22,675,854	12,637,861	1,407,770		(2,129,570)		34,591,915
Less accumulated depreciation and amortization	(3,775,540)	(2,950,819)	2,950,819	2	144,865		(3,630,675)
Real estate held for investment, net	18,900,314	9,687,042	4,358,589		(1,984,705)		30,961,240
Real estate and lease intangibles held for sale, net	39,540	28,977	9,897	3	—		78,414
Cash and cash equivalents	231,164	275,496	(224,067)	4	417,476	2	700,069
Accounts receivable, net	327,920	331,232	(284,003)	5	(15,618)		359,531
Lease intangible assets, net	1,969,793	941,822	1,878,958	6	(296,747)		4,493,826
Goodwill	14,017	1,337,773	(601,437)	7	(116,358)	3	633,995
Other assets, net	502,193	312,653	14,025	8	(35,021)		793,850
Total assets	$21,984,941	$12,914,995	$5,151,962		$(2,030,973)		$38,020,925
LIABILITIES AND EQUITY
Distributions payable	$90,455	$106,999	$(1,042)	9	$—		$196,412
Accounts payable and accrued expenses	259,805	117,445	100,664	10	(9,572)		468,342
Lease intangible liabilities, net	319,495	115,831	410,705	11	(40,356)		805,675
Other liabilities	276,120	263,932	—		(18,707)		521,345
Line of credit payable and commercial paper	1,285,306	—	150,000	13	—		1,435,306
Term loan, net	249,457	—	—		—		249,457
Mortgages payable, net	300,574	1,002,496	45,079	12	(187,906)	4	1,160,243
Notes payable, net	7,330,050	4,588,286	477,742	12	—		12,396,078
Total liabilities	10,111,262	6,194,989	1,183,148		(256,541)		17,232,858
Stockholders’ equity:
Preferred stock and paid-in capital	—	371,781	(371,781)	13	—		—
Common stock and paid-in capital	15,827,231	12,985,316	(2,216,650)	13	—		26,595,897
Distributions in excess of net income	(3,968,333)	(6,644,896)	6,563,907	13	(1,773,275)	5	(5,822,597)
Accumulated other comprehensive (loss) income	(19,366)	732	(732)	13	—		(19,366)
Total stockholders’ equity	11,839,532	6,712,933	3,974,744		(1,773,275)		20,753,934
Noncontrolling interests	34,147	7,073	(5,930)	14	(1,157)		34,133
Total equity	11,873,679	6,720,006	3,968,814		(1,774,432)		20,788,067
Total liabilities and equity	$21,984,941	$12,914,995	$5,151,962		$(2,030,973)		$38,020,925

REALTY INCOME CORPORATION
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE SIX MONTHS ENDED JUNE 30, 2021
(in thousands, except share and per share data)
	Realty Historical	VEREIT Historical, As Reclassified (Note 3)	Mergers Transaction Adjustments (Note 4)	Item in Note 4	Orion Divestiture Transaction Adjustments (Note 5) 6	Pro Forma Combined
REVENUE
Rental (including reimbursable)	$899,621	$580,876	$31,801	15	$(106,509)	$1,405,789
Other	7,465	7,955	—		(492)	14,928
Total revenue	907,086	588,831	31,801		(107,001)	1,420,717
EXPENSES
Depreciation and amortization	365,774	213,914	161,369	16	(41,387)	699,670
Interest	146,749	120,027	(35,792)	17	(4,619)	226,365
Property (including reimbursable)	60,233	59,779	1,236	18	(23,765)	97,483
General and administrative	42,645	27,759	661	19	(17)	71,048
Provisions for impairment	19,966	45,978	—		(21,624)	44,320
Merger-related costs	13,298	12,673	—		—	25,971
Total expenses	648,665	480,130	127,474		(91,412)	1,164,857
Gain on sales of real estate	23,302	92,970	—		—	116,272
Foreign currency and derivative gains, net	1,204	—	—		—	1,204
Equity in income of unconsolidated entities	—	911	—		(410)	501
Loss on extinguishment of debt	(46,473)	(2,097)	—		80	(48,490)
Income before income taxes	236,454	200,485	(95,673)		(15,919)	325,347
Income taxes	(15,450)	(1,859)	—		—	(17,309)
Net income	221,004	198,626	(95,673)		(15,919)	308,038
Net income attributable to noncontrolling interests	(585)	(83)	—		(31)	(699)
Net income available to common stockholders	$220,419	$198,543	$(95,673)		$(15,950)	$307,339
Amounts available to common stockholders per common share:						(Note 6)
Basic and diluted	$0.59	$0.81				$0.57
Weighted average common shares outstanding:						(Note 6)
Basic	372,879,165	229,205,720				534,621,683
Diluted	372,971,744	229,740,111				534,775,234

REALTY INCOME CORPORATION
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2020
(in thousands, except share and per share data)
	Realty Historical, As Reclassified (Note 3)	VEREIT Historical, As Reclassified (Note 3)	Mergers Transaction Adjustments (Note 4)	Item in Note 4	Orion Divestiture Transaction Adjustments (Note 5) 6	Item in Note 5	Pro Forma Combined
REVENUE
Rental (including reimbursable)	$1,639,533	$1,158,285	$50,207	15	$(223,778)		$2,624,247
Other	12,092	9,691	—		(754)		21,029
Total revenue	1,651,625	1,167,976	50,207		(224,532)		2,645,276
EXPENSES
Depreciation and amortization	677,038	452,008	302,365	16	(88,612)		1,342,799
Interest	309,336	265,660	(74,741)	17	(12,836)		487,419
Property (including reimbursable)	104,603	122,967	2,472	18	(52,367)		177,675
General and administrative	73,215	68,487	1,874	19	(40)		143,536
Provisions for impairment	147,232	65,075	—		(27,977)		184,330
Merger-related costs	—	—	127,592	20	—		127,592
Total expenses	1,311,424	974,197	359,562		(181,832)		2,463,351
Gain on sales of real estate	76,232	95,292	—		(9,765)		161,759
Foreign currency and derivative gains (losses), net	4,585	(85,392)	—		—		(80,807)
Equity in income and gain on disposition of unconsolidated entities	—	3,539	—		(535)		3,004
Loss on extinguishment of debt	(9,819)	(1,486)	—		(3,262)	7	(14,567)
Income before income taxes	411,199	205,732	(309,355)		(56,262)		251,314
Income taxes	(14,693)	(4,513)	—		—		(19,206)
Net income	396,506	201,219	(309,355)		(56,262)		232,108
Net income attributable to noncontrolling interests	(1,020)	(91)	—		(60)		(1,171)
Net income available to common stockholders	$395,486	$201,128	$(309,355)		$(56,322)		$230,937
Amounts available to common stockholders per common share:							(Note 6)
Basic	$1.15	$0.72					$0.46
Diluted	1.14	0.72					0.46
Weighted average common shares outstanding:							(Note 6)
Basic	345,280,126	217,548,175					507,022,644
Diluted	345,415,258	217,862,005					507,232,603

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
Note 1 — Basis of Presentation
The Realty and VEREIT historical financial information has been derived from each respective company’s Quarterly Report on Form 10-Q for the six months ended June 30, 2021, and Annual Report on Form 10-K for the year ended December 31, 2020, which have been incorporated by reference into this prospectus. Certain of VEREIT’s historical amounts have been reclassified to conform to Realty’s financial statement presentation, as discussed further in Note 3. The unaudited pro forma condensed combined financial statements should be read in conjunction with Realty’s and VEREIT’s historical consolidated financial statements and the notes thereto included in their respective Quarterly Reports on Form 10-Q for the six months ended June 30, 2021, and Annual Reports on Form 10-K for the year ended December 31, 2020, which have been incorporated by reference into this prospectus. The unaudited pro forma condensed combined balance sheet gives effect to the Pro Forma Transactions as if they had been completed on June 30, 2021. The unaudited pro forma condensed combined statements of operations give effect to the Pro Forma Transactions as if they had been completed on January 1, 2020.
The historical financial statements of Realty and VEREIT have been adjusted in the unaudited pro forma condensed combined financial statements to give pro forma effect to the accounting for the Mergers and the Orion Divestiture under U.S. GAAP (referred to as the “Mergers Transaction Adjustments” and the “Orion Divestiture Transaction Adjustments,” respectively). The unaudited pro forma condensed combined financial statements and related notes were prepared using the acquisition method of accounting in accordance with ASC 805, Business Combinations, with Realty as the acquiror of VEREIT. ASC 805 requires, among other things, that the assets acquired and liabilities assumed in a business combination be recognized at their fair values as of the acquisition date. For purposes of the unaudited pro forma condensed combined financial statements, the estimated purchase consideration in the Mergers has been allocated to the assets acquired and liabilities assumed of VEREIT (including the assets and liabilities of VEREIT Office Assets) based upon Realty management’s preliminary estimate of their fair values as of June 30, 2021. The Orion Divestiture will be accounted for at Realty’s carryover basis after adjusting the net assets of VEREIT Office Assets to fair value in connection with the Mergers. As a result, pro forma adjustments to reflect the Orion Divestiture include the historical cost carryover basis for Realty Office Assets and estimated fair value basis for VEREIT Office Assets.
The allocations of the purchase price reflected in these unaudited pro forma condensed combined financial statements have not been finalized and are based upon the best available information at the current time. A final determination of the fair values of the assets and liabilities, which cannot be made prior to the completion of the Mergers and which is anticipated to occur during the fourth quarter of 2021, will be based on the actual valuations of the tangible and intangible assets and liabilities that exist as of the date of completion of the Mergers. The completion of the final valuations, the allocations of the purchase price, the impact of ongoing integration activities, the timing of the completion of the Mergers and other changes in tangible and intangible assets and liabilities that occur prior to the completion of the Mergers could cause material differences in the information presented.
The Pro Forma Transactions and the related adjustments are described in these accompanying notes to the unaudited pro forma condensed combined financial statements. In the opinion of Realty’s management, all material adjustments have been made that are necessary to present fairly, in accordance with Article 11 of Regulation S-X of the SEC, the unaudited pro forma condensed combined financial statements. The unaudited pro forma condensed combined financial statements do not purport to be indicative of the combined company’s financial position or results of operations that would have occurred if the Pro Forma Transactions had been completed on the dates indicated, nor are they indicative of the combined company’s financial position or results of operations that may be expected for any future period or date. In addition, future results may vary significantly from those reflected in the unaudited pro forma condensed combined financial statements due to factors discussed in the “Risk Factors” section, beginning on page 24.
Note 2 — Significant Accounting Policies
The accounting policies used in the preparation of these unaudited pro forma condensed combined financial statements are those set out in Realty’s audited consolidated financial statements as of and for the year ended December 31, 2020 and Realty’s unaudited consolidated financial statements as of and for the six months ended June 30, 2021. Realty’s management has determined that there were no significant accounting policy differences between Realty and VEREIT and, therefore, no adjustments are necessary to conform VEREIT’s financial statements to the accounting policies used by Realty in the preparation of the unaudited pro forma condensed combined financial statements. This conclusion is subject to change as further assessment is performed and finalized for purchase accounting.
As part of the application of ASC 805, Realty will conduct a more detailed review of VEREIT’s accounting policies in an effort to determine if differences in accounting policies require further reclassification or adjustment of VEREIT’s results of operations or reclassification or adjustment of assets or liabilities to conform to Realty’s accounting policies and classifications. Therefore, Realty may identify additional differences between the accounting policies of the two companies that, when conformed, could have a material impact on the unaudited pro forma condensed combined financial information. In certain cases, the information necessary to evaluate the differences in accounting policies and the impacts thereof may not be available until after the Mergers are completed.
Note 3 — Reclassification Adjustments
The VEREIT and Realty historical financial statement line items include the reclassification of certain historical balances to conform to the post-combination Realty presentation of these unaudited pro forma condensed combined financial statements, as described below. These reclassifications have no effect on previously reported total assets, total liabilities, stockholders’ equity or net income available to common stockholders of Realty or VEREIT.
Balance Sheet
•
The carrying amount of Realty’s goodwill of $14.0 million, previously classified as a component of Other assets, net, has been reclassified into a new caption, Goodwill, on Realty’s consolidated balance sheet.

•
VEREIT’s balances for Operating lease right-of-use assets, Investment in unconsolidated entities, Restricted cash, and Rent and tenant receivables and other assets, net (excluding straight-line rent receivable, net and accounts receivable, net), previously disclosed as separate components of VEREIT’s consolidated balance sheet, have been reclassified to Other assets, net as follows (in thousands):

June 30, 2021
Rent and tenant receivables and other assets, net	$365,186
Less: Straight-line rent receivable, net	(284,003)
Less: Accounts receivable, net	(47,229)
Operating lease right-of-use assets	188,628
Investment in unconsolidated entities	80,487
Restricted cash	9,584
Other assets, net, as presented	$312,653

•
VEREIT’s balances for straight-line rent receivable, net and accounts receivable, net, previously disclosed as a component of Rent and tenant receivables and other assets, net, on VEREIT’s consolidated balance sheet have been reclassified to Accounts receivable, net as follows (in thousands):

June 30, 2021
Straight-line rent receivable, net	$284,003
Accounts receivable, net	47,229
Accounts receivable, net, as presented	$331,232

•
VEREIT’s balances for intangible lease assets and the related accumulated amortization, which were previously reported on a gross basis as components of the Total real estate investments, net subtotal on VEREIT’s consolidated balance sheet, have been reclassified outside of Total real estate investments, net to Lease intangible assets, net, as follows (in thousands):

June 30, 2021
Intangible lease assets	$1,908,178
Less: Accumulated amortization	(966,356)
Lease intangible assets, net, as presented	$941,822

•
VEREIT’s balances for Deferred rent and other liabilities and Operating lease liabilities previously disclosed as separate components of VEREIT’s consolidated balance sheet have been reclassified to Other liabilities, as follows (in thousands):

June 30, 2021
Deferred rent and other liabilities	$64,371
Operating lease liabilities	199,561
Other liabilities, as presented	$263,932

•
VEREIT’s balance for Corporate bonds, net, of $4.6 billion previously disclosed as a separate component of VEREIT’s consolidated balance sheet, has been reclassified to Notes payable, net.

•
VEREIT’s balance for Preferred stock, previously disclosed as a separate component of VEREIT’s consolidated balance sheet, and the associated amount of additional paid-in capital, previously disclosed as a component of Additional paid-in capital on VEREIT’s consolidated balance sheet, have been reclassified to Preferred stock and paid-in capital, as follows (in thousands):

June 30, 2021
Preferred stock	$149
Additional paid-in capital	371,632
Preferred stock and paid-in capital, as presented	$371,781

•
VEREIT’s balances for Common stock and Additional paid-in capital, previously disclosed as separate components of VEREIT’s consolidated balance sheet, have been reclassified to Common stock and paid-in capital, as follows (in thousands):

June 30, 2021
Common stock	$2,291
Additional paid-in capital	13,354,657
Less: Additional paid-in capital related to preferred stock	(371,632)
Common stock and paid-in capital, as presented	$12,985,316
Statements of Operations:
•
VEREIT’s Fees from managed partnerships of $1.2 million and $3.1 million for the six months ended June 30, 2021 and year ended December 31, 2020, respectively, previously disclosed as a separate component of Total revenue on VEREIT’s consolidated statements of operations, have been reclassified under Revenue as Other.

•
VEREIT’s Other income, net, of $6.8 million and $6.6 million for the six months ended June 30, 2021 and year ended December 31, 2020, respectively, previously disclosed as a separate component of Other income (expenses) on VEREIT’s consolidated statements of operations, has been reclassified under Revenue as Other. Total reclassifications within Other under Revenue are as follows (in thousands):

	For the six months ended June 30, 2021	For the year ended December 31, 2020
Fees from managed partnerships	$1,200	$3,081
Other income, net	6,755	6,610
Other, as presented	$7,955	$9,691

•
VEREIT’s merger costs of $12.7 million for the six months ended June 30, 2021, previously disclosed as a component of Merger, litigation and non-routine costs, net on VEREIT’s consolidated statement of operations for the six months ended June 30, 2021, have been reclassified to Merger-related costs.

•
VEREIT’s Acquisition-related and Merger, litigation and non-routine costs, net (excluding Merger costs), previously disclosed as separate components of operating expenses on VEREIT’s consolidated statements of operations, were combined with General and administrative expense in a single line item, as follows (in thousands):

	For the six months ended June 30, 2021	For the year ended December 31, 2020
Acquisition-related	$2,782	$4,790
Litigation and non-routine costs, net	6,673	2,348
Less: Mergers costs	(12,673)	—
General and administrative	30,977	61,349
General and administrative, as presented	$27,759	$68,487

•
Realty’s income taxes of $14.7 million, previously presented as a line item within total expenses on Realty’s consolidated statement of operations for the year ended December 31, 2020, were reclassified outside of the subtotal income before income taxes, to conform to the presentation of income taxes on Realty’s consolidated statement of operations for the six months ended June 30, 2021.

Note 4 — Mergers Transaction Adjustments
Estimated Preliminary Purchase Price
The unaudited pro forma condensed combined financial statements reflect the preliminary allocation of the purchase consideration to VEREIT’s identifiable net assets acquired. The preliminary allocation of purchase consideration in these unaudited pro forma condensed combined financial statements is based upon an estimated preliminary purchase price of approximately $17.0 billion. The calculation of the estimated preliminary purchase price related to the Mergers is as follows (in thousands, except share and per share data):
Amount
Estimated shares of VEREIT common stock and VEREIT OP common units to be exchanged(a)	229,301,649
Exchange Ratio	0.705
Estimated shares of Realty common stock to be issued	161,657,663
Closing price of Realty common stock on October 5, 2021(b)	$66.25
Estimated fair value of Realty common stock to be issued to former holders of VEREIT common stock and VEREIT OP common units	$10,709,820
Estimated fair value of VEREIT’s equity-based compensation awards attributable to pre-combination services(c)	31,918
Consideration to be transferred	$10,741,738
Preliminary fair value of VEREIT debt assumed by Realty	6,263,603
Total estimated preliminary purchase price	$17,005,341

(a)
Includes 229,149,616 shares of VEREIT common stock outstanding as of June 30, 2021 and 152,033 VEREIT OP common units outstanding as of June 30, 2021. Under the Merger Agreement, these shares and units are to be converted to Realty common stock at an Exchange Ratio of 0.705 per share of VEREIT common stock or VEREIT OP common unit, as applicable.

(b)
The estimated fair value of Realty common stock to be issued to former holders of VEREIT common stock and VEREIT OP common units is based upon the per share closing price of Realty’s common stock on October 5, 2021 which was $66.25, multiplied by the estimated shares of Realty common stock to be issued.

(c)
Represents the estimated fair value of fully vested deferred stock unit awards covering shares of VEREIT common stock (“VEREIT DSU Awards”) which will be converted into Realty common stock upon the Mergers, as well as the fair value of the Realty replacement employee and executive stock options, restricted stock units, and performance restricted stock units that will be granted at the closing date of the Mergers and which are attributable to pre-combination services.

The actual value of the Realty common stock to be issued in the Mergers will depend on the market price of shares of Realty common stock at the closing date of the Mergers, and therefore, the actual purchase price will fluctuate with the market price of Realty common stock until the Mergers are consummated. As a result, the final purchase price could differ significantly from the current estimate, which could materially impact the unaudited pro forma condensed combined financial statements. A 10.0% difference in Realty’s stock price would change the purchase price by approximately $1.1 billion, which would be recorded as an adjustment to the fair value of the net assets acquired, including goodwill as applicable.
The outstanding number of shares of VEREIT common stock and the outstanding number of VEREIT OP common units may change prior to the closing of the Mergers due to transactions in the ordinary course of business, including unknown changes in vesting of outstanding VEREIT equity-based awards and any grants of new VEREIT equity-based awards. These changes are not expected to have a material impact on the unaudited pro forma condensed combined financial statements.
Preliminary Purchase Price Allocation
The preliminary purchase price allocation to assets acquired and liabilities assumed is provided throughout these notes to the unaudited pro forma condensed combined financial statements. The following table provides a summary of the preliminary purchase price allocation by major categories of assets acquired and liabilities assumed based on Realty management’s preliminary estimate of their respective fair values as of June 30, 2021 (in thousands):

Amount
Total estimated preliminary purchase price	$17,005,341
Assets:
Real estate held for investment	$14,045,631
Real estate and lease intangibles held for sale	38,874
Lease intangible assets	2,820,780
Cash and cash equivalents(a)	51,429
Accounts receivable	47,229
Other assets	326,678
Total assets acquired	$17,330,621
Liabilities:
Distributions payable(a)	$105,957
Accounts payable and accrued expenses(b)	164,048
Lease intangible liabilities	526,536
Other liabilities	263,932
Line of credit payable and commercial paper(a)	150,000
Mortgages payable	1,047,575
Notes payable	5,066,028
Total liabilities assumed	$7,324,076
Estimated preliminary fair value of net assets acquired	$10,006,545
Add: Estimated preliminary fair value of noncontrolling interests acquired	1,143
Goodwill	$736,336

(a)
The preliminary purchase price allocation reflects the Series F Redemption at the liquidation preference of $25.00 per share, plus accrued and unpaid dividends of $1.0 million, previously recorded as a component of Distributions payable on VEREIT’s historical consolidated balance sheet. The Series F Redemption was financed using VEREIT cash on hand as of June 30, 2021 of $224.1 million and proceeds from a draw on VEREIT’s Revolving Credit Facility of $150.0 million.

(b)
This balance includes $46.6 million of estimated transaction costs to be incurred by VEREIT as a result of the Mergers, which have not yet been reflected in VEREIT’s historical consolidated financial statements. These costs are expected to be recognized as an expense in VEREIT’s pre-combination statement of operations and therefore they are reflected as a liability assumed by Realty, with no impact on pro forma combined distributions in excess of net income.

The preliminary fair values of identifiable assets acquired and liabilities assumed are based on a valuation as of the assumed consummation date of the Mergers that was prepared by Realty with assistance of a third-party valuation advisor. For the preliminary estimate of fair values of assets acquired and liabilities assumed of VEREIT, Realty used publicly available benchmarking information as well as a variety of other assumptions, including market participant assumptions. The allocation is dependent upon certain valuation and other studies that have not yet been finalized. Accordingly, the pro forma purchase price allocation is subject to further adjustment as additional information becomes available and as additional analyses and final valuations are completed, and such differences could be material. In particular, the fair values of the assets and liabilities were estimated, in part, based upon the allocation of real estate and intangible lease assets and liabilities, and adjusted to reflect reasonable estimations for above-market and below-market leases, in-place lease values, and avoided lease origination costs, and to incorporate estimates for the mark-to-market adjustments (i.e., premiums) of mortgages payable and notes payable to be assumed in the Mergers, all of which are based on Realty’s historical experience with similar assets and liabilities. In determining the estimated fair value of VEREIT’s tangible assets, Realty utilized customary methods, including the income, market, and cost approaches. Amounts allocated to land, buildings and improvements, tenant improvements, and lease intangible assets and liabilities were based on an analysis performed by third parties based on Realty’s, VEREIT’s and other portfolios with similar property characteristics.
The purchase price allocation presented above has not been finalized. The final determination of the allocation of the purchase price will be based on the fair value of such assets and liabilities as of the actual consummation date of the Mergers and will be completed after the Mergers are consummated. These final fair values will be determined based on Realty’s management’s judgment, which is based on various factors, including (1) market conditions, (2) the industry in which the client operates, (3) the characteristics of the real estate (i.e., location, size, demographics, value and comparative rental rates), (4) the client credit profile, (5) store profitability metrics and the importance of the location of the real estate to the operations of the client’s business, and/or (6) real estate valuations. The final determination of these estimated fair values, the assets’ useful lives and the depreciation and amortization methods are dependent upon certain valuations and other analyses that have not yet been completed, and as previously stated could differ materially from the amounts presented in the unaudited pro forma condensed combined financial statements. The final determination will be completed as soon as practicable but no later than one year after the consummation of the Mergers. Any increase or decrease in the fair value of the net assets acquired, as compared to the information shown herein, could change the portion of the purchase consideration allocable to goodwill and could impact the operating results of the combined company following the Mergers due to differences in the allocation of the purchase consideration, as well as changes in the depreciation and amortization related to some of the acquired assets.
Balance Sheet
The pro forma adjustments reflect the effect of the Mergers on Realty’s and VEREIT’s historical consolidated balance sheets as if the Mergers occurred on June 30, 2021.
Assets
1)
The pro forma adjustments for Land and Buildings and improvements reflect: (i) the elimination of VEREIT’s historical carrying values of $2.7 billion for Land and $9.9 billion for Buildings and improvements, and (ii) the recognition of the fair value of these assets of $3.4 billion for Land and $10.7 billion for Buildings and improvements, based upon the preliminary valuation of the tangible real estate assets to be acquired. For information regarding the valuation methodology applied to the tangible real estate assets, refer to the Preliminary Purchase Price Allocation section of Note 4. The pro forma adjustments are presented as follows (in thousands):

	Estimated fair value	Less: Elimination of historical carrying value	Total pro forma adjustment
Land	$3,373,240	$(2,724,975)	$648,265
Buildings and improvements	10,672,391	(9,912,886)	759,505

2)
Accumulated depreciation and amortization were adjusted to eliminate VEREIT’s historical accumulated depreciation balances of $3.0 billion.

3)
VEREIT’s Real estate and lease intangibles held for sale, net were adjusted by $9.9 million to reflect the contract sale price, less estimated selling expenses, on those assets, totaling $38.9 million.

4)
Cash and cash equivalents was adjusted by $224.1 million to reflect the portion of the Series F Redemption (including payment of accrued and unpaid dividends) which was financed using VEREIT cash on hand.

5)
Accounts receivable, net were adjusted to eliminate VEREIT’s historical straight-line rent receivable, net, of $284.0 million, which is not treated as a separately recognized asset on the combined company’s balance sheet.

6)
The pro forma adjustments for Lease intangible assets, net reflect: (i) the elimination of VEREIT’s historical carrying values for these assets, net of the associated accumulated amortization, of $941.8 million and (ii) the recognition of the fair value of these assets of $2.8 billion, based upon the preliminary valuation of the intangible real estate assets to be acquired. For information regarding the valuation methodology applied to the lease intangible assets, refer to the Preliminary Purchase Price Allocation section of Note 4. The following table summarizes the major classes of lease intangible assets acquired and the total pro forma adjustment to Lease intangible assets, net (in thousands):
Amount
Preliminary allocation of fair value:
In-place leases	$2,146,346
Leasing commissions and marketing costs	296,102
Above-market lease assets	378,332
Less: Elimination of historical carrying value of lease intangible assets, net	(941,822)
Total pro forma adjustment	$1,878,958

7)
The pro forma adjustments for Goodwill reflect: (i) the elimination of VEREIT’s historical goodwill balance of $1.3 billion, and (ii) the recognition of the preliminary goodwill balance associated with the Mergers of $736.3 million based on the preliminary purchase price allocation. For additional information, refer to the Preliminary Purchase Price Allocation section of Note 4.

8)
Other assets, net were adjusted to (i) eliminate deferred costs, net, of $3.5 million, which consist primarily of unamortized deferred financing costs for VEREIT’s Revolving Credit Facility, and (ii) recognize the fair value of acquired below-market ground leases of $17.5 million, based upon the preliminary valuation of these contracts.

Liabilities
9)
The pro forma adjustment for Distributions payable of $1.0 million represents the payment of accrued and unpaid dividends in connection with the Series F Redemption.

10)
The pro forma adjustment for Accounts payable and accrued expenses represents $54.1 million and $46.6 million of estimated transaction-related costs expected to be incurred by Realty and VEREIT, respectively, as a result of the Mergers, which have not yet been reflected in the historical consolidated financial statements of Realty and VEREIT.

11)
The pro forma adjustments for Lease intangible liabilities, net reflect: (i) the elimination of VEREIT’s historical carrying values for these liabilities, net of the associated accumulated amortization, of $115.8 million, and (ii) the recognition of the fair value of these intangible liabilities of $526.5 million, based upon the preliminary valuation of the intangible lease liabilities to be assumed. For information regarding the valuation methodology applied to the lease intangible liabilities, refer to the Preliminary Purchase Price Allocation section of Note 4.

12)
The pro forma adjustments for Mortgages payable, net and Notes payable, net reflect: (i) the elimination of VEREIT’s historical carrying values of these liabilities, including the associated unamortized deferred financing costs and net discounts, of $1.0 billion for mortgages payable and $4.6 billion for notes payable, and (ii) the recognition of the fair value of $1.0 billion for mortgages payable and $5.1 billion for notes payable, based upon the preliminary valuation of these liabilities. The preliminary fair value of mortgages payable has been estimated by an independent third party using a discounted cash flow analysis, based on estimates of observable market interest rates. The preliminary fair value of notes payable has been estimated using quoted market prices in active markets with limited trading volume, when available. The following table summarizes the pro forma adjustments to Mortgages payable, net and Notes payable, net (in thousands):

	Mortgages payable	Notes payable
Estimated fair value	$1,047,575	$5,066,028
Less: Elimination of historical carrying value, including unamortized deferred financing costs and net discounts	(1,002,496)	(4,588,286)
Total pro forma adjustment	$45,079	$477,742

Equity
13)
The following table summarizes pro forma adjustments for stockholders’ equity:

	Preferred stock and paid-in capital	Common stock and paid-in capital	Distributions in excess of net income	Accumulated other comprehensive (loss) income
Redemption of the VEREIT Series F Preferred Stock(a)	$(371,781)	$—	$—	$—
Issuance of Realty common stock(b)	—	10,709,820	—	—
Settlement and exchange of VEREIT equity-based awards(c)	—	31,918	—	—
Elimination of VEREIT’s historical equity balances	—	(12,985,316)	6,644,896	(732)
Realty merger related costs(d)(e)	—	26,928	(80,989)	—
Total pro forma adjustment	$(371,781)	$(2,216,650)	$6,563,907	$(732)

(a)
The pro forma adjustment reflects the Series F Redemption at the liquidation preference of $25.00 per share, plus accrued and unpaid dividends of $1.0 million, previously recorded as a component of Distributions payable on VEREIT’s historical consolidated balance sheet. The Series F Redemption was financed using the VEREIT cash on hand as of June 30, 2021 of $224.1 million, and proceeds from a draw on VEREIT’s Revolving Credit Facility of $150.0 million.

(b)
The pro forma adjustment represents the issuance of Realty common stock as consideration for the Mergers, as described in the Estimated Preliminary Purchase Price section of Note 4. The fair value of Realty common stock to be issued to former holders of VEREIT common stock and VEREIT OP common units is based on the per share closing price of Realty common stock of $66.25 on October 5, 2021.

(c)
Represents the estimated fair value of fully vested VEREIT DSU Awards which will be converted into Realty common stock upon the Mergers, as well as the fair value of the Realty replacement employee and executive stock options, restricted stock units, and performance restricted stock units that will be granted at the closing date of the Mergers and which are attributable to pre-combination services.

(d)
The pro forma adjustment to distributions in excess of net income excludes $46.6 million of estimated transaction costs to be incurred by VEREIT as a result of the Mergers, which have not yet been reflected in VEREIT’s historical consolidated financial statements. These costs are expected to be recognized as an expense in VEREIT’s pre-combination statement of operations and therefore they are reflected as a liability assumed by Realty, with no impact on pro forma combined distributions in excess of net income.

(e)
The pro forma adjustment to common stock and paid in capital includes the estimated impact of one-time nonrecurring expenses related to the share settlement of certain executive stock options, restricted stock units, and performance restricted stock units upon a change in control.

14)
The pro forma adjustment reflects: (i) the elimination of noncontrolling interests related to shares of the VEREIT OP Series F Preferred Units held by VEREIT OP’s minority partners and redeemed by VEREIT OP in connection with the Mergers as part of the Series F Redemption, totaling $1.7 million; and (ii) the elimination of the VEREIT OP common units held by VEREIT OP’s minority partners, totaling $4.2 million, which will be exchanged into Realty common stock upon consummation of the Mergers.

Statements of Operations
The pro forma adjustments reflect the effect of the Mergers on Realty’s and VEREIT’s historical consolidated statements of operations as if the Mergers occurred on January 1, 2020.

Revenue
15)
Rental (including reimbursable)

The historical rental revenues for Realty and VEREIT represent contractual and straight-line rents and amortization of above-market and below-market lease intangibles associated with the leases in effect during the periods presented. The adjustments included in the unaudited pro forma condensed combined statements of operations are presented to: (i) eliminate the historical straight-line rents and amortization of above-market and below-market lease intangibles for the real estate properties of VEREIT acquired as part of the Mergers (other than the properties of VEREIT Office Assets, which are separately adjusted as described in Note 5), and (ii) adjust contractual rental property revenue for the acquired properties (other than the properties of VEREIT Office Assets) to a straight-line basis and amortize above-market and below-market lease intangibles recognized as a result of the Mergers.
The pro forma adjustment for the amortization of above-market and below-market lease intangibles recognized as a result of the Mergers was estimated based on a straight-line methodology and the estimated remaining weighted average contractual, in-place lease term of 8.5 years. The lease intangible asset and liability fair values and estimated amortization expense may differ materially from the preliminary determination within these unaudited pro forma condensed combined financial statements. The pro forma adjustments to rental revenues do not purport to be indicative of the expected change in rental revenues of the combined company in any future periods.
The following table summarizes the adjustments made to rental revenues for the six months ended June 30, 2021 and year ended December 31, 2020 (in thousands):
	Elimination of historical amounts(a)	Recognition of post-combination amounts(b)	Total pro forma adjustment
For the six months ended June 30, 2021
Straight-line rents	$(10,612)	$31,243	$20,631
Amortization of above-market and below-market lease intangibles and deferred lease incentives	3,101	8,069	11,170
Total pro forma adjustment	$(7,511)	$39,312	$31,801
For the year ended December 31, 2020
Straight-line rents	$(24,219)	$54,761	$30,542
Amortization of above-market and below-market lease intangibles and deferred lease incentives	3,527	16,138	19,665
Total pro forma adjustment	$(20,692)	$70,899	$50,207

(a)
Elimination of historical amounts excludes amounts related to VEREIT properties that were sold between January 1, 2020 and June 30, 2021, because such properties are not part of the net assets acquired in the Mergers. In addition, as noted above, elimination of historical amounts excludes amounts related to VEREIT Office Assets, which are separately adjusted as described in Note 5.

(b)
Recognition of post-combination amounts excludes amounts related to VEREIT Office Assets, because these assets will be derecognized following the Mergers in connection with the Orion Divestiture, such that the post-combination straight-line rents and amortization of above-market and below-market lease intangibles recognized as a result of the Mergers will not impact the financial statements of the combined company.

Expense
16)
The adjustments included in the unaudited pro forma condensed combined statements of operations are presented to: (i) eliminate the historical depreciation and amortization of real estate properties of VEREIT acquired as part of the Mergers (other than the properties of VEREIT Office Assets, which are separately adjusted as described in Note 5), and (ii) to recognize additional depreciation and amortization expense associated with the fair value of acquired real estate tangible and intangible assets, other than the tangible and intangible assets associated with the properties of VEREIT Office Assets.
The pro forma adjustment for the depreciation and amortization of acquired assets is calculated using a straight-line methodology and is based on estimated useful lives for building and site improvements, the remaining contractual, in-place lease term for intangible lease assets, and the lesser of the estimated useful life and the remaining contractual, in-place lease term for tenant improvements. The useful life of a particular building depends upon a number of factors including the condition of the building upon acquisition. For purposes of the unaudited pro forma condensed combined statements of operations, the weighted average useful life for buildings and site improvements is 29.6 years; the weighted average useful life for tenant improvements is 8.5 years; and the weighted average remaining contractual, in-place lease term is 8.5 years. The fair value of acquired real estate tangible and intangible assets, estimated useful lives of such assets, and estimated depreciation and amortization expense may differ materially from the preliminary determination within these unaudited pro forma condensed combined financial statements. The pro forma adjustments to depreciation and amortization expense are not necessarily indicative of the expected change in depreciation and amortization expense of the combined company in any future periods.
The following table summarizes adjustments made to depreciation and amortization expense by asset category for the real estate properties of VEREIT to be acquired as part of the Mergers (other than the properties of VEREIT Office Assets) for the six months ended June 30, 2021 and year ended December 31, 2020 (in thousands):
	For the six months ended June 30, 2021	For the year ended December 31, 2020
Buildings and improvements(a)	$157,961	$315,922
Tenant improvements(a)	57,645	115,290
In-place leases and leasing commissions and marketing costs(a)	130,239	260,478
Less: Elimination of historical depreciation and amortization(b)	(184,476)	(389,325)
Total pro forma adjustment	$161,369	$302,365

(a)
Recognition of depreciation and amortization for the fair value of real estate tangible and intangible assets excludes amounts related to VEREIT Office Assets, because these assets will be derecognized following the Mergers in connection with the Orion Divestiture, such that the post-combination financial statements of the combined company will not be impacted by the depreciation and amortization expense of tangible and intangible assets related to VEREIT Office Assets.

(b)
Elimination of historical amounts excludes amounts related to VEREIT properties that were sold between January 1, 2020 and June 30, 2021, because such properties are not part of the net assets acquired in the Mergers. In addition, as noted above, elimination of historical amounts excludes amounts related to VEREIT Office Assets, which are separately adjusted as described in Note 5.

17)
The pro forma adjustments to interest expense reflect the impact of the Series F Redemption and the Mergers on the amounts recognized in VEREIT’s historical consolidated statements of operations for the periods presented from: (i) the elimination of historical deferred financing cost amortization, (ii) the elimination of historical amortization on net premiums/discounts, (iii) the amortization of the fair value adjustment on VEREIT’s mortgages and notes payable assumed in the Mergers, and (iv) incremental interest expense associated with the draw on VEREIT’s Revolving Credit Facility in connection with the Series F Redemption. The pro forma adjustments presented below do not include any amounts related to VEREIT Office Assets, which are separately adjusted as described in Note 5. The following table summarizes the pro forma adjustments to interest expense for the six months ended June 30, 2021 and year ended December 31, 2020 (in thousands):
	For the six months ended June 30, 2021	For the year ended December 31, 2020
Elimination of historical deferred financing costs amortization	$(5,229)	$(14,896)
Elimination of historical amortization of net (discounts)/premiums	(1,037)	928
Amortization of the fair value adjustment on mortgages and notes payable	(30,351)	(62,424)
Incremental interest expense on VEREIT’s Revolving Credit Facility	825	1,651
Total pro forma adjustment	$(35,792)	$(74,741)
The pro forma adjustments for the amortization of the fair value adjustment on VEREIT’s mortgages and notes payable assumed in the Mergers were estimated based on a straight-line approach and the weighted average remaining contractual term of 3.6 years for mortgages payable and 8.1 years for notes payable. The fair value adjustment on VEREIT’s mortgages and notes payable and estimated amortization expense may differ materially from the preliminary determination within these unaudited pro forma condensed combined financial statements. The pro forma adjustments to interest expense do not purport to be indicative of the expected change in interest expense of the combined company in any future periods.
18)
Represents an adjustment to increase ground leases rent expense by $1.2 million for the six months ended June 30, 2021 and $2.5 million for the year ended December 31, 2020 as a result of the revaluation of operating lease right-of-use assets and recognition of below-market ground lease intangible assets. The adjustment is computed based on a straight-line approach and a weighted average remaining lease term of 21.4 years. The fair value adjustment on VEREIT’s ground leases may differ materially from the preliminary determination within these unaudited pro forma condensed combined financial statements. The pro forma adjustments to property (including reimbursable) expense do not purport to be indicative of the expected change in ground rent expense of the combined company in any future periods.

19)
Represents an adjustment to recognize additional post-combination compensation expense of $0.7 million for the six months ended June 30, 2021 and $1.9 million for the year ended December 31, 2020 associated with the fair value of Realty replacement awards issued to the holders of VEREIT restricted stock units, performance restricted stock units and stock options. The adjustment is based upon a straight-line vesting approach. The fair value of Realty’s replacement awards may differ materially from the preliminary determination within these unaudited pro forma condensed combined financial statements. The pro forma adjustments to general and administrative expense do not purport to be indicative of the expected change in compensation expense of the combined company in any future periods.

20)
Represents the adjustment for Mergers-related costs of $127.6 million for the year ended December 31, 2020 resulting from estimated transaction-related costs that are not currently reflected in the historical consolidated financial statements of Realty and VEREIT; these estimated transaction costs consist primarily of advisor fees, legal fees, change in control payments, severance and other separation benefits, and accounting fees. It is assumed that these costs will not affect the combined statements of operations beyond twelve months after the closing date of the Mergers.

Note 5 — Orion Divestiture Transaction Adjustments
Balance Sheet
The pro forma adjustments reflect the effect of the Orion Divestiture, the repayment by Realty of certain existing mortgages payable of the Office Assets (including a portion of the associated repayment costs) prior to the Orion Divestiture and the subsequent reimbursement of such amounts by Orion, and the portion of the proceeds from Orion LP’s expected new financing arrangements that are expected to be distributed by Orion to Realty as a dividend, on Realty’s and VEREIT’s historical consolidated balance sheets as if these transactions occurred on June 30, 2021.
Assets
1)
These pro forma adjustments reflect the derecognition of the assets and liabilities attributable to the Orion Business. The assets and liabilities of VEREIT Office Assets within the Orion Business have been adjusted to derecognize the fair value of such assets and liabilities established as a result of the Mergers. The assets and liabilities of Realty Office Assets within the Orion Business reflect the historical carrying value of such assets and liabilities within Realty’s consolidated financial statements. The pro forma adjustment for the derecognition of the assets and liabilities attributable to the Orion Business, consists of the following (in thousands):

	Realty Office Assets	VEREIT Office Assets	Total Orion Business
ASSETS
Real estate held for investment, at cost:
Land	$71,191	$366,290	$437,481
Buildings and improvements	562,904	1,129,185	1,692,089
Total real estate held for investment, at cost	634,095	1,495,475	2,129,570
Less accumulated depreciation and amortization	(144,865)	—	(144,865)
Real estate held for investment, net	489,230	1,495,475	1,984,705
Cash and cash equivalents	—	1,300	1,300
Accounts receivable, net	7,948	7,670	15,618
Lease intangible assets, net	25,147	271,600	296,747
Goodwill	—	116,358	116,358
Other assets, net	8,702	26,319	35,021
Total assets	$531,027	$1,918,722	$2,449,749
LIABILITIES
Accounts payable and accrued expenses	$1,594	$7,978	$9,572
Lease intangible liabilities, net	6,406	33,950	40,356
Other liabilities	4,706	14,001	18,707
Mortgages payable, net	22,732	165,174	187,906
Total liabilities	$35,438	$221,103	$256,541

2)
Cash and cash equivalents were adjusted as follows (in thousands):

Amount
Repayment of certain existing mortgages payable of Realty Office Assets and VEREIT Office Assets, including prepayment costs	$(177,033)
Reimbursement by Orion of amounts paid by Realty with respect to certain existing mortgages payable of Realty Office Assets and VEREIT Office Assets (including a portion of the associated repayment costs)	170,809
Proceeds from the Orion LP new financing arrangements distributed by Orion to Realty	425,000
Cash and cash equivalents attributable to VEREIT Office Assets	(1,300)
Total pro forma adjustment	$417,476

3)
The pro forma adjustments for Goodwill represent the derecognition of Mergers-specific goodwill recorded by Realty related to the VEREIT Office Assets business of $116.4 million, which has been allocated to Orion and derecognized in connection with the Orion Divestiture. The amount of Mergers-specific goodwill allocated to Orion and derecognized in the unaudited combined pro forma balance sheet has been determined using the preliminary allocation of the estimated purchase price in the Mergers and the resulting total Mergers-specific goodwill (as described in Note 4) based on the relative fair values of the VEREIT Office Assets business and VEREIT. The value of the Mergers-specific goodwill attributed to Orion following the Orion Divestiture is preliminary and will depend on various factors, including but not limited to: the market price of shares of Realty common stock at the closing date of the Mergers, the allocation of the purchase price in the Mergers to the assets acquired and liabilities assumed of VEREIT (including the assets and liabilities of VEREIT Office Assets), and the resulting total Mergers-specific goodwill balance. As a result, the Mergers-specific goodwill attributed to Orion could differ significantly from the current estimate, which could materially impact the unaudited pro forma condensed combined financial statements.

4)
The pro forma adjustment to Mortgages payable, net reflects the repayment of certain existing mortgages payable of Realty Office Assets and VEREIT Office Assets prior to the Orion Divestiture. The following table summarizes the pro forma adjustment to Mortgages payable, net (in thousands):

Amount
Principal amount repaid	$(165,809)
Elimination of historical deferred financing fees and net premiums related to Realty Office Assets mortgages repaid	535
Elimination of net premiums related to VEREIT Office Assets mortgages repaid	(6,811)
Derecognition of remaining Orion mortgages payable, as described in item 1 of Note 5	(15,821)
Total pro forma adjustment	$(187,906)

5)
The following table presents the pro forma adjustments to Distributions in excess of net income (in thousands):

Amount
Derecognition of Orion net assets upon the Orion Divestiture	$(1,768,327)
Loss on debt extinguishment upon repayment of certain mortgages payable	(4,948)
Total pro forma adjustment	$(1,773,275)
Statements of Operations
The pro forma adjustments reflect the effect of the Orion Divestiture on Realty’s and VEREIT’s historical consolidated statements of operations as if the Orion Divestiture occurred on January 1, 2020.

6)
These pro forma adjustments reflect the elimination of the historical revenue and direct expenses of Realty Office Assets and VEREIT Office Assets. These adjustments do not reflect the allocation of any general corporate overhead costs of Realty or VEREIT to Realty Office Assets or VEREIT Office Assets, respectively. The pro forma adjustments for the elimination of revenue and direct expenses of the Orion Business consist of the following (in thousands):

For the six months ended June 30, 2021
	Realty Office Assets	VEREIT Office Assets	Total Orion Business
REVENUE
Rental (including reimbursable)	$25,615	$80,894	$106,509
Other	—	492	492
Total revenue	25,615	81,386	107,001
EXPENSES
Depreciation and amortization	11,943	29,444	41,387
Interest	803	3,816	4,619
Property (including reimbursable)	2,951	20,814	23,765
General and administrative	—	17	17
Provisions for impairment	—	21,624	21,624
Total expenses	15,697	75,715	91,412
Equity in income of unconsolidated entities	—	410	410
Loss on extinguishment of debt	—	(80)	(80)
Income before income taxes	9,918	6,001	15,919
Income taxes	—	—	—
Net income	9,918	6,001	15,919
Net income attributable to noncontrolling interests	—	31	31
Net income available to common stockholders	$9,918	$6,032	$15,950
For the year ended December 31, 2020
	Realty Office Assets	VEREIT Office Assets	Total Orion Business
REVENUE
Rental (including reimbursable)	$53,474	$170,304	$223,778
Other	—	754	754
Total revenue	53,474	171,058	224,532
EXPENSES
Depreciation and amortization	25,950	62,662	88,612
Interest	2,931	9,905	12,836
Property (including reimbursable)	5,770	46,597	52,367
General and administrative	—	40	40
Provisions for impairment	18,671	9,306	27,977
Total expenses	53,322	128,510	181,832
Gain on sales of real estate	—	9,765	9,765
Equity in income and gain on disposition of unconsolidated entities	—	535	535
Loss on extinguishment of debt	—	(1,686)	(1,686)
Income before income taxes	152	51,162	51,314

	Realty Office Assets	VEREIT Office Assets	Total Orion Business
Income taxes	—	—	—
Net income	152	51,162	51,314
Net income attributable to noncontrolling interests	—	60	60
Net income available to common stockholders	$152	$51,222	$51,374

7)
Represents the adjustment to: (i) remove the historical loss on extinguishment of debt related to VEREIT Office Assets of $1.7 million for the year ended December 31, 2020 (as described in item 6 of Note 5), and (ii) recognize a loss on extinguishment of debt of $4.9 million for the year ended December 31, 2020 as a result of the repayment of certain existing mortgages payable of Realty Office Assets and VEREIT Office Assets prior to the Orion Divestiture. The total loss on extinguishment of debt consists of prepayment penalties and the write-off of unamortized deferred financing fees and will not affect the statements of operations of the combined company beyond twelve months after the closing date of the Mergers and the Orion Divestiture.

Note 6 — Pro Forma Net Income Available to Common Stockholders per Common Share
The following table summarizes the unaudited pro forma net income from continuing operations per common share for the six months ended June 30, 2021 and the year ended December 31, 2020 as if the Pro Forma Transactions occurred on January 1, 2020 (in thousands, except share and per share data):
	For the six months ended June 30, 2021	For the year ended December 31, 2020
Numerator
Pro forma net income available to common stockholders	$307,339	$230,937
Denominator
Realty historical weighted average common shares outstanding	372,879,165	345,280,126
VEREIT common stock and VEREIT OP common units converted into Realty common stock (229,301,649 shares and units outstanding, multiplied by the Exchange Ratio of 0.705)	161,657,663	161,657,663
VEREIT DSU Awards converted into Realty common stock (120,362 units, multiplied by the Exchange Ratio of 0.705)	84,855	84,855
Pro forma weighted average common shares outstanding – basic	534,621,683	507,022,644
Realty historical weighted average dilutive shares	92,579	135,132
Unvested VEREIT equity-based awards exchanged into Realty equity-based awards	60,972	74,827
Pro forma weighted average Realty common shares outstanding – diluted	534,775,234	507,232,603
Pro forma amounts of net income available to common stockholders per common share:
Basic and diluted	$0.57	$0.46

USE OF PROCEEDS
We will not receive any cash proceeds from the issuance of the Realty Notes in connection with the exchange offers. In exchange for issuing the Realty Notes and paying the cash consideration, we will receive the tendered VEREIT Notes. The VEREIT Notes surrendered in connection with the exchange offers will be retired and cancelled and will not be reissued.

CAPITALIZATION
The following table sets forth our cash, short-term debt and capitalization as of June 30, 2021 on:
•
an actual basis; and

•
a pro forma as adjusted basis giving effect to the acquisition of VEREIT and the Pro Forma Transactions (as defined and described under the caption “Unaudited Pro Forma Condensed Combined Financial Statements”) related thereto and completion of the exchange offers, assuming all of the outstanding VEREIT Notes are validly tendered prior to the Early Consent Date and not validly withdrawn, and are exchanged for corresponding Realty Notes.

If less than all of the outstanding VEREIT Notes are validly tendered prior to the Early Consent Date, such notes will remain outstanding after giving effect to the acquisition of VEREIT and the transactions related thereto and completion of the exchange offers and the amount of corresponding Realty Notes will be reduced by the amount that so remains outstanding.
You should read this table in conjunction with our consolidated financial statements and related notes, incorporated by reference in this prospectus and the unaudited pro forma condensed combined financial information included in this prospectus.
			As of June 30, 2021
	Realty Actual		VEREIT Actual	Pro Forma As Adjusted
			(in thousands, except par value and shares)
Cash and cash equivalents		$231,164	$275,496	$700,069
Short-term debt		$1,298,706	15,705	1,314,411
Realty Long-term debt:
4.650% Notes due 2023		$750,000	$—	$750,000
3.875% Notes due 2024		350,000	—	350,000
3.875% Notes due 2025		500,000	—	500,000
0.750% Notes due 2026		325,000	—	325,000
4.125% Notes due 2026		650,000	—	650,000
3.000% Notes due 2027		600,000	—	600,000
3.650% Notes due 2028		550,000	—	550,000
3.250% Notes due 2029		500,000	—	500,000
1.625% Notes due 2030		552,440	—	552,440
3.250% Notes due 2031		950,000	—	950,000
1.800% Notes due 2033		400,000	—	400,000
2.730% Notes due 2034		435,047	—	435,047
5.875% Notes due 2035		250,000	—	250,000
4.650% Notes due 2047		550,000	—	550,000
4.600% Notes due 2024		—	—	500,000
4.625% Notes due 2025		—	—	550,000
4.875% Notes due 2026		—	—	600,000
3.950% Notes due 2027		—	—	600,000
3.400% Notes due January 2028		—	—	600,000
2.200% Notes due June 2028		—	—	500,000
3.100% Notes due 2029		—	—	600,000
2.850% Notes due 2032		—	—	700,000
VEREIT Long-term debt:	$

		As of June 30, 2021
	Realty Actual	VEREIT Actual	Pro Forma As Adjusted
		(in thousands, except par value and shares)
4.600% Notes due 2024	—	500,000	—
4.625% Notes due 2025	—	550,000	—
4.875% Notes due 2026	—	600,000	—
3.950% Notes due 2027	—	600,000	—
3.400% Notes due January 2028	—	600,000	—
2.200% Notes due June 2028	—	500,000	—
3.100% Notes due 2029	—	600,000	—
2.850% Notes due 2032	—	700,000	—
Other long-term debt:
Term loan	250,000	—	250,000
Long-term mortgages payable	286,501	991,403	1,277,904
Total Liabilities	$10,111,262	$6,194,989	$17,232,858
Preferred stock and paid-in capital	$—	$371,781	$—
Common stock and paid-in capital	15,827,231	12,985,316	26,595,897
Distributions in excess of net income	(3,968,333)	(6,644,896)	(5,822,597)
Accumulated other comprehensive (loss) income	(19,366)	732	(19,336)
Noncontrolling interest	34,147	7,073	34,133
Total equity	11,873,679	6,720,006	20,788,067
Total capitalization	$21,984,941	$12,914,995	$38,020,925

*
Amounts may not add due to rounding

THE EXCHANGE OFFERS AND CONSENT SOLICITATIONS
Purpose of the Exchange Offers and Consent Solicitations
Realty is conducting the exchange offers to simplify its capital structure and to give existing holders of VEREIT Notes the option to obtain securities issued by the Realty parent entity. Realty is conducting the consent solicitations to eliminate substantially all of the restrictive covenants in the VEREIT Indenture. Completion of the exchange offers and consent solicitations is expected to ease administration of the combined company’s indebtedness.
Terms of the Exchange Offers and Consent Solicitations
In the exchange offers, we are offering in exchange for a holder’s outstanding VEREIT Notes the following Realty Notes:
Aggregate Principal Amount	Series of Notes Issued by VEREIT to be Exchanged	Series of Notes to be Issued by Realty	Semi-Annual Interest Payment Dates for Both VEREIT and Realty Notes
$500,000,000	4.600% Notes due 2024	4.600% Notes due 2024	February 6 and August 6
$550,000,000	4.625% Notes due 2025	4.625% Notes due 2025	May 1 and November 1
$600,000,000	4.875% Notes due 2026	4.875% Notes due 2026	June 1 and December 1
$600,000,000	3.950% Notes due 2027	3.950% Notes due 2027	February 15 and August 15
$600,000,000	3.400% Notes due 2028	3.400% Notes due 2028	January 15 and July 15
$500,000,000	2.200% Notes due 2028	2.200% Notes due 2028	June 15 and December 15
$600,000,000	3.100% Notes due 2029	3.100% Notes due 2029	June 15 and December 15
$700,000,000	2.850% Notes due 2032	2.850% Notes due 2032	June 15 and December 15
Specifically, (i) in exchange for each $1,000 principal amount of VEREIT Notes that is validly tendered prior to the Early Consent Date, and not validly withdrawn, holders will receive the Total Consideration and (ii) in exchange for each $1,000 principal amount of VEREIT Notes that is validly tendered after the Early Consent Date but prior to the Expiration Date, and not validly withdrawn, holders will receive only the Exchange Consideration, which is equal to the Total Consideration less the Early Participation Premium.
The Realty Notes will be issued only in denominations of $2,000 and whole multiples of $1,000. See “Description of New Realty Notes — General.” If Realty would be required to issue a Realty Note in a denomination other than $2,000 or a whole multiple of $1,000, Realty will, in lieu of such issuance:
•
issue a Realty Note in a principal amount that has been rounded down to the nearest lesser whole multiple of $2,000 and $1,000 integral multiples in excess thereof; and

•
pay a cash amount equal to:

•
the difference between (i) the principal amount of the Realty Notes to which the tendering holder would otherwise be entitled and (ii) the principal amount of the Realty Note actually issued in accordance with this paragraph; plus

•
accrued and unpaid interest on the principal amount representing such difference to the Settlement Date; provided, however, that you will not receive any payment for interest on this cash amount or any accrued or unpaid interest by reason of any delay on the part of the exchange agent in making delivery or payment to the holders entitled thereto or any delay in the allocation or crediting of securities or monies received by DTC to participants in DTC or in the allocation or crediting of securities or monies received by participants to beneficial owners and in no event will Realty be liable for interest or damages in relation to any delay or failure of payment to be remitted to any holder.

The interest rate, interest payment dates, redemption terms and maturity of each series of Realty Notes to be issued by Realty in the exchange offers will be the same as those of the corresponding series of VEREIT Notes to be exchanged. The Realty Notes received in exchange for the tendered VEREIT Notes will accrue interest from (and including) the most recent date to which interest has been paid on those VEREIT Notes; provided, that interest will only accrue with respect to the aggregate principal amount of Realty Notes you receive, which may be less than the principal amount of VEREIT Notes you tendered for exchange. Except as otherwise set forth above, you will not receive a payment for accrued and unpaid interest on VEREIT Notes you exchange at the time of the exchange.
Each series of Realty Notes is a new series of debt securities that will be issued under the Realty Indenture. The terms of the Realty Notes will include those expressly set forth in such notes and the Realty Indenture and those made part of the Realty Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).
In conjunction with the exchange offers, we are also soliciting consents from the holders of each series of VEREIT Notes to effect a number of amendments to the VEREIT Indenture under which each such series of notes were issued and are governed. You may not consent to the proposed amendments to the VEREIT Indenture without tendering your VEREIT Notes in the appropriate exchange offer and you may not tender your VEREIT Notes for exchange without consenting to the applicable proposed amendments. By tendering your VEREIT Notes for exchange, you will be deemed to have validly delivered your consent to all the proposed amendments to the VEREIT Indenture under which those notes were issued with respect to that specific series, as further described under “The Proposed Amendments.”
The consummation of the exchange offers and consent solicitations are subject to, and conditional upon, the satisfaction or waiver of the conditions discussed under “The Exchange Offers and Consent Solicitations — Conditions to the Exchange Offers and Consent Solicitations,” including, among other things, the receipt of valid consents to the proposed amendments from the holders of at least a majority of the outstanding aggregate principal amount of each series of VEREIT Notes, voting as separate series (the “Requisite Consents”) and the consummation of the Mergers. We may, at our option and in our sole discretion, waive any such conditions, except the requirement that the Mergers be consummated. For information about other conditions to our obligations to complete the exchange offers, see “The Exchange Offers and Consent Solicitations — Conditions to the Exchange Offers and Consent Solicitations.” For a description of the proposed amendments, see “The Proposed Amendments.”
If the Requisite Consents are received and accepted, then VEREIT and the trustee under the VEREIT Indenture will execute a supplemental indenture effectuating the proposed amendments with respect to such series. Under the terms of this supplemental indenture, the proposed amendments will become effective on the Settlement Date, assuming the satisfaction or waiver (other than the waiver of the condition requiring consummation of the Mergers) of the conditions discussed under “The Exchange Offers and Consent Solicitations — Conditions to the Exchange Offers and Consent Solicitations”. Each non-consenting holder of a series of VEREIT Notes will be bound by the applicable terms of the supplemental indenture.

Conditions to the Exchange Offers and Consent Solicitations
The consummation of the exchange offers and consent solicitations is subject to, and conditional upon, the satisfaction or waiver (other than the waiver of the condition requiring consummation of the Mergers) of the following conditions: (a) the receipt of the Requisite Consents described above under “— Terms of the Exchange Offers and Consent Solicitations,” (b) the valid tender (without valid withdrawal) of a majority in aggregate principal amount of the VEREIT Notes held by persons other than VEREIT or any person directly or indirectly controlling or controlled or under direct or indirect common control with VEREIT as of the Expiration Date, as it may be extended at Realty’s discretion, (c) the consummation of the Mergers and (d) the following statements are true:
(1)   In our reasonable judgment, no action or event has occurred or been threatened (including a default under an agreement, indenture or other instrument or obligation to which we or one of our affiliates is a party or by which we or one of our affiliates is bound), no action is pending, no action has been taken, and no statute, rule, regulation, judgment, order, stay, decree or injunction has been promulgated, enacted, entered, enforced or deemed applicable to the exchange offers, the exchange of VEREIT Notes under an exchange offer, the consent solicitations or the proposed amendments, by or before any court or governmental, regulatory or administrative agency, authority or tribunal, which either:
•
challenges the exchange offers, the exchange of VEREIT Notes under an exchange offer, the consent solicitations or the proposed amendments or might, directly or indirectly, prohibit, prevent, restrict or delay consummation of, or might otherwise adversely affect in any material manner, the exchange offers, the exchange of VEREIT Notes under an exchange offer, the consent solicitations or the proposed amendments; or

•
in our reasonable judgment, could materially affect the business, condition (financial or otherwise), income, operations, properties, assets, liabilities or prospects of Realty and its subsidiaries, taken as a whole, or materially impair the contemplated benefits to Realty of the exchange offers, the exchange of VEREIT Notes under an exchange offer, the consent solicitations or the proposed amendments, or might be material to holders of VEREIT Notes in deciding whether to accept the exchange offers and give their consents;

(2)   None of the following has occurred:
•
any general suspension of or limitation on trading in securities on any United States national securities exchange or in the over-the-counter market (whether or not mandatory);

•
a material impairment in the general trading market for debt securities;

•
a declaration of a banking moratorium or any suspension of payments in respect of banks by federal or state authorities in the United States (whether or not mandatory);

•
a commencement or escalation of a war, armed hostilities, terrorist act or other national or international crisis directly or indirectly relating to the United States;

•
any limitation (whether or not mandatory) by any governmental authority on, or other event having a reasonable likelihood of affecting, the extension of credit by banks or other lending institutions in the United States;

•
any material adverse change in United States securities or financial markets generally; or

•
in the case of any of the foregoing existing at the time of the commencement of the exchange offers, a material acceleration or worsening thereof; and

(3)   The trustee under the VEREIT Indenture has executed and delivered a supplemental indenture relating to the proposed amendments and has not objected in any respect to, or taken any action that could in our reasonable judgment adversely affect the consummation of, any of the exchange offers, the exchange of VEREIT Notes under an exchange offer, the consent solicitations or our ability to effect the proposed amendments, nor has the trustee taken any action that challenges the validity or effectiveness of the procedures used by us in soliciting consents (including the form thereof) or in making the exchange offers, the exchange of the VEREIT Notes under the exchange offers or the consent solicitations.

All of these conditions are for our sole benefit and may be waived by us, in whole or in part in our sole discretion except that we may not waive the condition requiring the consummation of the Mergers. Any determination made by us concerning these events, developments or circumstances shall be conclusive and binding, subject to the rights of the holders of the VEREIT Notes to challenge such determination in a court of competent jurisdiction.
Expiration Date; Extensions; Amendments
The Expiration Date for the exchange offers and consent solicitations shall be the time immediately following 11:59 p.m., New York City time, on November 5, 2021, subject to our right to extend that date and time in our sole discretion, in which case the Expiration Date shall be the latest date and time to which we have extended the relevant exchange offer.
Subject to applicable law, we expressly reserve the right, in our sole discretion, with respect to the exchange offers and consent solicitations for each series of VEREIT Notes to:
(1)   delay accepting any VEREIT Notes, to extend the exchange offers and consent solicitations or to terminate the exchange offers and consent solicitations and not accept any VEREIT Notes; and
(2)   amend, modify or waive in part or whole, at any time, or from time to time, the terms of the exchange offers and consent solicitations in any respect, including waiver (other than the waiver of the condition requiring consummation of the Mergers) of any conditions to consummation of the exchange offers and consent solicitations.
If we exercise any such right, we will give written notice thereof to the exchange agent and will make a public announcement thereof as promptly as practicable. Without limiting the manner in which we may choose to make a public announcement of any extension, amendment or termination of the exchange offers and consent solicitations, we will not be obligated to publish, advertise or otherwise communicate any such public announcement, other than by making a timely press release to any appropriate news agency.
The minimum period during which the exchange offers and consent solicitations will remain open following material changes in the terms of the exchange offers and consent solicitations or in the information concerning the exchange offers and consent solicitations will depend upon the facts and circumstances of such change, including the relative materiality of the changes.
In accordance with Rule 14e-1 under the Exchange Act, if we elect to change the consideration offered or the percentage of VEREIT Notes sought, the relevant exchange offers and consent solicitations will remain open for a minimum ten business-day period following the date that the notice of such change is first published or sent to holders of the VEREIT Notes.
If the terms of the exchange offers and consent solicitations are amended in a manner determined by us to constitute a material change adversely affecting any holder of the VEREIT Notes, we will promptly disclose any such amendment in a manner reasonably calculated to inform holders of the VEREIT Notes of such amendment, and will extend the relevant exchange offers and consent solicitations, or if the Expiration Date has passed, provide additional withdrawal rights, for a time period that we deem appropriate, depending upon the significance of the amendment and the manner of disclosure to the holders of the VEREIT Notes, if the exchange offers and consent solicitations would otherwise expire during such time period.
Effect of Tender
Any tender of a VEREIT Note by a noteholder that is not validly withdrawn prior to the Expiration Date will constitute a binding agreement between that holder and Realty and a consent to all of the proposed amendments, upon the terms and subject to the conditions of the relevant exchange offer. The acceptance of the exchange offers by a tendering holder of VEREIT Notes will constitute the agreement by that holder to deliver good and marketable title to the tendered VEREIT Notes, free and clear of all liens, charges, claims, encumbrances, interests and restrictions of any kind.
If the proposed amendments to the VEREIT Indenture have been adopted with respect to the VEREIT Notes of series, the amendments will apply to all VEREIT Notes of such series that are not acquired in the exchange offers, even though the holders of those VEREIT Notes did not consent to the proposed amendments. Thereafter, all such VEREIT Notes will be governed by the relevant VEREIT Indenture as amended by the proposed amendments, which will have less restrictive terms and afford reduced protections to the holders of those securities compared to those currently in the VEREIT Indenture or those applicable to the Realty Notes. In particular, holders of the VEREIT Notes under the amended VEREIT Indenture will no longer receive annual, quarterly and other reports from VEREIT, and will no longer be entitled to the benefits of various covenants, and other provisions. See “Risk Factors — Risks Related to the Exchange Offers and the Consent Solicitations — The proposed amendments to the VEREIT Indenture will afford reduced protection to remaining holders of VEREIT Notes.”
Absence of Dissenters’ Rights
Holders of the VEREIT Notes do not have any appraisal or dissenters’ rights under New York law, the law governing the VEREIT Indenture and the VEREIT Notes, or under the terms of the VEREIT Indenture in connection with the exchange offers and consent solicitations.
Acceptance of VEREIT Notes for Exchange; Realty Notes
Assuming the conditions to the exchange offers are satisfied or waived (other than the waiver of the condition requiring consummation of the Mergers), we will issue new Realty Notes in book-entry form and pay the cash consideration in connection with the exchange offers promptly on the Settlement Date (in exchange for VEREIT Notes that are properly tendered (and not validly withdrawn) before the Expiration Date and accepted for exchange).
We will be deemed to have accepted validly tendered VEREIT Notes (and will be deemed to have accepted validly delivered consents to the proposed amendments for the VEREIT Indenture) if and when we have given oral or written notice thereof to the exchange agent. Subject to the terms and conditions of the exchange offers, delivery of Realty Notes and payment of the cash consideration in connection with the exchange of VEREIT Notes accepted by us will be made by the exchange agent on the Settlement Date upon receipt of such notice. The exchange agent will act as agent for participating holders of the VEREIT Notes for the purpose of receiving consents and VEREIT Notes from, and transmitting Realty Notes and the cash consideration to, such holders. If any tendered VEREIT Notes are not accepted for any reason set forth in the terms and conditions of the exchange offers or if VEREIT Notes are withdrawn prior to the Expiration Date of the exchange offers, such unaccepted or withdrawn VEREIT Notes will be returned without expense to the tendering holder promptly after the expiration or termination of the exchange offers.
Procedures for Consenting and Tendering
If you hold VEREIT Notes and wish to have those notes exchanged for Realty Notes and the cash consideration, you must validly tender (or cause the valid tender of) your VEREIT Notes using the procedures described in this prospectus. The proper tender of VEREIT Notes will constitute an automatic consent to the proposed amendments to the VEREIT Indenture.
The procedures by which you may tender or cause to be tendered VEREIT Notes will depend upon the manner in which you hold the VEREIT Notes, as described below.
VEREIT Notes Held with DTC
Pursuant to authority granted by The Depository Trust Company (“DTC”), if you are a DTC participant that has VEREIT Notes credited to your DTC account and thereby held of record by DTC’s nominee, you may directly tender your VEREIT Notes and deliver a consent as if you were the record holder. Accordingly, references herein to record holders include DTC participants with VEREIT Notes credited to their accounts. Within two business days after the date of this prospectus, the exchange agent will establish accounts with respect to the VEREIT Notes at DTC for purposes of the exchange offers.
Tender of VEREIT Notes (and corresponding consents thereto) will be accepted only in minimum denominations of $2,000 and integral multiples of $1,000 excess thereof.

Any DTC participant may tender VEREIT Notes and thereby deliver a consent to the proposed amendments to the appropriate VEREIT Indenture by effecting a book-entry transfer of the VEREIT Notes to be tendered in the exchange offers into the account of the exchange agent at DTC and electronically transmitting its acceptance of the exchange offers through DTC’s Automated Tender Offer Program (“ATOP”) before the Expiration Date of the exchange offers.
If ATOP procedures are followed, DTC will verify each acceptance transmitted to it, execute a book-entry delivery to the exchange agent’s account at DTC and send an agent’s message to the exchange agent.
An agent’s message, and any other required documents, must be transmitted to and received by the exchange agent prior to the Expiration Date of the exchange offers at one of its addresses set forth on the back cover page of this prospectus. Delivery of these documents to DTC does not constitute delivery to the exchange agent.
There is no letter of transmittal in connection with the exchange offers.
VEREIT Notes Held Through a Nominee
Currently, all of the VEREIT Notes are held in book-entry form and can only be tendered by following the procedures described below under “— VEREIT Notes Held with DTC.” However, if you are a beneficial owner of VEREIT Notes that are subsequently issued in certificated form and that are held of record by a custodian bank, depositary, broker, trust company or other nominee, and you wish to tender VEREIT Notes in the exchange offers, you should contact the record holder promptly and instruct the record holder to tender the VEREIT Notes and thereby deliver a consent on your behalf using one of the procedures described above.
Withdrawal of Tenders and Revocation of Corresponding Consents
Tenders of VEREIT Notes in connection with any of the exchange offers may be withdrawn at any time prior to the Expiration Date of the particular exchange offer. Tenders of VEREIT Notes may not be withdrawn at any time thereafter. Consents to the proposed amendments in connection with the consent solicitations may be revoked at any time prior to the Expiration Date of the particular consent solicitation, but may not be withdrawn at any time thereafter. A valid withdrawal of tendered VEREIT Notes prior to the Expiration Date will be deemed to be a concurrent revocation of the related consent to the proposed amendments to the appropriate VEREIT Indenture and a valid revocation of a consent to the proposed amendments to the appropriate VEREIT Indenture will be deemed to be a concurrent withdrawal of the tendered VEREIT Notes.
Beneficial owners desiring to withdraw VEREIT Notes previously tendered through the ATOP procedures should contact the DTC participant through which they hold their VEREIT Notes. In order to withdraw VEREIT Notes previously tendered, a DTC participant may, prior to the Expiration Date of the exchange offers, withdraw its instruction previously transmitted through ATOP by (1) withdrawing its acceptance through ATOP, or (2) delivering to the exchange agent by mail, hand delivery or facsimile transmission, notice of withdrawal of such instruction. The notice of withdrawal must contain the name and number of the DTC participant. Withdrawal of a prior instruction will be effective upon receipt of such notice of withdrawal by the exchange agent. All signatures on a notice of withdrawal must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, the NYSE Medallion Signature Program or the Stock Exchange Medallion Program, except that signatures on the notice of withdrawal need not be guaranteed if the VEREIT Notes being withdrawn are held for the account of an eligible institution. A withdrawal of an instruction must be executed by a DTC participant in the same manner as such DTC participant’s name appears on its transmission through ATOP to which the withdrawal relates. A DTC participant may withdraw a tender only if the withdrawal complies with the provisions described in this section.
If you are a beneficial owner of VEREIT Notes issued in certificated form and have tendered these notes (but not through DTC) and you wish to withdraw your tendered notes, you should contact the exchange agent for instructions.

Withdrawals of tenders of VEREIT Notes may not be rescinded and any VEREIT Notes withdrawn will thereafter be deemed not validly tendered for purposes of the exchange offers. Properly withdrawn VEREIT Notes, however, may be re-tendered by following the procedures described above at any time prior to the Expiration Date of the applicable exchange offer.
Miscellaneous
All questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of VEREIT Notes in connection with the exchange offers will be determined by us, in our sole discretion, and our determination will be final and binding. We reserve the absolute right to reject any or all tenders not in proper form or the acceptance for exchange of which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in the tender of any VEREIT Notes in the exchange offers, and our interpretation of the terms and conditions of the exchange offers will be final and binding on all parties. None of Realty, VEREIT, the exchange agent, the information agent, the dealer manager or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.
Tenders of VEREIT Notes involving any irregularities will not be deemed to have been made until such irregularities have been cured or waived. VEREIT Notes received by the exchange agent in connection with any exchange offer that are not validly tendered and as to which the irregularities have not been cured or waived will be returned by the exchange agent to (i) you by mail if they were tendered in certificated form or (ii) if they were tendered through the ATOP procedures, to the DTC participant who delivered such VEREIT Notes by crediting an account maintained at DTC designated by such DTC participant, in either case promptly after the Expiration Date of the applicable exchange offer or the withdrawal or termination of the applicable exchange offer.
We may also in the future engage in other liability management transactions or seek to acquire untendered VEREIT Notes in open market or privately negotiated transactions, through subsequent tender offers, exchange offers or otherwise. The terms of any of those purchases or offers could differ from the terms of these exchange offers.
Transfer Taxes
We will pay all transfer taxes, if any, applicable to the transfer and sale of VEREIT Notes to us in the exchange offers. If transfer taxes are imposed for any other reason, the amount of those transfer taxes, whether imposed on the registered holders or any other persons, will be payable by the tendering holder.
If satisfactory evidence of payment of or exemption from those transfer taxes is not submitted, the amount of those transfer taxes will be billed directly to the tendering holder and/or withheld from any payments due with respect to the VEREIT Notes tendered by such holder.
U.S. Federal Backup Withholding
Under current U.S. federal income tax law, the exchange agent (as payer) may be required under the backup withholding rules to withhold a portion of any payments made to certain holders (or other payees) of VEREIT Notes pursuant to the exchange offers and consent solicitations. To avoid such backup withholding, each tendering holder of VEREIT Notes must timely provide the exchange agent with such holder’s correct taxpayer identification number (“TIN”) on IRS Form W-9 (available from the IRS by calling 1-800-TAX-FORM (1-800-829-3676) or from the IRS website at http:// www.irs.gov), or otherwise establish a basis for exemption from backup withholding (currently imposed at a rate of 24%). Certain holders (including, among others, all corporations and certain foreign persons) are exempt from these backup withholding requirements. Exempt holders should furnish their TIN, provide the applicable codes in the box labeled “Exemptions,” and sign, date and send the IRS Form W-9 to the exchange agent. Foreign persons, including entities, may qualify as exempt recipients by submitting to the exchange agent a properly completed IRS Form W-8BEN (or other applicable form), signed under penalties of perjury, attesting to that holder’s foreign status. The applicable IRS Form W-8 can be obtained from the IRS or from the exchange agent. If a holder is an individual who is a U.S. citizen or resident, the TIN is generally his or her social security number. If the exchange agent is not provided with the correct TIN, a penalty may be imposed by the IRS and/or payments made with respect to VEREIT Notes exchanged pursuant to the exchange offers and consent solicitations may be subject to backup withholding. Failure to comply truthfully with the backup withholding requirements, if done willfully, may also result in the imposition of criminal and/or civil fines and penalties. See IRS Form W-9 for additional information.
If backup withholding applies, the exchange agent is required to withhold on any payments made to the tendering holders (or other payee). Backup withholding is not an additional tax. A holder subject to the backup withholding rules will be allowed a credit of the amount withheld against such holder’s U.S. federal income tax liability, and, if backup withholding results in an overpayment of tax, the holder may be entitled to a refund, provided the requisite information is correctly furnished to the IRS in a timely manner.
Each of Realty and VEREIT reserves the right in its sole discretion to take all necessary or appropriate measures to comply with its respective obligations regarding backup withholding.
Exchange Agent
D.F. King & Co., Inc. has been appointed the exchange agent for the exchange offers and consent solicitations. Consents and all correspondence in connection with the exchange offers should be sent or delivered by each holder of VEREIT Notes, or a beneficial owner’s custodian bank, depositary, broker, trust company or other nominee, to the exchange agent at the address and telephone numbers set forth on the back cover page of this prospectus. We will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable, out-of-pocket expenses in connection therewith.
Information Agent
D.F. King & Co., Inc. has been appointed as the information agent for the exchange offers and the consent solicitations, and will receive customary compensation for its services. Questions concerning tender procedures and requests for additional copies of this prospectus should be directed to the information agent at the address and telephone numbers set forth on the back cover page of this prospectus. Holders of any VEREIT Notes issued in certificated form and that are held of record by a custodian bank, depositary, broker, trust company or other nominee may also contact such record holder for assistance concerning the exchange offers.
Dealer Managers & Solicitation Agents
We have retained Goldman Sachs & Co. LLC, TD Securities (USA) LLC and Wells Fargo Securities, LLC to act as dealer managers and solicitation agents in connection with the exchange offers and consent solicitations and will pay the dealer managers and solicitation agents a customary fee as compensation for their services. We will also reimburse the dealer managers and solicitation agents for certain expenses. The obligations of the dealer managers and solicitation agents to perform this function are subject to certain conditions. We have agreed to indemnify the dealer managers and solicitation agents against certain liabilities, including liabilities under the federal securities laws. Questions regarding the terms of the exchange offers or the consent solicitations may be directed to the dealer managers at their respective addresses and telephone numbers set forth on the back cover page of this prospectus.
The dealer managers and solicitation agents and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. The dealer managers and solicitation agents and their respective affiliates have provided, and may in the future provide, a variety of these services to us and to persons and entities with relationships with us, for which they have received or will receive customary fees and expenses.
In the ordinary course of their various business activities, the dealer managers and solicitation agents and their affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of us (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with us. The dealer managers and solicitation agents and their affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments. Certain of the Dealer Managers and solicitation agents and/or their affiliates may actively trade and tender the VEREIT Notes as part of the exchange offers and consent solicitations.
Other Fees and Expenses
The expenses of soliciting tenders and consents with respect to the VEREIT Notes will be borne by us. The principal solicitations are being made by mail; however, additional solicitations may be made by facsimile transmission, telephone or in person by the dealer managers and solicitation agents and the information agent, as well as by officers and other employees of Realty and its affiliates.
Tendering holders of VEREIT Notes will not be required to pay any fee or commission to the dealer managers and solicitation agents. However, if a tendering holder handles the transaction through its broker, dealer, commercial bank, trust company or other institution, that holder may be required to pay brokerage fees or commissions.

DESCRIPTION OF THE DIFFERENCES BETWEEN THE REALTY NOTES AND THE VEREIT NOTES
The following is a summary comparison of certain terms of the Realty Notes and the VEREIT Notes that differ. The Realty Notes issued in the applicable exchange offers will be governed by the Realty Indenture. This summary does not purport to be complete and is qualified in its entirety by reference to the Realty Indenture and the related forms of notes and officers’ certificates described in the “Description of New Realty Notes,” and the VEREIT Indenture. Copies of those indentures and forms of notes are filed as exhibits to the registration statement of which this prospectus forms a part and are also available from the information agent upon request.
The VEREIT Notes represent, as of the date of this prospectus, the only debt securities outstanding under the VEREIT Indenture.
As used under this caption “Description of the Differences between the Realty Notes and the VEREIT Notes,” the term “Company” means Realty Income Corporation, the issuer of the Realty Notes, and does not include any of its subsidiaries. Certain terms used under this caption with respect to the Realty Notes and the Realty Indenture are defined under this caption or under the captions “Description of New Realty Notes” and “Description of Base Securities” in this prospectus, and you should carefully review those definitions. Other terms used under this caption and not otherwise defined in this prospectus have the meanings given to those terms in the Realty Indenture or the related forms of notes or the VEREIT Indenture, as applicable. Article and section references in the descriptions of the notes below are references to the applicable indenture under which the notes were or will be issued.
The description of the VEREIT Notes reflects the VEREIT Notes as currently constituted and does not reflect any changes to the covenants and other terms of the VEREIT Notes or the VEREIT Indenture that may be effected following the consent solicitations as described under “The Proposed Amendments.”
	VEREIT Notes	New Realty Notes
	Article IV of the VEREIT Indenture, supplemented by Section 18(a) of Annex A of each officer's certificate establishing the terms of the VEREIT Notes:	Realty Form of Note
Limitation on Incurrence of Total Debt	Parent will not, and will not permit any Subsidiary to, incur any Debt (including, without limitation, Acquired Debt) if, immediately after giving effect to the incurrence of such additional Debt and the application of the proceeds therefrom on a pro forma basis, the aggregate principal amount of all outstanding Debt of Parent and its Subsidiaries on a consolidated basis determined in accordance with GAAP is greater than 65% of the sum of (1) the Total Assets of Parent and its Subsidiaries as of the end of the latest fiscal quarter covered in Parent’s Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the Commission (or, if	The Company will not, and will not permit any Subsidiary to, incur any Debt, other than Intercompany Debt, if, immediately after giving effect to the incurrence of such additional Debt and the application of the proceeds therefrom on a pro forma basis, the aggregate principal amount of all outstanding Debt of the Company and its Subsidiaries on a consolidated basis determined in accordance with GAAP is greater than 60% of the sum of (i) the Company’s Total Assets as of the end of the latest fiscal quarter covered in the Company’s Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the Commission (or, if

	VEREIT Notes	New Realty Notes
such filing is not required under the Exchange Act, with the Trustee) prior to the incurrence of such additional Debt, and (2) the aggregate purchase price of any real estate assets or mortgages receivable acquired, and the aggregate amount of any securities offering proceeds received (to the extent such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Debt), in each case by Parent or any of its Subsidiaries since the end of such fiscal quarter, including the proceeds obtained from the incurrence of such additional Debt.
such filing is not required under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with the Trustee) prior to the incurrence of such additional Debt and (ii) the increase, if any, in Total Assets from the end of such quarter including, without limitation, any increase in Total Assets caused by the application of the proceeds of such additional Debt (such increase together with the Company’s Total Assets are referred to as the “Adjusted Total Assets”).
As used in the Realty Indenture, the term “Company” means, in general, Realty Income Corporation and its successors under the Realty Indenture (in each case excluding its subsidiaries), and the term “Commission” means, in general, the Securities and Exchange Commission, as from time to time constituted, created under the Exchange Act, or, if at any time after the execution of the Realty Indenture such Commission is not existing and performing the duties then assigned to it under the Trust Indenture Act of 1939, as amended, then the body performing such duties on such date.

Limitation on Incurrence of Secured Debt	Article IV of the VEREIT Indenture, supplemented by Section 18(b) of Annex A of each officer’s certificate establishing the terms of the VEREIT Notes:	Realty Form of Note
	Parent will not, and will not permit any Subsidiary to, incur any Secured Debt (including, without limitation, Acquired Debt that is secured by a Lien) if, immediately after giving effect to the incurrence of such Secured Debt and the application of the proceeds therefrom on a pro forma basis, the aggregate principal amount of all	The Company will not, and will not permit any Subsidiary to, incur any Secured Debt, other than Intercompany Debt, if, immediately after giving effect to the incurrence of such additional Secured Debt and the application of the proceeds therefrom on a pro forma basis, the aggregate principal amount of all outstanding Secured Debt of the

	VEREIT Notes	New Realty Notes
	outstanding Secured Debt of Parent and its Subsidiaries on a consolidated basis determined in accordance with GAAP is greater than 40% of the sum of (1) the Total Assets of Parent and its Subsidiaries as of the end of the latest fiscal quarter covered in Parent’s Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the Commission (or, if such filing is not required under the Exchange Act, with the Trustee) prior to the incurrence of such additional Debt, and (2) the aggregate purchase price of any real estate assets or mortgages receivable acquired, and the aggregate amount of any securities offering proceeds received (to the extent such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Debt), in each case by Parent or any of its Subsidiaries since the end of such fiscal quarter, including the proceeds obtained from the incurrence of such additional Debt.	Company and its Subsidiaries on a consolidated basis determined in accordance with GAAP is greater than 40% of the Company’s Adjusted Total Assets
Debt Service Coverage	Article IV of the VEREIT Indenture, supplemented by Section 18(c) of Annex A of each officer’s certificate establishing the terms of the VEREIT Notes:	Realty Form of Note
	Parent will not, and will not permit any Subsidiary to, incur any Debt (including, without limitation, Acquired Debt) and solely with respect to the 2024 Notes, other than intercompany debt, if the ratio of Consolidated Income Available for Debt Service to the Annual Debt Service Charge for the period consisting of the four consecutive fiscal quarters most recently ended prior to the date on which such additional Debt is to be incurred is less than 1.5 to 1.0, on a pro forma basis after giving effect to the incurrence of such	The Company will not, and will not permit any Subsidiary to, incur any Debt, other than Intercompany Debt, if the ratio of Consolidated Income Available for Debt Service to the Annual Debt Service Charge for the period consisting of the four consecutive fiscal quarters most recently ended prior to the date on which such additional Debt is to be incurred is less than 1.5 to 1.0, on a pro forma basis after giving effect to the incurrence of such Debt and the application of the proceeds therefrom, and calculated on the assumption that

VEREIT Notes	New Realty Notes
Debt and the application of the proceeds therefrom, and calculated on the following assumptions: (1) such Debt and any other Debt (including, without limitation, Acquired Debt) incurred by Parent or any of its Subsidiaries since the first day of such four-quarter period and the application of the proceeds therefrom (including to refinance other Debt since the first day of such four-quarter period) had occurred on the first day of such period, (2) the repayment or retirement of any other Debt of Parent or any of its Subsidiaries since the first day of such four-quarter period had occurred on the first day of such period (except that, in making such computation, the amount of Debt under any revolving credit facility, line of credit or similar facility shall be computed based upon the average daily balance of such Debt during such period), and (3) in the case of any acquisition or disposition by Parent or any Subsidiary of any asset or group of assets since the first day of such four-quarter period, including, without limitation, by merger, stock purchase or sale, or asset purchase or sale, such acquisition or disposition had occurred on the first day of such period with the appropriate adjustments with respect to such acquisition or disposition being included in such pro forma calculation. If the Debt giving rise to the need to make the foregoing calculation or any other Debt incurred after the first day of the relevant four-quarter period bears interest at a floating rate then, for purposes of calculating the Annual Debt Service Charge, the interest rate on such Debt shall be computed on a pro forma basis by applying the average daily rate which	(i) such Debt and any other Debt incurred by the Company or any of its Subsidiaries since the first day of such four-quarter period and the application of the proceeds therefrom (including to refinance other Debt since the first day of such four-quarter period) had occurred on the first day of such period, (ii) the repayment or retirement of any other Debt of the Company or any of its Subsidiaries since the first day of such four-quarter period had occurred on the first day of such period (except that, in making such computation, the amount of Debt under any revolving credit facility, line of credit or similar facility shall be computed based upon the average daily balance of such Debt during such period), and (iii) in the case of any acquisition or disposition by the Company or any Subsidiary of any asset or group of assets since the first day of such four-quarter period, including, without limitation, by merger, stock purchase or sale, or asset purchase or sale, such acquisition or disposition had occurred on the first day of such period with the appropriate adjustments with respect to such acquisition or disposition being included in such pro forma calculation. If the Debt giving rise to the need to make the foregoing calculation or any other Debt incurred after the first day of the relevant four-quarter period bears interest at a floating rate then, for purposes of calculating the Annual Debt Service Charge, the interest rate on such Debt shall be computed on a pro forma basis as if the average interest rate which would have been in effect during the entire such four-quarter period had been the applicable rate for the entire such period.

	VEREIT Notes	New Realty Notes
would have been in effect during the entire such four-quarter period to the greater of the amount of such Debt outstanding at the end of such period or the average amount of such Debt outstanding during such period.
Maintenance of Total Unencumbered Assets
Article IV of the VEREIT Indenture, supplemented by Section 18(d) of Annex A of each officer’s certificate establishing the terms of the VEREIT Notes:
Parent and its Subsidiaries will not have at any time Total Unencumbered Assets of less than 150% of the aggregate principal amount of all of the outstanding Unsecured Debt of Parent and its Subsidiaries determined on a consolidated basis in accordance with GAAP.

Realty Form of Note
The Company will maintain at all times Total Unencumbered Assets of not less than 150% of the aggregate outstanding principal amount of the Unsecured Debt of the Company and its Subsidiaries, computed on a consolidated basis in accordance with GAAP.

Change of Control (Applicable Solely to 2026 Notes)	Form of Note for 2026 Note

“Change of Control” means the occurrence of any of the following:
(1)   the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger, amalgamation, consolidation or other business combination transaction), in one or a series of related transactions, of all or substantially all of the properties or assets of Parent, the Issuer and their Subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d) of the Exchange Act), but excluding any employee benefit plan of such person or its subsidiaries, and any person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan); provided, however, that for the avoidance of doubt, the lease of all or substantially all of the real estate assets of Parent, the Issuer or any of their respective
Substantially the same provision will be included solely with respect to the New Realty Notes due 2026 except that,among other things, the defined term “Change of Control” will include references to Realty Income and its subsidiaries and references to the “Parent” will be eliminated. See “Description of New Realty Notes — Offer to Repurchase New 2026 Notes upon Change of Control and Ratings Decline.”

VEREIT Notes	New Realty Notes
subsidiaries to an operator pursuant to a real estate lease or leases shall not constitute a Change of Control;
(2) the adoption by shareholders or partners of a plan relating to the liquidation or dissolution of Parent or the Issuer;
(3) the consummation of any transaction (including any merger, amalgamation, consolidation or other business combination transaction) the result of which is that any “person” (as defined in clause (1) of this definition of “Change of Control”), other than any holding company which owns 100% of the Voting Stock of Parent (so long as no Change of Control would otherwise have occurred in respect of the Voting Stock of such holding company), becomes the beneficial owner (as defined in Rule 13d-3 and 13d-5 under the Exchange Act) of more than 50% of the Voting Stock of Parent, measured by voting power rather than number of shares;
(4) (a) Parent ceases to own, directly or indirectly, more than 50% of the Voting Stock of the Issuer or (b) the sole general partner of the Issuer ceases to be Parent or one or more of Parent’s wholly owned subsidiaries; or
(5) the replacement of a majority of the Board of Directors of Parent over a one-year period from the directors who constituted the Board of Directors of Parent at the beginning of such period, and such replacement shall not have been approved by vote of at least a majority of the Board of Directors of Parent then still in office who either were members of the Board of Directors at the beginning of such period or

VEREIT Notes	New Realty Notes
whose election as a member of such Board of Directors was previously so approved.
For purposes of this definition, (1) no Change of Control shall be deemed to have occurred solely as a result of a transfer of assets among Parent, the Issuer and any of their respective Subsidiaries and (2) a Person shall not be deemed to have beneficial ownership of securities subject to a stock purchase agreement, merger agreement or similar agreement until the consummation of the transactions contemplated by such agreement.

“Change of Control Triggering Event” means the occurrence of both (1) a Change of Control and (2) a Rating Decline.
“Rating Decline” shall be deemed to occur if, within 90 days after public notice of the occurrence of a Change of Control (which period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by either of the Rating Agencies with respect to a Rating Category if such period exceeds 90 days), the rating of the Notes by each Rating Agency shall be decreased by one or more gradations to or within a Rating Category (including gradations within Rating Categories as well as between Rating Categories) as compared to the rating of the Notes on the Rating Date immediately preceding such Change of Control.
“Rating Date” means the date which is the day immediately prior to the earlier of (1) a Change of Control or (2) public notice of the occurrence of a Change of Control or of the intention by Parent or the Issuer to effect a Change of Control.

	VEREIT Notes	New Realty Notes
Events of Default	Section 6.01 of the VEREIT Base Indenture, supplemented by Section 17 of each officer’s certificate establishing the terms of the VEREIT Notes	Section 501 of the Realty Indenture
	(a) Whenever used herein with respect to Securities of a particular series, “Event of Default” means any one or more of the following events that has occurred and is continuing (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):	“Event of Default,” wherever used herein with respect to any particular series of Securities, means any one of the following events (whatever the reason for such Event of Default and whether or not it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):
	(1) the Issuers default in the payment of any installment of interest upon any of the Securities of that series, as and when the same shall become due and payable, and continuance of such default for a period of 30 days; provided, however, that a valid extension of an interest payment period by the Issuers in accordance with the terms of any indenture supplemental hereto shall not constitute a default in the payment of interest for this purpose;	(1) default in the payment of any interest upon or any Additional Amounts payable in respect of any Security of that series or of any coupon appertaining thereto, when such interest, Additional Amounts or coupon becomes due and payable, and continuance of such default for a period of 30 days (no Additional Amounts (as defined in the Realty Indenture) are payable with respect to the Realty Notes of any series); or
	(2) the Issuers default in the payment of the principal of (or premium, if any, on) any of the Securities of that series as and when the same shall become due and payable whether at maturity, or, by declaration of acceleration, notice of redemption, notice of option to elect repayment or otherwise, or in any payment required by any sinking or analogous fund established with respect to that series; provided, however, that a valid extension of the maturity of such Securities in accordance with the terms of any indenture supplemental hereto	(2) default in the payment of the principal of (or premium, if any, on) any Security of that series when it becomes due and payable, whether at Stated Maturity or by declaration of acceleration, notice of redemption, notice of option to elect repayment or otherwise; or

VEREIT Notes	New Realty Notes
shall not constitute a default in the payment of principal or premium, if any;
(3) any Issuer or any Guarantor fails to observe or perform any other of its covenants or agreements with respect to that series contained in this Indenture or otherwise established with respect to that series of Securities pursuant to Section 2.01 hereof (other than a covenant or agreement that has been expressly included in this Indenture solely for the benefit of one or more series of Securities other than such series) which continues for a period of 60 days after the date on which written notice of such failure, requiring the same to be remedied and stating that such notice is a “Notice of Default” hereunder, shall have been given to the Issuers by the Trustee, by registered or certified mail, or to the Issuers and the Trustee by the holders of at least 25% in principal amount of the Securities of that series at the time Outstanding;	(3) default in the deposit of any sinking fund payment, when and as due by the terms of any Security of that series; or
(4) the Guarantee of any Guarantor ceases to be in full force and effect or such Guarantor denies or disaffirms in writing its obligations under this Indenture or its Guarantee;	(4) default in the performance, or breach, of any covenant or warranty of the Company in this Indenture or in any Security of that series (other than a covenant or warranty a default in whose performance or whose breach is elsewhere in this Section 501 specifically dealt with or which has been expressly included in this Indenture solely for the benefit of one or more series of Securities other than such series), and continuance of such default or breach for a period of 60 days after there has been given, by registered or certified mail, to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in principal amount of the Outstanding Securities of that series a written notice specifying

VEREIT Notes	New Realty Notes
such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” hereunder; or
In the case of the 2024 Notes only:
(5) default under any bond, debenture, note or other evidence of indebtedness for money borrowed by Parent or any of its Subsidiaries (including obligations under leases required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles, but not including any indebtedness or obligations for which recourse is limited to property purchased) in an aggregate principal amount in excess of $50.0 million or under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by Parent or any of its Subsidiaries (including such leases, but not including such indebtedness or obligations for which recourse is limited to property purchased) in an aggregate principal amount in excess of $50.0 million, whether the indebtedness exists at the date of the Indenture or shall thereafter be created, which default shall have resulted in the indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable or which default shall have resulted in the obligation being accelerated, without the acceleration having been rescinded or annulled;
In the case of each series of VEREIT Notes (other than the 2024 Notes):
(5) default by Parent or any of its Subsidiaries under any	(5) default under any bond, debenture, note or other evidence

VEREIT Notes	New Realty Notes
mortgage, bond, debenture, note or other instrument under which there is outstanding, or by which there is secured or evidenced, any Debt for money borrowed by Parent or any of its Subsidiaries (not including any Debt for which recourse is limited to property purchased or for which recourse may be increased beyond property purchased pursuant to violations of customary non-recourse carveouts unless any such carveout is judicially determined to have been triggered and then only to the extent of such determination) in an aggregate principal amount in excess of $50.0 million at any one time, whether the Debt exists at the date of the Indenture or shall thereafter be created, which default shall have resulted in the Debt becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable or which default shall have resulted in the obligation being accelerated, without the acceleration having been rescinded or annulled or the Debt having been Discharged.	of indebtedness for money borrowed by the Company or any of its Subsidiaries (including obligations under leases required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles, but not including any indebtedness or obligations for which recourse is limited to property purchased) in an aggregate principal amount in excess of $25,000,000 or under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by the Company or any of its Subsidiaries (including such leases, but not including such indebtedness or obligations for which recourse is limited to property purchased) in an aggregate principal amount in excess of $25,000,000, whether such indebtedness exists on the date of this Indenture or shall thereafter be created, which default shall have resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable or such obligations being accelerated, without such acceleration having been rescinded or annulled; or
(6) Parent, an Issuer or any Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law	(6) the Company or any Significant Subsidiary of the Company pursuant to or within the meaning of any Bankruptcy Law:
(i) commences a voluntary case,	(A) commences a voluntary case or proceeding or files a petition or answer or consent seeking reorganization or relief or consents to the filing of such petition;
(ii) consents to the entry of an order for relief against it in an involuntary case,	(B) consents to the entry of an order for relief against it in an involuntary case or proceeding

VEREIT Notes	New Realty Notes
or to the commencement of any case or proceeding against it;
(iii) consents to the appointment of a Custodian of it or for all or substantially all of its property or	(C) consents to the appointment of a Custodian of it or for all or any substantial part of its property; or
(iv) makes a general assignment for the benefit of its creditors;	(D) makes a general assignment for the benefit of its creditors; or
(7) a court of competent jurisdiction enters an order under any Bankruptcy Law that	(7) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:
(i) is for relief against Parent, an Issuer or any Significant Subsidiary in an involuntary case,
(A)   is for relief against the Company or any Significant Subsidiary of the Company in an involuntary case or proceeding or adjudges the Company or any Significant Subsidiary of the Company as bankrupt or insolvent or approves as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company or any Significant Subsidiary of the Company;

(ii) appoints a Custodian of Parent, an Issuer or any Significant Subsidiary or for all or substantially all of its property, or	(B) appoints a Custodian of the Company or any Significant Subsidiary of the Company or for all or any substantial part of the property of the Company or any Significant Subsidiary of the Company;
or
(iii) orders the liquidation of Parent, an Issuer or any Significant Subsidiary, and the order remains unstayed and in effect for 90 days; or
(C)   orders the liquidation or winding up of the Company or any Significant Subsidiary of the Company and, in the case of any of subclause (A), (B) or (C) of this paragraph (7), the order or decree remains unstayed and in effect for 90 days; or

(8) any other Event of Default provided as contemplated by Section 3.01 with respect to Securities of that series.	(8) any other Event of Default provided with respect to Securities of that series.
As used in Section 501 of the Realty Indenture, the term “Bankruptcy Law” means Title

	VEREIT Notes	New Realty Notes
11, U.S. Code or any similar federal or state law for the relief of debtors and the term “Custodian” means any receiver, trustee, assignee, liquidator, custodian, sequestrator or other similar official under any Bankruptcy Law.
As used in the Realty Indenture, the terms “Security” and “Securities” mean, in general, any debt security or debt securities authenticated and delivered under the Realty Indenture, including, without limitation, the Realty Notes; and the term “Stated Maturity” means, when used with respect to any Security or any installment of principal thereof or interest thereon, the date specified in such Security as the fixed date on which the principal of such Security or such installment of principal or interest is due and payable. As used in Section 501 of the Realty Indenture, the term “Subsidiary” has the meaning set forth in this prospectus under the caption “Description of Base Securities — Certain Covenants” and the term “Significant Subsidiary” has the meaning set forth in this prospectus under the caption “Description of Base Securities — Events of Default, Notice and Waiver.”
Merger, Consolidation and Sale of Assets	Section 10.01 of the Base Indenture, in the case of the 2024 Notes, and Section 22 of Annex A of each officer's certificate establishing the terms of each other series of the VEREIT Notes	Section 801 of the Realty Indenture

Section 10.01 of the VEREIT Base Indenture
(a)   Except as provided pursuant to Section 2.01 pursuant to a Board Resolution, and set forth in an Officer’s Certificate, or established in one or more indentures supplemental to this
The Company will not consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge with or into, any Person unless (1) either the Company shall be the continuing entity, or the successor Person (if other than the

VEREIT Notes	New Realty Notes

Indenture, Parent or an Issuer may consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge with or into, any other entity, provided that the following conditions are met:
(1)   (i) Parent or such Issuer, as applicable, shall be the continuing entity, or (ii) the successor entity (if other than Parent or such Issuer, as applicable) formed by or resulting from any consolidation or merger or which shall have received the transfer of assets shall be domiciled in the United States, any state thereof or the District of Columbia and shall expressly assume payment of the principal of and interest on each series of the notes and the due and punctual performance and observance of all of the covenants and conditions in the Indenture;
(2)   immediately after giving effect on a pro forma basis to the transaction (including the incurrence of any Debt in connection therewith), no event of default under the Indenture, and no event which, after notice or the lapse of time, or both, would become an event of default, shall have occurred and be continuing; and
(3)   an Officer’s Certificate and Opinion of Counsel covering these conditions shall be delivered to the Trustee.
Company) formed by or resulting from such consolidation or merger or which shall have received the transfer of such assets shall be a corporation organized and existing under the laws of the United States or any state thereof and such successor corporation shall expressly assume the due and punctual payment of the principal of (and premium, if any) and any interest (including all Additional Amounts, if any, payable pursuant to Section 1010) on all of the Securities, according to their tenor, and the due and punctual performance and observance of all of the covenants and conditions of this Indenture and the Securities to be performed or observed by the Company, by supplemental indenture, complying with Article Nine, satisfactory to the Trustee, executed and delivered to the Trustee by such corporation and (2) immediately after giving effect to such transaction and treating any indebtedness which becomes an obligation of the Company or any Subsidiary as a result thereof as having been incurred, and any liens or other encumbrances on any property or assets of the Company or any Subsidiary that are incurred, created or assumed as a result thereof as having been created, incurred or assumed, by the Company or such Subsidiary at the time of such transaction, no Event of Default, and no event which, after notice or the lapse of time, or both, would become an Event of Default, shall have occurred and be continuing.
(b) Except as provided pursuant to Section 2.01 pursuant to a Board Resolution, and set forth in an Officer’s Certificate, or established in one or more indentures supplemental to this	As used in Section 801 of the Realty Indenture, the term “Subsidiary” has the meaning set forth in this prospectus under the caption “Description of New Realty Notes — Additional

VEREIT Notes	New Realty Notes
Indenture, the Parent shall not permit any Subsidiary Guarantor to consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge with or into, any other entity unless the following conditions are met:	Covenants of Realty.”
(1) (i) such Subsidiary Guarantor shall be the continuing entity, or (ii) the successor entity (if not such Subsidiary Guarantor) formed by or resulting from any consolidation or merger or which shall have received the transfer of assets shall be domiciled in the United States, any state thereof or the District of Columbia and shall expressly assume, by a supplemental indenture, all the obligations of such Subsidiary Guarantor, if any, under the notes or its guarantee, as applicable; provided, that the foregoing requirement will not apply in the case of a Subsidiary Guarantor (x) that has been disposed of in its entirety to another person (other than to Parent or an affiliate of Parent), whether through a merger, consolidation or sale of capital stock or has sold, leased or converted all or substantially all of its assets or (y) that, as a result of the disposition of all or a portion of its capital stock, ceases to be a Subsidiary;
(2) immediately after giving effect on a pro forma basis to the transaction (including the incurrence of any Debt in connection therewith), no event of default under the Indenture, and no event which, after notice or the lapse of time, or both, would become an Event of Default, shall have occurred and be continuing; and
(3) an Officer’s Certificate and an Opinion of Counsel covering these conditions shall be delivered

VEREIT Notes	New Realty Notes
to the Trustee.
Annex A to the officer's certificates establishing each series of the VEREIT Notes (other than the 2024 Notes):
(a) Parent or the Issuer may consolidate with, or sell or convey all or substantially all of its and its Subsidiaries assets, taken as a whole, to, or merge with or into, any other entity, provided that the following conditions are met:
(1)(i) Parent or the Issuer, as applicable, shall be the continuing entity, or (ii) the successor entity (if other than Parent or the Issuer, as applicable) formed by or resulting from any consolidation or merger or which shall have received the transfer of assets shall be domiciled in the United States, any state thereof or the District of Columbia and shall expressly assume payment of the principal of and interest on the Notes and the due and punctual performance and observance of all of the covenants and conditions in the Indenture applicable and with respect to the Notes;
(2) immediately after giving effect on a pro forma basis to the transaction (including the incurrence of any Debt in connection therewith), no Event of Default under the Indenture, and no event which, after notice or the lapse of time, or both, would become an Event of Default (such definition as amended by paragraph 17 of this Annex A), shall have occurred and be continuing; and
(3) an Officer’s Certificate and Opinion of Counsel covering these conditions shall be delivered to the Trustee.
(b) Parent shall not permit any future Subsidiary Guarantor, if any, to consolidate with, or sell, lease or convey all or

VEREIT Notes	New Realty Notes
substantially all of its assets to, or merge with or into, any other entity unless the following conditions are met:
(1)(i) such Subsidiary Guarantor shall be the continuing entity, or
(2) the successor entity (if not such Subsidiary Guarantor) formed by or resulting from any consolidation or merger or which shall have received the transfer of assets shall be domiciled in the United States, any state thereof or the District of Columbia and shall expressly assume, by a supplemental indenture, all the obligations of such Subsidiary Guarantor, if any, under the Notes or its Guarantee, as applicable; provided, that the foregoing requirement shall not apply in the case of a Subsidiary Guarantor (x) that has been disposed of in its entirety to another Person (other than to Parent or an affiliate of Parent), whether through a merger, consolidation or sale of capital stock or has sold, leased or converted all or substantially all of its assets or (y) that, as a result of the disposition of all or a portion of its capital stock, ceases to be a Subsidiary;
(2) immediately after giving effect on a pro forma basis to the transaction (including the incurrence of any Debt in connection therewith), no Event of Default under the Indenture, and no event which, after notice or the lapse of time, or both, would become an Event of Default (such definition as amended by paragraph 17 of this Annex A), shall have occurred and be continuing; and
(3) an Officer’s Certificate and Opinion of Counsel covering these conditions shall be delivered to the Trustee.
(c) Notwithstanding anything to

	VEREIT Notes	New Realty Notes
the contrary in the foregoing, clauses (a) and (b) of this Paragraph (22) shall not apply to:
(1) a merger, consolidation, sale, assignment, transfer, conveyance or other disposition of assets between or among Parent or any of its Subsidiaries;
(2) a merger between Parent or any of its Subsidiaries, respectively, and an Affiliate of Parent or such Subsidiary incorporated or formed solely for the purpose of reincorporating or reorganizing Parent or such Subsidiary in another state of the United States or changing the legal domicile or form of Parent or such Subsidiary or for the sole purpose of forming or collapsing a holding company structure; or
(3) the lease of all or substantially all of the real estate assets of Parent or any of its Subsidiaries;Ðprovided that, in the case of any transaction described in clause (1), (2) and/or (3) above, an Officer's Certificate and Opinion of Counsel stating that such transaction complied with such clause (1), (2) and/or (3) shall be delivered to the Trustee to the extent a Guarantor or the Issuer is party to any such transaction and such Guarantor or the Issuer, as the case may be, is not the continuing entity as a result of such transaction.
Provision of Financial Information
Section 18(e) of Annex A to each officer’s certificate establishing the terms of the VEREIT Notes:
This paragraph (e) shall supplement Section 5.03 of the Base Indenture.
(1) Whether or not the Issuer is subject to Section 13 or 15(d) of the Exchange Act and for so long as any Notes are Outstanding, the Issuer will furnish to the Trustee (1) all quarterly and annual reports that would be required to

Section 1008 of the Realty Indenture
Whether or not the Company is subject to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, the Company will, within 15 days after each of the respective dates by which the Company would have been required to file annual reports, quarterly reports and other documents with the Commission if the Company were so subject, (1) transmit by mail to all

VEREIT Notes	New Realty Notes

be filed with the Commission on Forms 10-Q and 10-K if the Issuer were required to file such reports and (2) all current reports that would be required to be filed with the Commission on Form 8-K if the Issuer were required to file such reports, in each case, within 15 days after the Issuer files such reports with the Commission or would be required to file such reports with the Commission (for the avoidance of doubt, giving effect to any grace period provided by Rule 12b-25 under the Exchange Act) pursuant to the applicable rules and regulations of the Commission, whichever is earlier (in each case, excluding, for the avoidance of doubt, any such documents or reports (or portions thereof) that are subject to confidential treatment and any correspondence with the Commission). Reports, information and documents filed with the Commission via the EDGAR system will be deemed to be delivered to the Trustee as of the time of such filing via EDGAR for purposes of this covenant; provided, that the Trustee shall have no obligation whatsoever to determine whether or not such information, documents or reports have been filed via EDGAR. Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein.
(2) Notwithstanding the foregoing, in the event that the rules and regulations of the Commission (including Rule 3-10 of Regulation S-X) permit the Issuer and Parent to report at Parent entity’s level on a
Holders, as their names and addresses appear in the Security Register, without cost to such Holders, copies of the annual reports, quarterly reports and other documents which the Company would have been required to file with the Commission pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, if the Company were subject to such Sections, (2) file with the Trustee copies of the annual reports, quarterly reports and other documents which the Company would have been required to file with the Commission pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, if the Company were subject to such Sections, and (3) promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of such documents to any prospective Holder.

VEREIT Notes	New Realty Notes
consolidated basis, and Parent entity is not engaged in any business in any material respect, other than incidental to its ownership, directly or indirectly of the capital stock of the Issuer, then the information and reports required by this covenant may be those of Parent on a consolidated basis, rather than those of the Issuer.

THE PROPOSED AMENDMENTS
We are soliciting the consent of the holders of VEREIT Notes to eliminate substantially all of the restrictive covenants in the VEREIT Indenture. If the proposed amendments described below are adopted with respect to all series of VEREIT Notes, the proposed amendments, applicable to the appropriate series of VEREIT Notes, will apply to all VEREIT Notes of that series not acquired in the applicable exchange offer. Thereafter, all such VEREIT Notes will be governed by the VEREIT Indenture as amended by the proposed amendments, applicable to the appropriate series of VEREIT Notes, which will have less restrictive terms and afford reduced protections to the holders of those securities compared to those currently in the VEREIT Indenture or those applicable to the Realty Notes. In particular, holders of the VEREIT Notes under the amended VEREIT Indenture will no longer receive annual, quarterly and other reports from VEREIT, and will no longer be entitled to the benefits of various covenants and other provisions. See “Risk Factors — Risks Related to the Exchange Offers and the Consent Solicitations — The proposed amendments to the VEREIT Indenture will afford reduced protection to remaining holders of VEREIT Notes.”
The descriptions below of the provisions of the VEREIT Indenture to be eliminated or modified do not purport to be complete and are qualified in their entirety by reference to the VEREIT Indenture and the form of supplemental indenture to the VEREIT Indenture that contains the proposed amendments. A copy of the form of supplemental indenture is attached as an exhibit to the registration statement of which this prospectus forms a part.
The proposed amendments constitute a single proposal with respect to the applicable series of VEREIT Notes, and a consenting holder must consent to the proposed amendments to such series of VEREIT Notes in their entirety and may not consent selectively with respect to certain of the proposed amendments.
Pursuant to the VEREIT Indenture, the proposed amendments require the consent of the holders of not less than a majority in aggregate principal amount of each series of the outstanding VEREIT Notes, voting as separate series, affected by the supplemental indenture. Any VEREIT Notes held by VEREIT or any person directly or indirectly controlling or controlled or under direct or indirect common control with VEREIT are not considered to be “outstanding” for this purpose.
As of the date of this prospectus, the aggregate principal amount outstanding with respect to each series of VEREIT Notes is:
Series of VEREIT Notes	Principal Amount Outstanding
4.600% Notes due 2024	$500,000,000
4.625% Notes due 2025	$550,000,000
4.875% Notes due 2026	$600,000,000
3.950% Notes due 2027	$600,000,000
3.400% Notes due January 2028	$600,000,000
2.200% Notes due June 2028	$500,000,000
3.100% Notes due 2029	$600,000,000
2.850% Notes due 2032	$700,000,000
$4,650,000,000
The valid tender of a holder’s VEREIT Notes will constitute the consent of the tendering holder to the proposed amendments to such series of VEREIT Notes in their entirety.
If the Requisite Consents with respect to all series of VEREIT Notes under the VEREIT Indenture have been received prior to the Expiration Date, assuming all other conditions of the exchange offers and consent solicitations are satisfied or waived, as applicable, all of the sections or provisions listed below under the VEREIT Indenture for that series of VEREIT Notes will be deleted (or modified as indicated).
•
Sections 4.03, 4.04, 4.05, 4.06 , 4.07, 4.08, 4.09 and 5.03 of the VEREIT Base Indenture;

•
Section 18(a)(b)(c)(d)(e) and (f) of Annex A to the Officer's Certificate to the VEREIT Base Indenture, dated as of February 6, 2014;

•
Section 18(a)(b)(c)(d) (e)(f)(g) and (h) of Annex A to the Officer's Certificate to the VEREIT Base Indenture, dated as of June 2, 2016;

•
Section 18(a)(b)(c)(d) (e)(f)(g) and (h) of Annex A to the Officer's Certificate to the VEREIT Base Indenture, dated as of August 11, 2017;

•
Section 18(a)(b)(c)(d) (e)(f)(g) and (h) of Annex A to the Officer's Certificate to the VEREIT Base Indenture, dated as of October 16, 2018;

•
Section 18(a)(b)(c)(d) (e)(f)(g) and (h) of Annex A to the Officer's Certificate to the VEREIT Base Indenture, dated as of December 4, 2019;

•
Section 18(a)(b)(c)(d) (e)(f)(g) and (h) of Annex A to the Officer's Certificate to the VEREIT Base Indenture, dated as of June 29, 2020;

•
Section 18(a)(b)(c)(d)(e)(f)(g) and (h) of Annex A to the Officer's Certificate to the VEREIT Base Indenture, dated as of November 17, 2020, relating to the June 2028 Notes; and

•
Section 18(a)(b)(c)(d) (e)(f)(g) and (h) of Annex A to the Officer's Certificate to the VEREIT Base Indenture, dated as of November 17, 2020, relating to the 2032 Notes.

Conforming Changes, etc.   The proposed amendments would amend the VEREIT Indenture to make certain conforming or other changes to the VEREIT Indenture, including modification or deletion of certain definitions and cross-references.
By consenting to the proposed amendments to the VEREIT Indenture, you will be deemed to have waived any default, event of default or other consequence under such indenture for failure to comply with the terms of the provisions identified above (whether before or after the date of the supplemental indenture effecting the amendments described above).
Effectiveness of Proposed Amendments
Assuming we have received the Requisite Consents with respect to the VEREIT Notes prior to the Expiration Date, the proposed amendments to the VEREIT Indenture will become effective on the Settlement Date, assuming all other conditions of the exchange offers and consent solicitations are satisfied or waived, as applicable.

DESCRIPTION OF NEW REALTY NOTES
In this “Description of New Realty Notes,” references to “Realty,” “Realty Income,” “we,” “us” and “our” refer to Realty Income Corporation, as issuer of the Realty Notes, and not to any of the subsidiaries of Realty Income Corporation. Other capitalized terms used under this caption and not otherwise defined under this caption shall have the meanings given to them under the caption “Description of Base Securities” in this prospectus or, if not defined under such caption, in the Realty Indenture (as defined below).
The New 2024 Notes, New 2025 Notes, New 2026 Notes, New 2027 Notes, New January 2028 Notes, New June 2028 Notes, New 2029 Notes and New 2032 Notes (collectively, the “Realty Notes”) will each constitute a new series of our debt securities (which are more fully described under the caption “Description of Base Securities”) to be issued by Realty under the indenture, dated as of October 28, 1998, (the “Realty Indenture”), between us and The Bank of New York Mellon Trust Company, N.A. (successor trustee to The Bank of New York), as trustee (the “Trustee”), in connection with the exchange offers for the existing notes of VEREIT Operating Partnership, L.P. (“VEREIT OP”) described elsewhere in this prospectus (the “Exchange Offers”). The terms of the Realty Notes will include those stated in the Realty Indenture and the related officers’ certificates and those made part of the Realty Indenture by reference to the Trust Indenture Act of 1939, as amended (the “TIA”).
This description of certain provisions of the Realty Notes and the Realty Indenture appearing below and under the caption “Description of Base Securities” is not complete. A general description of some of the terms of the Realty Notes appears under the caption “Description of Base Securities.” The following description of some of the terms of the Realty Notes supplements and, to the extent inconsistent with the description under the caption “Description of Base Securities,” replaces the description of the general terms and provisions of debt securities and the Realty Indenture set forth under the caption “Description of Base Securities.” This description does not restate those agreements and instruments in their entirety. You should refer to the applicable Realty Notes and the related officers’ certificates and the Realty Indenture, copies of which are available as set forth in the section of the prospectus entitled “Where You Can Find More Information.”
General
We are permitted by the Realty Indenture to issue our debt securities thereunder from time to time in one or more series. Each series of the Realty Notes will be a new, separate series of our debt securities under the Realty Indenture.
The Realty Indenture does not limit the amount of debt securities that we may issue under the Realty Indenture, and we may from time to time issue debt securities in one or more series up to the aggregate amount authorized by us for each series. We may, without the consent of the holders of the applicable series of Realty Notes, re-open each such series of Realty Notes and issue additional Realty Notes of that series under the Realty Indenture in addition to the Realty Notes of that series offered pursuant to this prospectus, and any such additional Realty Notes of that series shall be part of the same series of debt securities under the Realty Indenture as the Realty Notes of that series offered by this prospectus.
The Realty Notes will be issued only in fully registered form, without interest coupons, in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The principal of, and premium, if any, and interest on, the Realty Notes will be payable in U.S. dollars. The Realty Notes of each series will be evidenced by one or more global notes in book-entry form, except under the limited circumstances described below under “— Book-Entry System.” Notices or demands to or upon Realty in respect of the Realty Notes of each series and the Realty Indenture may be served and, if Realty Notes of such series are issued in definitive certificated form, Realty Notes of such series may be surrendered for payment, registration of transfer or exchange, at the office or agency of Realty maintained for such purpose in Los Angeles, California, which shall initially be the office of the Trustee in Los Angeles, California.
Reference is made to the section titled “Description of Base Securities  —  Certain Covenants” and “— Additional Covenants of Realty Income” below for a description of certain covenants applicable to the Realty Notes of each series. Compliance with these covenants generally may be waived, insofar as concerns the Realty Notes of each series, if the holders of a majority in principal amount of the outstanding Realty

Notes of such series consent to such waiver. In addition, the discharge, defeasance and covenant defeasance provisions of the Realty Indenture described under “Description of Base Securities  —  Discharge, Defeasance and Covenant Defeasance” will apply to the Realty Notes of each series; covenant defeasance will be applicable, insofar as concerns the Realty Notes of each series, with respect to the covenants described under “Description of Base Securities  —  Certain Covenants” (except the covenant requiring Realty to preserve and keep in full force and effect its corporate existence) and the covenants described below under “— Additional Covenants of Realty Income.”
Except to the limited extent described under “Description of Base Securities  —  Merger, Consolidation or Sale of Assets” or “— Additional Covenants of Realty Income” below, the Realty Indenture does not contain any provisions that would afford holders of the Realty Notes protection in the event of (1) a highly leveraged or similar transaction involving Realty, (2) a change of control or management of Realty, (except as provided with respect to the New 2026 Notes) or (3) a reorganization, restructuring, merger or similar transaction involving Realty that may adversely affect the holders of the Realty Notes. In addition, subject to compliance with the covenants set forth under “— Additional Covenants of Realty Income” below and the covenant set forth under “Description of Base Securities  —  Merger, Consolidation or Sale of Assets”, Realty may, in the future, enter into certain transactions such as the sale of all or substantially all of its assets or the merger or consolidation of Realty with another entity that could substantially increase the amount of Realty’s indebtedness or substantially reduce Realty’s assets, which may have an adverse effect on Realty’s ability to service its indebtedness, including the Realty Notes. In that regard, if our pending Mergers with VEREIT, Inc. and VEREIT OP are consummated on the terms currently contemplated, all then outstanding indebtedness of VEREIT, Inc. and its subsidiaries (other than indebtedness, if any, repaid in connection with the Mergers) will become indebtedness of ours, which will significantly increase our total consolidated indebtedness. See “Risk Factors — We are subject to risks associated with debt financing” in this prospectus.
Ranking
The Realty Notes will be our senior unsecured obligations and will rank equally in right of payment with all of our other existing and future senior unsecured indebtedness. The Realty Notes will be our obligations exclusively, however, and will not be the obligations of, or guaranteed by, any of our subsidiaries, nor are any of our subsidiaries required to provide funds to us, whether by dividend, loan or otherwise, to make payments on the Realty Notes. The Realty Notes will therefore be effectively subordinated in right of payment to all existing and future indebtedness and other liabilities of our subsidiaries from time to time outstanding, including any guarantees of our indebtedness by any of our subsidiaries, and will also be subordinated in right of payment to all existing and future secured indebtedness of us and our subsidiaries to the extent of the value of the collateral pledged as security therefor. As of December 31, 2020 and June 30, 2021, we (including our subsidiaries) had approximately $299.6 million and $299.9 million of secured indebtedness outstanding (excluding unamortized premiums and deferred financing costs), respectively, and, as of June 30, 2021, our subsidiaries had approximately $371.3 million of total indebtedness and other liabilities outstanding (excluding liabilities owed to us and other intercompany liabilities, below-market lease liabilities, and operating lease liabilities). Moreover, if the Mergers are consummated on the terms currently contemplated, all of VEREIT’s then outstanding indebtedness and other liabilities (other than indebtedness and other liabilities, if any, prepaid in connection with the Mergers) will become indebtedness and liabilities of ours, which will significantly increase our total secured and unsecured indebtedness and, because VEREIT will become a subsidiary of ours as a result of the Mergers, the total indebtedness and other liabilities of our subsidiaries (which will include VEREIT).
As of October 1, 2021, none of our subsidiaries guaranteed our borrowings under our revolving credit facility, our term loan facility or our commercial paper program or our privately placed Sterling notes. However, under our revolving credit facility and term loan facility, if any of our subsidiaries guarantees or otherwise becomes obligated with respect to any of our or any of our subsidiaries’ other existing or future indebtedness (subject to limited exceptions), then any such subsidiary would be required to become a guarantor under our revolving credit facility and our term loan facility. In addition, our privately placed Sterling notes include a similar provision that would also require any subsidiary that is or becomes a guarantor of or an obligor under our primary bank credit facility or any other indebtedness (subject to certain exceptions) or credit facility of ours in an amount, or providing for borrowings in an amount, equal to or greater than $250 million to become a guarantor of those Sterling notes. This means that, substantially concurrently with the closing of the Mergers, and so long as $250 million or more of the VEREIT Notes remains outstanding, both VEREIT Inc. (or its successor pursuant to the Mergers) and VEREIT OP, which will be our subsidiaries following the Mergers, will be required to guarantee our privately placed Sterling notes, and within 60 days after the closing of the Mergers, so long as any of the VEREIT Notes remains outstanding, VEREIT, Inc. (or its successor pursuant to the Merger) will be required to guarantee all borrowings and other obligations under our revolving credit facility and term loan facility and, so long as VEREIT OP guarantees the privately placed Sterling notes, VEREIT OP will also be required to guarantee all borrowings and other obligations under our revolving credit facility and term loan facility. Additionally, we may voluntarily cause any of our subsidiaries to become a guarantor under our revolving credit facility or term loan facility or privately placed Sterling notes to the extent we consider appropriate to remain in compliance with certain covenants thereunder. To the extent that VEREIT, Inc. (or its successor pursuant to the Mergers) or VEREIT OP provide a guarantee of borrowings under our revolving credit facility or term loan facility or of our privately placed Sterling notes, holders of Realty Notes will be effectively subordinated in right of payment to the borrowings and other obligations under those facilities and to the privately placed Sterling notes. In addition, holders of the Realty Notes will also be effectively subordinated in right of payment (to the extent of the assets of VEREIT, Inc (or its successor pursuant to the Mergers) and VEREIT OP) to the holders of any VEREIT Notes that remain outstanding after the Mergers. See “Risk Factors — The Realty Notes will be effectively junior to all of our existing and future secured debt, to the existing and future secured debt of our subsidiaries, including VEREIT, and to the existing and future obligations of our subsidiaries, including VEREIT.” Although the Realty Indenture and other debt instruments to which we are a party limit our ability and the ability of our subsidiaries to incur additional indebtedness, both we and our subsidiaries have the right to incur substantial additional secured and unsecured indebtedness.
Interest and Maturity
New 2024 Notes
•
Title of the notes:   4.600% Notes due 2024 (the “New 2024 Notes”)

•
Total principal amount being issued:   up to $500,000,000

•
Maturity date:   February 6, 2024

•
Interest rate:   4.600%

•
Date interest starts accruing:   August 6, 2021

•
Interest payment dates:   February 6 and August 6

•
Expected first interest payment date:   February 6, 2022

•
Regular record dates for interest:   January 22 and July 22

•
Redemption:   See “— Optional Redemption”

•
Listing:   The New 2024 Notes will not be listed on any securities exchange or included in any automated quotation system.

New 2025 Notes
•
Title of the notes:   4.625% Notes due 2025 (the “New 2025 Notes”)

•
Total principal amount being issued:    up to $550,000,000

•
Maturity date:   November 1, 2025

•
Interest rate:   4.625%

•
Date interest starts accruing:   November 1, 2021

•
Interest payment dates:   May 1 and November 1

•
Expected first interest payment date:   May 1, 2022

•
Regular record dates for interest:   April 15 and October 15

•
Redemption:   See “— Optional Redemption”

•
Listing:   The New 2025 Notes will not be listed on any securities exchange or included in any automated quotation system.

New 2026 Notes
•
Title of the notes:   4.875% Notes due 2026 (the “New 2026 Notes”)

•
Total principal amount being issued:   up to $600,000,000

•
Maturity date:   June 1, 2026

•
Interest rate:   4.875%

•
Date interest starts accruing:   June 1, 2021

•
Interest payment dates:   June 1 and December 1

•
Expected first interest payment date:   December 1, 2021

•
Regular record dates for interest:   May 15 and November 15

•
Redemption:   See “— Optional Redemption”

•
Listing:   The New 2026 Notes will not be listed on any securities exchange or included in any automated quotation system.

New 2027 Notes
•
Title of the notes:   3.950% Notes due 2027 (the “New 2027 Notes”)

•
Total principal amount being issued:   $600,000,000

•
Maturity date:   August 15, 2027

•
Interest rate:   3.950%

•
Date interest starts accruing:   August 15, 2021

•
Interest payment dates:   February 15 and August 15

•
Expected first interest payment date:   February 15, 2022

•
Regular record dates for interest:   February 1 and August 1

•
Redemption:   See “— Optional Redemption”

•
Listing:   The New 2027 Notes will not be listed on any securities exchange or included in any automated quotation system.

New January 2028 Notes
•
Title of the notes:   3.400% Notes due 2028 (the “New January 2028 Notes”)

•
Total principal amount being issued:   up to $600,000,000

•
Maturity date:   January 15, 2028

•
Interest rate:   3.400%

•
Date interest starts accruing:   July 15, 2021

•
Interest payment dates:   January 15 and July 15

•
Expected first interest payment date:   January 15, 2022

•
Regular record dates for interest:   January 1 and July 1

•
Redemption:   See “— Optional Redemption”

•
Listing:   The New January 2028 Notes will not be listed on any securities exchange or included in any automated quotation system.

New June 2028 Notes
•
Title of the notes:   2.200% Notes due 2028 (the “New June 2028 Notes”)

•
Total principal amount being issued:   up to $500,000,000

•
Maturity date:   June 15, 2028

•
Interest rate:   2.200%

•
Date interest starts accruing:   June 15, 2021

•
Interest payment dates:   June 15 and December 15

•
Expected first interest payment date:   December 15, 2021

•
Regular record dates for interest:   June 1 and December 1

•
Redemption:   See “— Optional Redemption”

•
Listing:   The New June 2028 Notes will not be listed on any securities exchange or included in any automated quotation system.

New 2029 Notes
•
Title of the notes:   3.100% Notes due 2029 (the “New 2029 Notes”)

•
Total principal amount being issued:   up to $600,000,000

•
Maturity date:   December 15, 2029

•
Interest rate:   3.100%

•
Date interest starts accruing:   June 15, 2021

•
Interest payment dates:   June 15 and December 15

•
Expected first interest payment date:   December 15, 2021

•
Regular record dates for interest:   June 1 and December 1

•
Redemption:   See “— Optional Redemption”

•
Listing:   The New 2029 Notes will not be listed on any securities exchange or included in any automated quotation system.

New 2032 Notes
•
Title of the notes:   2.850% Notes due 2032 (the “New 2032 Notes”)

•
Total principal amount being issued:   up to $700,000,000

•
Maturity date:   December 15, 2032

•
Interest rate:   2.850%

•
Date interest starts accruing:   June 15, 2021

•
Interest payment dates:   June 15 and December 15

•
Expected first interest payment date:   December 15, 2021

•
Regular record dates for interest:   June 1 and December 1

•
Redemption:   See “— Optional Redemption”

•
Listing:   The New 2032 Notes will not be listed on any securities exchange or included in any automated quotation system.

None of the Realty Notes will be entitled to the benefit of any sinking fund payments or, except for the New 2026 Notes under the limited circumstances described below under “— Offer to Repurchase New 2026 Notes upon Change of Control and Ratings Decline”, subject to repayment or repurchase by Realty at the option of the Holders thereof. As used herein, “Holder” means the person in whose name a Realty Note is registered in the security register maintained by the Trustee. Interest on the Realty Notes will be computed on the basis of a 360-day year of twelve 30-day months.
Interest on each series of Realty Notes will accrue from the applicable date set forth above and will be payable semi-annually in arrears on the applicable interest payment dates set forth above, commencing with the expected first interest payment date set forth above, to the persons in whose names the Realty Notes of such series are registered in the security register maintained by the Trustee at the close of business on the applicable regular record dates set forth above immediately before such respective interest payment dates.
If any interest payment date, any maturity date, any date fixed for redemption or any other day on which the principal of, premium, if any, or interest on a Realty Note becomes due and payable (including, but solely in the case of the New 2026 Notes, a Change of Control Payment Date) falls on a date that is not a Business Day (as defined in the Realty Indenture), the required payment may be made on the next Business Day as if it were made on the date the payment was due and no interest will accrue on the amount so payable for the period from and after such interest payment date, maturity date, redemption date or other date, as the case may be.
Additional Covenants of Realty
Reference is made to the section titled “Description of Base Securities — Certain Covenants” for a description of certain covenants applicable to the Realty Notes of each series. In addition to the foregoing, the following covenants of Realty will apply to the Realty Notes of each series for the benefit of the Holders of the Realty Notes of such series:
Limitation on Incurrence of Total Debt.   Realty will not, and will not permit any Subsidiary to, incur any Debt, other than Intercompany Debt, if, immediately after giving effect to the incurrence of such additional Debt and the application of the proceeds therefrom on a pro forma basis, the aggregate principal amount of all outstanding Debt of Realty and its Subsidiaries on a consolidated basis determined in accordance with GAAP is greater than 60% of the sum of (1) Realty’s Total Assets as of the end of the latest fiscal quarter covered in Realty’s Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the Securities and Exchange Commission (the “SEC”) (or, if such filing is not required under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with the Trustee) prior to the incurrence of such additional Debt and (2) the increase, if any, in Total Assets from the end of such quarter including, without limitation, any increase in Total Assets caused by the application of the proceeds of such additional Debt (such increase together with Realty’s Total Assets are referred to as the “Adjusted Total Assets”).
Limitation on Incurrence of Secured Debt.   Realty will not, and will not permit any Subsidiary to, incur any Secured Debt, other than Intercompany Debt, if, immediately after giving effect to the incurrence of such additional Secured Debt and the application of the proceeds therefrom on a pro forma basis, the aggregate principal amount of all outstanding Secured Debt of Realty and its Subsidiaries on a consolidated basis determined in accordance with GAAP is greater than 40% of Realty’s Adjusted Total Assets.
Debt Service Coverage.   Realty will not, and will not permit any Subsidiary to, incur any Debt, other than Intercompany Debt, if the ratio of Consolidated Income Available for Debt Service to the Annual Debt Service Charge for the period consisting of the four consecutive fiscal quarters most recently ended prior to the date on which such additional Debt is to be incurred is less than 1.5 to 1.0, on a pro forma basis after giving effect to the incurrence of such Debt and the application of the proceeds therefrom, and calculated on the assumption that (1) such Debt and any other Debt incurred by Realty or any of its Subsidiaries since the first day of such four-quarter period and the application of the proceeds therefrom (including to refinance other Debt since the first day of such four-quarter period) had occurred on the first day of such period, (2) the repayment or retirement of any other Debt of Realty or any of its Subsidiaries since the first day of such four-quarter period had occurred on the first day of such period (except that, in making such computation, the amount of Debt under any revolving credit facility, line of credit or similar facility shall be computed based upon the average daily balance of such Debt during such period), and (3) in the case of any acquisition or disposition by Realty or any Subsidiary of any asset or group of assets since the first day of such four-quarter period, including, without limitation, by merger, stock purchase or sale, or asset purchase or sale, such acquisition or disposition had occurred on the first day of such period with the appropriate adjustments with respect to such acquisition or disposition being included in such pro forma calculation. If the Debt giving rise to the need to make the foregoing calculation or any other Debt incurred after the first day of the relevant four-quarter period bears interest at a floating rate then, for purposes of calculating the Annual Debt Service Charge, the interest rate on such Debt shall be computed on a pro forma basis as if the average interest rate which would have been in effect during the entire such four-quarter period had been the applicable rate for the entire such period.
Maintenance of Total Unencumbered Assets.   Realty will maintain at all times Total Unencumbered Assets of not less than 150% of the aggregate outstanding principal amount of the Unsecured Debt of Realty and its Subsidiaries, computed on a consolidated basis in accordance with GAAP.
As used herein:
“Annual Debt Service Charge” as of any date means the amount which is expensed in any 12-month period for interest on Debt of Realty and its Subsidiaries.
“Consolidated Income Available for Debt Service” for any period means Consolidated Net Income plus, without duplication, amounts which have been deducted in determining Consolidated Net Income during such period for (1) Consolidated Interest Expense, (2) provisions for taxes of Realty and its Subsidiaries based on income, (3) amortization (other than amortization of debt discount) and depreciation, (4) provisions for losses from sales or joint ventures, (5) provisions for impairment losses, (6) increases in deferred taxes and other non-cash charges, (7) charges resulting from a change in accounting principles, and (8) charges for early extinguishment of debt, and less, without duplication, amounts which have been added in determining Consolidated Net Income during such period for (a) provisions for gains from sales or joint ventures, and (b) decreases in deferred taxes and other non-cash items.
“Consolidated Interest Expense” for any period, and without duplication, means all interest (including the interest component of rentals on finance leases, letter of credit fees, commitment fees and other like financial charges) and all amortization of debt discount on all Debt (including, without limitation, payment-in-kind, zero coupon and other like securities) but excluding legal fees, title insurance charges, other out-of-pocket fees and expenses incurred in connection with the issuance of Debt and the amortization of any such debt issuance costs that are capitalized, all determined for Realty and its Subsidiaries on a consolidated basis in accordance with GAAP.
“Consolidated Net Income” for any period means the amount of consolidated net income (or loss) of Realty and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.
“Debt” means any indebtedness of Realty or any Subsidiary, whether or not contingent, in respect of (1) money borrowed or evidenced by bonds, notes, debentures or similar instruments, (2) indebtedness secured by any mortgage, pledge, lien, charge, encumbrance, trust deed, deed of trust, deed to secure debt, security agreement or any security interest existing on property owned by Realty or any Subsidiary, (3) letters of credit or amounts representing the balance deferred and unpaid of the purchase price of any property except any such balance that constitutes an accrued expense or trade payable or (4) any lease of property by Realty or any Subsidiary as lessee that is reflected on Realty’s consolidated balance sheet as a finance lease or as indebtedness in accordance with GAAP, in the case of items of indebtedness under (1) through (3) above to the extent that any such items (other than letters of credit) would appear as liabilities on Realty’s consolidated balance sheet in accordance with GAAP, and also includes, to the extent not otherwise included, any obligation of Realty or any Subsidiary to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), indebtedness of another person (other than Realty or any Subsidiary) of the type referred to in (1), (2), (3) or (4) above (it being understood that Debt shall be deemed to be incurred by Realty or any Subsidiary whenever Realty or such Subsidiary shall create, assume, guarantee or otherwise become liable in respect thereof).
“Executive Group” means, collectively, those individuals holding the offices of Chairman, Vice Chairman, Chief Executive Officer, President, Chief Operating Officer, or any Vice President of Realty.

“GAAP” means generally accepted accounting principles, as in effect from time to time, as used in the United States applied on a consistent basis.
“Intercompany Debt” means indebtedness owed by Realty or any Subsidiary solely to Realty or any Subsidiary.
“Secured Debt” means Debt secured by any mortgage, lien, charge, encumbrance, trust deed, deed of trust, deed to secure debt, security agreement, pledge, conditional sale or other title retention agreement, finance lease, or other security interest or agreement granting or conveying security title to or a security interest in real property or other tangible assets.
“Subsidiary” means (1) any corporation, partnership, joint venture, limited liability company or other entity the majority of the shares, if any, of the non-voting capital stock or other equivalent ownership interests of which (except directors’ qualifying shares) are at the time directly or indirectly owned by Realty, and the majority of the shares of the voting capital stock or other equivalent ownership interests of which (except for directors’ qualifying shares) are at the time directly or indirectly owned by Realty, any other Subsidiary or Subsidiaries, and/or one or more individuals of the Executive Group (or, in the event of death or disability of any of such individuals, his/her respective legal representative(s), or such individuals’ successors in office as an officer of Realty), and (2) any other entity the accounts of which are consolidated with the accounts of Realty. The foregoing definition of “Subsidiary" shall only be applicable with respect to this definition and the covenants and other definitions set forth herein under this caption “Additional Covenants of Realty” and the definition of “Change of Control” set forth below and, insofar as the provisions described under “Description of Base Securities — Merger, Consolidation or Sale of Assets” apply to the Realty Notes of any series, the term “Subsidiary,” as that term is used under the caption “Description of Base Securities — Merger, Consolidation or Sale of Assets,” shall have the meaning set forth in this definition.
“Total Assets” as of any date means the sum of (1) Undepreciated Real Estate Assets and (2) all other assets of Realty and its Subsidiaries determined on a consolidated basis in accordance with GAAP (but excluding accounts receivable and intangibles).
“Total Unencumbered Assets” as of any date means Total Assets minus the value of any properties of Realty and its Subsidiaries that are encumbered by any mortgage, charge, pledge, lien, security interest, trust deed, deed of trust, deed to secure debt, security agreement, or other encumbrance of any kind (other than those relating to Intercompany Debt), including the value of any stock of any Subsidiary that is so encumbered, determined on a consolidated basis in accordance with GAAP; provided, however, that, in determining Total Unencumbered Assets as a percentage of outstanding Unsecured Debt for purposes of the covenant set forth above under “— Maintenance of Total Unencumbered Assets,” all investments in any person that is not consolidated with Realty for financial reporting purposes in accordance with GAAP shall be excluded from Total Unencumbered Assets to the extent that such investment would otherwise have been included. For purposes of this definition, the value of each property shall be equal to the purchase price or cost of each such property and the value of any stock subject to any encumbrance shall be determined by reference to the value of the properties owned by the issuer of such stock as aforesaid.
“Undepreciated Real Estate Assets” as of any date means the amount of real estate assets of Realty and its Subsidiaries on such date, before depreciation and amortization, determined on a consolidated basis in accordance with GAAP.
“Unsecured Debt” means Debt of Realty or any Subsidiary that is not Secured Debt.
Optional Redemption
Prior to the applicable par call date set forth below, the Realty Notes of each series will be redeemable, at any time in whole or from time to time in part, at the option of Realty at a redemption price equal to the greater of:
(a)   100% of the principal amount of the Realty Notes of such series to be redeemed, and
(b)   the sum of the present values of the remaining scheduled payments of principal of and interest on the Realty Notes of such series to be redeemed (exclusive of interest accrued to the applicable redemption date), assuming that the Realty Notes of such series matured and that accrued and unpaid interest on the Realty Notes of such series was payable on the applicable par call date (or, solely with respect to the New 2024 Notes, February 6, 2024), discounted to such redemption date on a semi-annual basis, assuming a 360-day year consisting of twelve 30-day months, at the Treasury Rate (as defined) plus the number of basis points set forth below applicable to such series of Realty Notes, plus, in the case of both clauses (a) and (b) above, accrued and unpaid interest on the principal amount of the Realty Notes of the such series being redeemed to such redemption date.
On and after the applicable par call date, the Realty Notes of each series will be redeemable, at any time in whole or from time to time in part at the option of Realty at a redemption price equal to 100% of the principal amount of the Realty Notes of such series to be redeemed, plus accrued and unpaid interest on the principal amount of the Realty Notes of such series being redeemed to the applicable redemption date.
Notwithstanding the foregoing, installments of interest on Realty Notes of each series that are due and payable on an interest payment date falling on or prior to a redemption date for the Realty Notes of such series will be payable to the persons who were the Holders of the Realty Notes (or one or more predecessor notes) of such series registered as such at the close of business on the relevant regular record date for the Realty Notes of such series according to their terms and the provisions of the Realty Indenture.
Set forth below for each series of the Realty Notes is the par call date applicable to such series of Realty Notes and the number of basis points to be added to the Treasury Rate for purposes of computing the amount set forth in clause (b) of the first paragraph under this caption “— Optional Redemption” with respect to any redemption date for such series of Realty Notes prior to the applicable par call date:
	Par Call Date	Number of Basis Points
New 2024 Notes	November 6, 2023	30
New 2025 Notes	September 1, 2025	25
New 2026 Notes	March 1, 2026	50
New 2027 Notes	May 15, 2027	30
New January 2028 Notes	November 15, 2027	45
New June 2028 Notes	April 15, 2028	25
New 2029 Notes	September 15, 2029	25
New 2032 Notes	September 15, 2032	30
“Treasury Rate” means, with respect to any redemption date for the Realty Notes of any series:
(a)   the yield, under the heading that represents the average for the immediately preceding week, appearing in, or available through, the most recently published statistical release designated “H.15” or any successor publication which is published at least weekly by the Board of Governors of the Federal Reserve System (the “Federal Reserve”) (or, in each case, any companion online data resource published at least weekly by the Federal Reserve) and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the applicable par call date for the Realty Notes of such series (or, solely with respect to the New 2024 Notes, February 6, 2024), yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Treasury Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding to the nearest month); or
(b)   if such release (or any successor publication or release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.
For purposes of the immediately preceding sentence, information shall be deemed “published” by the Federal Reserve if it is made available to the public generally, whether in physical form, on the Federal

Reserve’s website or by other means. The Treasury Rate with respect to any redemption date for the Realty Notes of any series shall be calculated by Realty on the third New York Business Day preceding the date on which notice of such redemption is given to the Holders of the Realty Notes of such series to be redeemed as provided in the Realty Indenture .
“Comparable Treasury Issue” means, with respect to any redemption date for the Realty Notes of any series, the United States Treasury security selected by the Independent Investment Banker as having a maturity comparable to the remaining term of the Realty Notes of such series to be redeemed (assuming that the Realty Notes of such series matured on the applicable par call date for the Realty Notes of such series (or, solely with respect to the New 2024 Notes, on February 6, 2024)) that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Realty Notes of such series to be redeemed (assuming that the Realty Notes of such series matured on the applicable par call date (or, solely with respect to the New 2024 Notes, on February 6, 2024)).
“Independent Investment Banker” means, with respect to any redemption date for the Realty Notes of any series, Goldman Sachs & Co. LLC and its successors, TD Securities (USA) LLC and its successors or Wells Fargo Securities, LLC and its successors (whichever shall be appointed by Realty) or, if all such firms or the respective successors, if any, to such firms, as the case may be, are unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing appointed by Realty.
“Comparable Treasury Price” means, with respect to any redemption date for the Realty Notes of any series:
(a)   if Realty obtains four Reference Treasury Dealer Quotations for such redemption date, the average of such Reference Treasury Dealer Quotations after excluding the highest and lowest such Reference Treasury Dealer Quotations, or
(b)   if Realty obtains fewer than four but more than one such Reference Treasury Dealer Quotations for such redemption date, the average of all such Reference Treasury Dealer Quotations, or
(c)   if Realty obtains only one such Reference Treasury Dealer Quotation for such redemption date, that Reference Treasury Dealer Quotation.
“New York Business Day” means any day, other than a Saturday or a Sunday, that is not a day on which banking institutions in The City of New York are authorized or required by law, regulation or executive order to close.
“Reference Treasury Dealers” means, with respect to any redemption date for the Realty Notes of any series, (a) Goldman Sachs & Co. LLC, TD Securities (USA) LLC and Wells Fargo Securities, LLC and their respective successors (or their respective affiliates that are Primary Treasury Dealers, as defined below); provided, however, that if any such firm or its successor (or, if applicable, any such affiliate), as the case may be, ceases to be a primary U.S. Government securities dealer in the United States (a “Primary Treasury Dealer”), Realty shall substitute therefor another Primary Treasury Dealer) and (b) one other Primary Treasury Dealer appointed by Realty.
“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date for the Realty Notes of any series, the average, as determined by Realty, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to Realty by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third New York Business Day preceding the date on which notice of such redemption is given to the Holders of the Realty Notes of such series to be redeemed as provided in the Realty Indenture.
Notice of any redemption of the Realty Notes of any series by Realty will be transmitted at least 15 days but not more than 60 days before the applicable redemption date to each Holder of Realty Notes of such series to be redeemed. If less than all of the outstanding Realty Notes of any series are to be redeemed, the Realty Notes of such series to be redeemed shall be selected, so long as the Realty Notes of such series are in book-entry form, in accordance with the applicable procedures of DTC (as defined below) or, if the

Realty Notes of such series are issued in definitive certificated form under the limited circumstances described below under “— Book-Entry System,” by such method as the Trustee shall deem fair and appropriate.
Unless Realty defaults in payment of the redemption price, on and after any redemption date interest will cease to accrue on the Realty Notes or portions thereof called for redemption.
Offer to Repurchase New 2026 Notes upon Change of Control and Ratings Decline.
The following covenant will apply solely to the New 2026 Notes:
If a Change of Control Triggering Event occurs with respect to the New 2026 Notes, each Holder of the New 2026 Notes shall have the right to require Realty to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that Holder’s New 2026 Notes pursuant to an offer by Realty (a “Change of Control Offer”) on the terms set forth below, except to the extent Realty has delivered a notice of redemption to the Holders of all of the outstanding New 2026 Notes as described under the heading “— Optional Redemption” above that is irrevocable (except to the extent conditioned on the occurrence of a Change of Control Triggering Event). In the Change of Control Offer, Realty shall offer a payment in cash equal to 101% of the aggregate principal amount of New 2026 Notes repurchased plus accrued and unpaid interest on the New 2026 Notes repurchased, to the date of purchase (the “Change of Control Payment”). Within 30 days following the occurrence of a Change of Control Triggering Event, Realty shall mail a notice to each Holder of New 2026 Notes describing the transaction or transactions that constitute, or are expected to constitute, the Change of Control Triggering Event, and offering to repurchase New 2026 Notes on the date (the “Change of Control Payment Date”) specified in the notice and stating: (1) that the Change of Control Offer is being made pursuant to the Offer to Repurchase upon Change of Control and Ratings Decline provision of the New 2026 Notes and that all New 2026 Notes tendered into the Change of Control Offer will be accepted for payment; (2) the purchase price and the purchase date, which shall be no earlier than 30 days and no later than 60 days after the date such notice is mailed (or in the case of New 2026 Notes in global form, given pursuant to applicable DTC procedures); (3) that any New 2026 Note not tendered and accepted for payment will continue to accrue interest; (4) that, unless Realty defaults in the payment of the Change of Control Payment, all New 2026 Notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest on and after the Change of Control Payment Date; (5) that Holders electing to have any New 2026 Notes purchased pursuant to a Change of Control Offer will be required to surrender the New 2026 Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the New 2026 Notes completed, to the paying agent for the New 2026 Notes at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date; (6) that Holders will be entitled to withdraw their election if such paying agent for the New 2026 Notes receives, not later than the close of business on the third Business Day preceding the Change of Control Payment Date, a facsimile transmission or letter setting forth the name of the Holder, the principal amount of New 2026 Notes delivered for purchase, and a statement that such Holder is withdrawing its election to have the New 2026 Notes purchased; and (7) that Holders whose New 2026 Notes are being purchased only in part will be issued New 2026 Notes equal in principal amount to the unpurchased portion of the New 2026 Notes surrendered, which unpurchased portion must be equal to $2,000 in principal amount or an integral multiple of $1,000 in excess thereof.
On the Change of Control Payment Date, Realty shall, to the extent lawful:
(1)   accept for payment all New 2026 Notes or portions of New 2026 Notes properly tendered pursuant to the Change of Control Offer;
(2)   deposit with the paying agent no later than 12:00 noon, New York City time, on the Business Day immediately prior to the Change of Control Payment Date an amount equal to the Change of Control Payment in respect of all New 2026 Notes or portions of New 2026 Notes properly tendered; and
(3)   deliver or cause to be delivered to the Trustee the New 2026 Notes properly accepted together with an Officer’s Certificate stating the aggregate principal amount of New 2026 Notes or portions of New 2026 Notes being purchased by Realty.

The paying agent for the New 2026 Notes shall promptly remit to each Holder of New 2026 Notes properly tendered the Change of Control Payment for such New 2026 Notes, and the Trustee shall promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a New 2026 Note equal in principal amount to any unpurchased portion of the New 2026 Notes surrendered, if any; provided that each New 2026 Note shall be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.
Realty shall not be required to make a Change of Control Offer upon the occurrence of a Change of Control Triggering Event if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Realty Indenture applicable to a Change of Control Offer made by Realty and purchases all New 2026 Notes properly tendered and not withdrawn under the Change of Control Offer. Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of an anticipated Change of Control Triggering Event, conditional upon the occurrence of such Change of Control Triggering Event.
If Holders of not less than 90% in aggregate principal amount of the outstanding New 2026 Notes validly tender and do not withdraw such New 2026 Notes in a Change of Control Offer and Realty, or any third party making a Change of Control Offer in lieu of Realty as described above, purchases all of the New 2026 Notes validly tendered and not withdrawn by such Holders, Realty or such third party will have the right, upon not less than 15 nor more than 60 days’ prior notice to the Holders of all New 2026 Notes that remain outstanding following such purchase (provided that as of the date of such notice not more than 30 days has passed since such purchase pursuant to the Change of Control Offer described above), to redeem all (and not less than all) New 2026 Notes that remain outstanding following such purchase at a price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest to, but not including, the date of redemption. Notwithstanding the foregoing, installments of interest on the New 2026 Notes that are due and payable on an interest payment date falling on or prior to a redemption date will be payable to the persons who were the Holders of the New 2026 Notes (or one or more predecessor notes) registered as such at the close of business on the relevant regular record date for the New 2026 Notes according to their terms and the provisions of the Realty Indenture.
Realty shall comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of New 2026 Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control and Rating Decline provision of the New 2026 Notes, Realty shall comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control and Ratings Decline provision of the New 2026 Notes by virtue of such conflict.
As used under this caption “— Offer to Repurchase New 2026 Notes upon Change of Control and Ratings Decline,” the following terms shall have the meanings set forth below (and to the extent any such definitions conflict with definitions included in the Realty Indenture, the definitions set forth below shall control with respect to the provisions set forth under this caption “— Offer to Repurchase New 2026 Notes upon Change of Control and Ratings Decline”):
Solely with respect to its use in the definition of “Change of Control,” “Board of Directors” means:
(1)   with respect to a corporation, the board of directors of the corporation;
(2)   with respect to a partnership, the Board of Directors of the general partner of the partnership; and
(3)   with respect to any other person, the board or committee of such Person serving a similar function.
“Capital Stock” means, with respect to any person, any and all shares, interests, participations, or other equivalents (however designated, whether voting or non-voting), including partnership interests, whether general or limited, in the equity of such person, whether outstanding on the original issue date of the New 2026 Notes or issued thereafter, including, without limitation, all Common Stock and Preferred Stock.
“Change of Control” means the occurrence of any of the following:

(1)   the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger, amalgamation, consolidation or other business combination transaction), in one or a series of related transactions, of all or substantially all of the properties or assets of Realty and its Subsidiaries (as such term is defined above under “— Additional Covenants of Realty”), taken as a whole, to any “person” (as that term is used in Section 13(d) of the Exchange Act), but excluding any employee benefit plan of Realty or its Subsidiaries, and any person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan); provided, however, that for the avoidance of doubt, the lease of all or substantially all of the real estate assets of Realty or any of its Subsidiaries to an operator pursuant to a real estate lease or leases shall not constitute a Change of Control;
(2)   the adoption by shareholders or partners of a plan relating to the liquidation or dissolution of Realty;
(3)   the consummation of any transaction (including any merger, amalgamation, consolidation or business combination transaction) the result of which is that any “person” (as defined in clause (1) of this definition of “Change of Control”), other than any holding company which owns 100% of the Voting Stock of Realty (so long as no Change of Control would otherwise have occurred in respect of the Voting Stock of such holding company), becomes the beneficial owner (as defined in Rule 13d-3 and 13d-5 under the Exchange Act) of more than 50% of the Voting Stock of Realty, measured by voting power rather than number of shares; or
(4)   the replacement of a majority of the Board of Directors of Realty over a one-year period from the directors who constituted the Board of Directors of Realty at the beginning of such period, and such replacement shall not have been approved by vote of at least a majority of the Board of Directors of Realty then still in office who either were members of the Board of Directors at the beginning of such period or whose election as a member of such Board of Directors was previously so approved.
For purposes of this definition, (1) no Change of Control shall be deemed to have occurred solely as a result of a transfer of assets among Realty and any of its Subsidiaries and (2) a person shall not be deemed to have beneficial ownership of securities subject to a stock purchase agreement, merger agreement or similar agreement until the consummation of the transactions contemplated by such agreement.
“Change of Control Triggering Event” means the occurrence of both (1) a Change of Control and (2) a Rating Decline.
“Common Stock” means, with respect to any person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting), which have no preference on liquidation or with respect to distributions over any other class of Capital Stock, including partnership interests, whether general or limited, of such person’s equity, whether outstanding on the original issue date of the New 2026 Notes or issued thereafter, including, without limitation, all series and classes of Common Stock.
“Moody’s” means Moody’s Investors Service, Inc. and its successors.
“Preferred Stock” means, with respect to any person, any and all shares, interests, participation or other equivalents (however designated, whether voting or non-voting), which have a preference on liquidation or with respect to distributions over any other class of Capital Stock, including preferred partnership interests, whether general or limited, or such person’s preferred or preference stock, whether outstanding on the original issue date of the New 2026 Notes or issued thereafter, including, without limitation, all series and classes of such preferred or preference stock.
“Rating Agency” means (1) Moody’s or S&P or (2) if Moody’s or S&P or both shall not make a rating on the New 2026 Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by Realty (as certified by a resolution of its Board of Directors) which shall be substituted for Moody’s or S&P or both, as the case may be.
“Rating Category” means (1) with respect to S&P, any of the following categories: BB, B, CCC, CC, C and D (or equivalent successor categories); (2) with respect to Moody’s, any of the following categories: Ba, B, Caa, Ca, C and D (or equivalent successor categories); and (3) the equivalent of any such category of

S&P or Moody’s used by another Rating Agency, if any, selected by Realty. In determining whether the rating of the New 2026 Notes has decreased by one or more gradations, gradations within Rating Categories ((1) + and - for S&P; (2) 1, 2 and 3 for Moody’s; and (3) the equivalent gradations for another Rating Agency selected by Realty) shall be taken into account (e.g., with respect to S&P, a decline in a rating from BB+ to BB, or from BB- to B+, will constitute a decrease of one gradation).
“Rating Date” means the date which is the day immediately prior to the earlier of (1) a Change of Control or (2) public notice of the occurrence of a Change of Control or of the intention by Realty to effect a Change of Control.
“Rating Decline” shall be deemed to occur if, within 90 days after public notice of the occurrence of a Change of Control (which period shall be extended so long as the rating of the New 2026 Notes is under publicly announced consideration for possible downgrade by either of the Rating Agencies), the rating of the New 2026 Notes by each Rating Agency shall be decreased by one or more gradations to or within a Rating Category (including gradations within a Rating Category as well as between Rating Categories) as compared to the rating of the New 2026 Notes on the Rating Date immediately preceding such Change of Control.
“S&P” means Standard & Poor’s Ratings Services and its successors.
“Voting Stock” of Realty as of any date means the Capital Stock of Realty that is at the time entitled to vote in the election of its board of directors.
Same-Day Settlement and Payment
All payments of principal, premium, if any, and interest in respect of the Realty Notes will be made by Realty by wire transfer of immediately available funds to an account maintained by the payee in the United States.
If Realty Notes of any series are issued in definitive certificated form under the limited circumstances described below, payments of interest on the certificated Realty Notes of such series may be made, at our option, by check mailed to the addresses of the persons entitled thereto, as such addresses appear in the register for the Realty Notes of such series, or by wire transfer to accounts maintained by the payees in the United States; provided, however, that a Holder of $5 million or more in aggregate principal amount of Realty Notes of such series in definitive certificated form will be entitled to receive payments of interest due on any interest payment date by wire transfer of immediately available funds to an account maintained by such Holder in the United States so long as such Holder has given appropriate wire transfer instructions to the Trustee or a paying agent at least 15 calendar days prior to the applicable interest payment date. Any such wire transfer instructions will remain in effect until revoked by such Holder or until such person ceases to be a Holder of $5 million or more in aggregate principal amount of Realty Notes of such series in definitive certificated form.
Payments of principal of and premium, if any, and interest on Realty Notes in definitive certificated form that are due and payable on the maturity date of the Realty Notes of any series, any redemption date for the Realty Notes of any series or any other date on which principal of the Realty Notes of any series is due and payable will be made by wire transfer of immediately available funds to accounts maintained by the Holders thereof in the United States, so long as such Holders have given appropriate wire transfer instructions to the Trustee or a paying agent, against surrender of such Realty Notes of such series to the Trustee or a paying agent; provided that installments of interest on Realty Notes in definitive certificated form that are due and payable on any interest payment date falling on or prior to such maturity date, redemption date or other date on which principal of the Realty Notes of such series is payable will be paid in the manner described in the preceding paragraph to the persons who were the Holders of the Realty Notes of such series (or one or more predecessor notes of such series) registered as such at the close of business on the relevant regular record dates according to the terms and provisions of the Realty Notes of such series and the Realty Indenture.
Book-Entry System
The following are summaries of certain rules and operating procedures of The Depository Trust Company, or DTC, that affect the payment of principal, premium, if any, and interest on and transfers of interests in the Realty Notes evidenced by global notes (the “Global Notes”). Upon issuance, the Realty Notes of each series will only be issued in the form of one or more Global Notes of such series which will be held by DTC or the Trustee as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC. Unless and until it is exchanged in whole or in part for Realty Notes of the applicable series in definitive form under the limited circumstances described below, a Global Note may not be transferred except as a whole (1) by DTC to a nominee of DTC, (2) by a nominee of DTC to DTC or another nominee of DTC or (3) by DTC or any such nominee to a successor of DTC or a nominee of such successor.
Ownership of beneficial interests in a Global Note will be limited to persons that have accounts with DTC (“participants”) or persons that may hold interests through participants. Upon the issuance of a Global Note of any series, DTC will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal amounts of the Realty Notes represented by such Global Note beneficially owned by participants. Ownership of beneficial interests in a Global Note will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by DTC (with respect to interests of participants) and on the records of participants (with respect to interests of persons holding through participants). The laws of some states may require that certain purchasers of securities take physical delivery of the securities in definitive form. These laws may limit or impair the ability to own, transfer or pledge beneficial interests in the Global Notes.
So long as DTC or its nominee is the registered owner of a Global Note of any series, DTC or its nominee, as the case may be, will be considered the sole Holder of the Realty Notes of such series represented by such Global Note for all purposes under the Realty Indenture. Except under the limited circumstances set forth below, owners of beneficial interests in a Global Note of any series will not be entitled to have Realty Notes represented by such Global Note registered in their names, will not receive or be entitled to receive physical delivery of such Realty Notes in certificated form and will not be considered the registered owners or Holders of such Realty Notes under the Realty Indenture. Accordingly, each person owning a beneficial interest in a Global Note of any series must rely on the procedures of DTC and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a Holder of Realty Notes of such series under the Realty Indenture. Realty understands that under existing industry practices, if Realty requests any action of Holders of Realty Notes of any series or if an owner of a beneficial interest in a Global Note of any series desires to give or take any action that a Holder of Realty Notes of such series is entitled to give or take under the Realty Indenture, DTC would authorize the participants holding the relevant beneficial interests to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners holding through them.
Principal, premium, if any, and interest payments on a Global Note will be made to DTC or its nominee, as the case may be, as the registered owner of such Global Note. None of Realty, the Trustee or any other agent of Realty or agent of the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership of interests in a Global Note or for maintaining, supervising or reviewing any records relating to beneficial ownership interests. Realty expects that DTC, upon receipt of any payment of principal, premium, if any, or interest in respect of a Global Note, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in such Global Note as shown on the records of DTC. Realty also expects that payments by participants to owners of beneficial interests in a Global Note held through such participants will be governed by standing customer instructions and customary practice, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participants
The Realty Indenture provides that if, with respect to the Realty Notes of any series, (1) DTC notifies Realty that it is unwilling or unable to continue as depositary for the Global Notes of such series or if DTC ceases to be a clearing agency registered as such under the Exchange Act at any time when the depositary is required to be so registered in order to act as depositary for the Global Notes of such series and a successor depositary is not appointed within 90 days after Realty receives such notice or learns of such ineligibility, (2) Realty determines that the Realty Notes of such series shall no longer be represented by Global Notes and executes and delivers to the Trustee an officers’ certificate to that effect or (3) an event of default (as defined in under “Description of Base Securities — Events of Default, Notice and Waiver”) with respect to the Realty Notes of such series has occurred and is continuing and beneficial owners representing a majority in aggregate principal amount of the outstanding Realty Notes of such series advise DTC to cease acting as depositary for the Global Notes of such series, Realty will issue Realty Notes of such series in definitive form in exchange for interests in all outstanding Global Notes of such series. Any Realty Notes issued in definitive form in exchange for interests in a Global Note will be registered in such name or names, and will be issued in denominations of $2,000 and integral multiples of $1,000 in excess thereof, as DTC shall instruct the Trustee. It is expected that such instructions will be based upon directions received by DTC from participants with respect to ownership of beneficial interests in a Global Note.
DTC was created to hold securities of its participants and to facilitate the clearance and settlement of transactions among its participants in these securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of which (and/or their representatives) own DTC. Access to the DTC book-entry system is also available to others, such as banks, brokers and dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.
Clearstream. Clearstream Banking, S.A. (“Clearstream”), is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations (“Clearstream Participants”), and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream Participants include financial institutions around the world, including securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, and may include one or more of the dealer managers or their affiliates. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant either directly or indirectly.
Distributions with respect to the Realty Notes held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures to the extent received by DTC for Clearstream.
Euroclear. The Euroclear System (“Euroclear”) was created to hold securities for participants of Euroclear (“Euroclear Participants”), and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates. Euroclear is operated by Euroclear Bank SA/NV (the “Euroclear Operator”). Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include one or more of the dealer managers or their affiliates. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.
Clearstream and Euroclear will record the ownership interests of their participants in much the same way as DTC, and DTC will record the total ownership of each of the U.S. agents of Clearstream and Euroclear, as participants in DTC. When interests in Global Notes are to be transferred from the account of a DTC participant to the account of a Clearstream Participant or a Euroclear Participant, the purchaser must send instructions to Clearstream or Euroclear through a Clearstream Participant or a Euroclear Participant at least one day prior to settlement. Clearstream or Euroclear, as the case may be, will instruct its U.S. agent to receive the applicable Realty Notes against payment. After settlement, Clearstream or Euroclear will credit the applicable Realty Notes to the Clearstream Participant’s or Euroclear Participant’s account, as applicable. Credit for the applicable Realty Notes will appear on the next day (European time).
Because settlement is taking place during New York business hours, DTC participants will be able to employ their usual procedures for sending the applicable Realty Notes to the relevant U.S. agent acting for the benefit of Clearstream Participants or Euroclear Participants. The sale proceeds will be available to the DTC seller on the settlement date. As a result, to a DTC participant, a cross-market transaction will settle no differently than a trade between two DTC participants.

When a Clearstream Participant or Euroclear Participant wishes to transfer interests in Global Notes to a DTC participant, the seller will be required to send instructions to Clearstream or Euroclear through a Clearstream Participant or a Euroclear Participant at least one business day prior to settlement. In these cases, Clearstream or Euroclear will instruct its U.S. agent to transfer the applicable Realty Notes against payment for them. The payment will then be reflected in the account of the Clearstream Participant or the Euroclear Participant the following day, with the proceeds back valued to the value date, which would be the preceding business day, when settlement occurs in New York. If settlement is not completed on the intended value date, that is, the trade fails, proceeds credited to the Clearstream or Euroclear Participant’s account will instead be valued as of the actual settlement date.
You should be aware that you will only be able to make and receive deliveries, payments and other communications involving the Realty Notes through Clearstream and Euroclear on the days when those clearing systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States. In addition, because of time zone differences there may be problems with completing transactions involving Clearstream and Euroclear on the same business day as in the United States.
Although we understand that DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers, they are under no obligation to perform these procedures, and these procedures may be modified or discontinued at any time.

DESCRIPTION OF BASE SECURITIES
General
This “Description of Base Securities” describes certain general terms and provisions of our debt securities of which each series of the Realty Notes will be a series. The specific terms of the Realty Notes issuable in exchange for the VEREIT Notes are described under “Description of New Realty Notes.” Our debt securities will be our direct obligations and they may be secured or unsecured, senior or subordinated indebtedness. We may issue our debt securities under one or more indentures. Each indenture and the certificate or certificates evidencing the debt securities of each series will be in the form filed or incorporated by reference as an exhibit to a registration statement filed with the SEC, a post-effective amendment to a registration statement or a document incorporated by reference and may be obtained as described below under “Where You Can Find More Information.” The form of indenture is subject to any amendments or supplements that may be adopted from time to time. We will enter into each indenture with a trustee and the trustee for each indenture may be the same. Each indenture will be subject to, and governed by, the Trust Indenture Act of 1939, as amended. The Realty Notes of each series will be a series of senior unsecured debt securities issued under the Realty Indenture. Because this description of debt securities is a summary, it does not contain all the information that may be important to you and this description is subject to, and qualified in its entirety by reference to, the form of the applicable indenture and the certificate evidencing the debt securities of the applicable series. You should read the applicable indenture and the form of certificate evidencing the applicable debt securities in their entirety to assure that you have all the important information you need to make any required decisions. Unless otherwise expressly stated or the context otherwise requires, all references to the “Company,” “Realty,” “Realty Income,” “our,” “we” and “us” and all similar references appearing under this caption “Description of Base Securities” mean Realty Income Corporation, a Maryland corporation, excluding its subsidiaries. All other capitalized terms used, but not defined, in this section shall have the meanings set forth in the applicable indenture.
As used in this “Description of Base Securities,” the term “prospectus supplement or other offering materials” (and other similar references) shall be deemed to include, and for purposes of the Realty Notes shall be deemed to refer to, the portion of this prospectus appearing under the heading “Description of New Realty Notes” and references to an “indenture” shall be deemed to include the Realty Indenture, in each case unless otherwise expressly stated or the context otherwise requires.
Terms
The particular terms of any series of our debt securities will be described in a prospectus supplement or other offering materials. Additionally, any applicable modifications of or additions to the general terms of our debt securities, described in this “Description of Base Securities” and in the applicable indenture, will also be described in a prospectus supplement or other offering materials. Accordingly, for a description of the terms of any series of our debt securities, including the Realty Notes, you must refer to both the prospectus supplement or other offering materials, if any, relating to those debt securities and the description of the debt securities set forth in this “Description of Base Securities”. If any particular terms of our debt securities described in other portions of this prospectus, differ from any of the terms described in this Description of Base Securities, then those terms as set forth in the relevant other portions of this prospectus will control.
Except as set forth in any prospectus supplement or other offering materials, our debt securities may be issued without limit as to aggregate principal amount, in one or more series, in each case as established from time to time by our board of directors, a committee of the board of directors or as set forth in the applicable indenture or one or more supplements to that indenture. All of our debt securities of one series need not be issued at the same time, and unless otherwise provided, a series may be reopened for issuance of additional debt securities without the consent of the holders of the debt securities of that series.
Each indenture will provide that we may, but need not, designate more than one trustee for the indenture, each with respect to one or more series of our debt securities. Any trustee under an indenture may resign or be removed with respect to one or more series of our debt securities, and a successor trustee may be appointed to act with respect to that series. If two or more persons are acting as trustee to different series of our debt securities, each trustee shall be a trustee of a trust under the applicable indenture separate and apart from the trust administered by any other trustee and, except as otherwise indicated in this prospectus, any action taken by a trustee may be taken by that trustee with respect to, and only with respect to, the one or more series of debt securities for which it is trustee under the applicable indenture.
This summary sets forth certain general terms and provisions of our indentures and our debt securities. For a detailed description of a specific series of debt securities, you should consult the prospectus supplement or other offering materials for that series. The prospectus supplement or other offering materials will contain the following information, to the extent applicable:
(1)   the title and ranking of those debt securities;
(2)   the aggregate principal amount of those debt securities and any limitation thereon;
(3)   the price at which those debt securities will be issued and, if other than the principal amount of those debt securities, the portion of the principal amount payable upon declaration of acceleration of the maturity thereof, or (if applicable) the portion of the principal amount of those debt securities that is convertible into other securities offered hereby, or the method by which any convertible portion of those debt securities shall be determined;
(4)   if those debt securities are convertible, the terms on which they are convertible, including the initial conversion price or rate and conversion period and, in connection with the preservation of our status as a REIT, any applicable limitations on the ownership or transferability of the securities into which those debt securities are convertible;
(5)   the date or dates, or the method for determining the date or dates, on which the principal of those debt securities will be payable;
(6)   the rate or rates (which may be fixed or variable), or the method by which the rate or rates shall be determined, at which those debt securities will bear interest, if any;
(7)   the date or dates, or the method for determining the date or dates, from which any interest will accrue, the dates upon which that interest will be payable, the record dates for payment of that interest, or the method by which any of those dates shall be determined, the persons to whom that interest shall be payable, and the basis upon which that interest shall be calculated if other than that of a 360-day year of twelve 30-day months;
(8)   the place or places where the principal of (and premium, if any) and interest, if any, on debt securities will be payable, where debt securities may be surrendered for conversion, registration of transfer or exchange and where notices or demands to or upon us relating to debt securities and the indenture may be served;
(9)   the period or periods, if any, within which, the price or prices at which, and the terms and conditions upon which those debt securities may be redeemed, as a whole or in part, at our option;
(10)   our obligation, if any, to redeem, repay or purchase those debt securities pursuant to any sinking fund or analogous provision or at the option of a holder of those debt securities, and the period or periods within which, the price or prices at which, and the terms and conditions upon which, those debt securities will be redeemed, repaid or purchased, as a whole or in part, pursuant to this obligation;
(11)   if other than U.S. dollars, the currency or currencies in which those debt securities are denominated and payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the terms and conditions relating thereto;
(12)   whether the amount of payments of principal of (and premium, if any) or interest, if any, on those debt securities may be determined with reference to an index, formula or other method (which index, formula or method may, but need not be based on a currency, currencies, currency unit or units or composite currency or currencies) and the manner in which those amounts shall be determined;
(13)   whether those debt securities will be issued in certificated and/or book-entry form, and, if in book-entry form, the identity of the depositary for those debt securities;

(14)   whether those debt securities will be in registered or bearer form and, if in registered form, the denominations thereof if other than $2,000 and any integral multiple of $1,000 in excess thereof and, if in bearer form, the denominations thereof and terms and conditions relating thereto;
(15)   the applicability, if any, of the defeasance and covenant defeasance provisions described herein or set forth in the applicable indenture, or any modification of the indenture;
(16)   any deletions from, modifications of or additions to the events of default or our covenants with respect to those debt securities;
(17)   whether and under what circumstances we will pay any additional amounts on those debt securities in respect of any tax, assessment or governmental charge and, if so, whether we will have the option to redeem those debt securities in lieu of making this payment;
(18)   the subordination provisions, if any, relating to those debt securities;
(19)   the provisions, if any, relating to any security provided for those debt securities; and
(20)   any other terms of those debt securities.
If the applicable prospectus supplement provides or other offering materials provide, we may issue the debt securities at a discount below their principal amount and provide for less than the entire principal amount of the debt securities to be payable upon declaration of acceleration of the maturity thereof (“Original Issue Discount Securities”). In those cases, any material United States federal income tax, accounting and other considerations applicable to Original Issue Discount Securities will be described in the applicable prospectus supplement or other offering materials.
Denominations, Interest, Registration and Transfer
Unless otherwise described in the applicable prospectus supplement or other offering materials, the debt securities of any series will be issuable in denominations of $2,000 and integral multiples of $1,000 in excess thereof.
Unless otherwise described in the applicable prospectus supplement or other offering materials, we will pay the principal of (and premium, if any) and interest on any series of debt securities at the applicable trustee’s corporate trust office, the address of which will be set forth in the applicable prospectus supplement or other offering materials, provided however, that unless otherwise provided in the applicable prospectus supplement or other offering materials, we may make interest payments (1) by check mailed to the address of the person entitled to the payment as that address appears in the applicable register for those debt securities, or (2) by wire transfer of funds to the person at an account maintained within the United States.
Subject to certain limitations imposed on debt securities issued in book-entry form, the debt securities of any series will be exchangeable for any authorized denomination of other debt securities of the same series and of a like aggregate principal amount and tenor upon surrender of those debt securities at the office of any transfer agent we designate for that purpose. In addition, subject to certain limitations imposed on debt securities issued in book-entry form, the debt securities of any series may be surrendered for conversion or registration of transfer thereof at the office of any transfer agent we designate for that purpose. Every debt security surrendered for conversion, registration of transfer or exchange shall be duly endorsed or accompanied by a written instrument of transfer and the person requesting that transfer must provide evidence of title and identity satisfactory to us and the applicable transfer agent. No service charge will be made for any registration of transfer or exchange of any debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. We may at any time rescind the designation of any transfer agent appointed with respect to the debt securities of any series or approve a change in the location through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for that series. We may at any time designate additional transfer agents with respect to any series of debt securities.

Neither we nor any trustee shall be required to:
•
issue, register the transfer of, or exchange debt securities of any series if that debt security may be among those selected for redemption during a period beginning at the opening of business 15 days before the mailing or first publication, as the case may be, of notice of redemption of those debt securities and ending at the close of business on

1.   the day of mailing of the relevant notice of redemption if the debt securities of that series are issuable only in registered form, or
2.   the day of the first publication of the relevant notice of redemption if the debt securities of that series are issuable in bearer form, or
3.   the day of mailing of the relevant notice of redemption if those debt securities are issuable in both bearer and registered form and there is no publication; or
•
register the transfer of or exchange any debt security in registered form, or portion thereof, so selected for redemption, in whole or in part, except the unredeemed portion of any debt security being redeemed in part; or

•
exchange any debt security in bearer form selected for redemption, except in exchange for a debt security of that series in registered form that is simultaneously surrendered for redemption; or

•
issue, register the transfer of or exchange any debt security that has been surrendered for repayment at the holder’s option, except the portion, if any, of that debt security not to be repaid.

No Protection in the Event of a Change of Control
Unless we state otherwise in the applicable prospectus supplement or other offering materials, the debt securities of any series will not contain any provisions which may afford holders of the debt securities of such series protection in the event of a change of control of Realty or in the event of a highly leveraged transaction (whether or not such transaction results in a change of control), which could adversely affect holders of debt securities.
Merger, Consolidation or Sale of Assets
Each indenture will provide that we will not consolidate with, sell, lease or convey all or substantially all of our assets to, or merge with or into, any person unless:
•
either we shall be the continuing entity, or the successor person (if not us) formed by or resulting from the consolidation or merger or which shall have received the transfer of the assets shall be a corporation organized and existing under the laws of the United States or any State thereof and shall expressly assume (1) our obligation to pay the principal of (and premium, if any) and interest on all the debt securities issued under the indenture and (2) the due and punctual performance and observance of all the covenants and conditions contained in the indenture and in the debt securities to be performed or observed by us;

•
immediately after giving effect to the transaction and treating any indebtedness that becomes our obligation or the obligation of any Subsidiary as a result of the transaction as having been incurred, and treating any liens on any property or assets of ours or any Subsidiary that are incurred, created or assumed as a result of the transaction as having been created, incurred or assumed, by us or the Subsidiary at the time of the transaction, no event of default under the indenture, and no event that, after notice or the lapse of time, or both, would become an event of default, shall have occurred and be continuing; and

•
an officers’ certificate and legal opinion covering these conditions shall be delivered to the trustee.

Certain Covenants
Existence.   Except as permitted under the heading above entitled “—Merger, Consolidation or Sale of Assets,” we will be required under each indenture to do or cause to be done all things necessary to preserve and keep in full force and effect our corporate existence, all material rights (by charter, bylaws and statute) and all material franchises; provided, however, that we shall not be required to preserve any right or franchise if our board of directors determines that the preservation thereof is no longer desirable in the conduct of our business.
Maintenance of Properties.   Each indenture will require us to cause all of our material properties used or useful in the conduct of our business or the business of any Subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will require us to cause to be made all necessary repairs, renewals, replacements, betterments and improvements to those properties, as in our judgment may be necessary so that the business carried on in connection with those properties may be properly and advantageously conducted at all times; provided, however, that we and our Subsidiaries shall not be prevented from selling or otherwise disposing of these properties for value in the ordinary course of business.
Insurance.   Each indenture will require us to, and to cause each of our Subsidiaries to, keep in force upon all of our and their properties and operations policies of insurance carried with responsible companies in such amounts and covering all risks as shall be customary in the industry in accordance with prevailing market conditions and availability.
Payment of Taxes and Other Claims.   Each indenture will require us to pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (a) all taxes, assessments and governmental charges levied or imposed on us or any of our Subsidiaries or upon the income, profits or property of us or any of our Subsidiaries and (b) all lawful claims for labor, materials and supplies that, if unpaid, might by law become a lien upon our property or the property of any Subsidiary; provided, however, that we shall not be required to pay or discharge or cause to be paid or discharged any tax, assessment, charge or claim the amount, applicability or validity of which we are contesting in good faith through appropriate proceedings.
Provisions of Financial Information.   Whether or not we are subject to Section 13 or 15(d) of the Exchange Act, we will be required by each indenture, within 15 days after each of the respective dates by which we would have been required to file annual reports, quarterly reports and other documents with the SEC if we were subject to those Sections of the Exchange Act to:
•
transmit by mail to all holders of debt securities issued under the indenture, as their names and addresses appear in the applicable register for those debt securities, without cost to the holders, copies of the annual reports, quarterly reports and other documents that we would have been required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act if we were subject to those Sections;

•
file with the applicable trustee copies of the annual reports, quarterly reports and other documents that we would have been required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act if we were subject to those Sections; and

•
supply promptly, upon written request and payment of the reasonable cost of duplication and delivery, copies of these documents to any prospective holder of the debt securities.

Except as may otherwise be provided in the prospectus supplement or other offering materials relating to any series of debt securities, the term “Subsidiary,” as used in any indenture means any other person of which more than 50% of (a) the equity or other ownership interests or (b) the total voting power of shares of capital stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, trustees or general or managing partners thereof is at the time owned by us or one or more of our Subsidiaries or a combination thereof.
Additional Covenants.   If we make any additional covenants with respect to any series of debt securities, those covenants will be set forth in the prospectus supplement or other offering materials relating to those debt securities.
Events of Default, Notice and Waiver
Unless otherwise provided in the applicable indenture, each indenture will provide that the following events are “events of default” for any series of debt securities issued under it:

(1)   default for 30 days in the payment of any installment of interest on any debt security of that series;
(2)   default in the payment of the principal of (or premium, if any, on) any debt security of that series when due, whether at stated maturity or by declaration of acceleration, notice of redemption, notice of option to elect repayment or otherwise;
(3)   default in the deposit of any sinking fund payment, when and as due by the terms of any debt security of that series;
(4)   default in the performance of any of our other covenants contained in the indenture or in any debt security of that series (other than a covenant added to the indenture solely for the benefit of a series of debt securities issued thereunder other than that series), which continues for 60 days after written notice is given to us by the trustee or to us and the trustee by the holders of at least 25% in principal amount of the outstanding debt securities of that series;
(5)   default under any bond, debenture, note or other evidence of indebtedness for money borrowed by us or any of our Subsidiaries (including obligations under leases required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles, but not including any indebtedness or obligations for which recourse is limited to property purchased) in an aggregate principal amount in excess of $25,000,000 or under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by us or any of our Subsidiaries (including such leases, but not including such indebtedness or obligations for which recourse is limited to property purchased) in an aggregate principal amount in excess of $25,000,000, whether the indebtedness exists at the date of the relevant indenture or shall thereafter be created, which default shall have resulted in the indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable or which default shall have resulted in the obligation being accelerated, without the acceleration having been rescinded or annulled;
(6)   certain events of bankruptcy, insolvency or reorganization with respect to us or any of our Significant Subsidiaries; or
(7)   any other event of default provided with respect to a particular series of debt securities.
The term “Significant Subsidiary” as used above has the meaning ascribed to the term in Rule 1-02 of Regulation S-X promulgated under the Securities Act, as the Regulation was in effect on January 1, 1996.
If an event of default under any indenture with respect to debt securities of any series at the time outstanding occurs and is continuing, then the applicable trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of that series may declare the principal amount (or, if the debt securities of that series are Original Issue Discount Securities or Indexed Securities, that portion of the principal amount as may be specified in the terms thereof) of all the debt securities of that series to be due and payable immediately by written notice thereof to us (and to the applicable trustee if given by the holders). However, at any time after the declaration of acceleration with respect to debt securities of a series has been made, but before a judgment or decree for payment of the money due has been obtained by the applicable trustee, the holders of not less than a majority of the principal amount of the outstanding debt securities of that series may rescind and annul the declaration and its consequences if:
•
we shall have deposited with the applicable trustee all required payments of the principal of (and premium, if any) and interest on the debt securities of that series (other than principal that has become due solely as a result of the acceleration), plus certain fees, expenses, disbursements and advances of the applicable trustee; and

•
all events of default, other than the nonpayment of accelerated principal (or specified portion thereof), premium, if any, and interest with respect to debt securities of that series, have been cured or waived as provided in the indenture.

Each indenture will also provide that the holders of not less than a majority in principal amount of the outstanding debt securities of any series may waive any past default with respect to that series and its consequences, except:

•
a default in the payment of the principal of (or premium, if any) or interest on any debt security of that series; or

•
a default in respect of a covenant or provision contained in the indenture that cannot be modified or amended without the consent of the holder of each outstanding debt security of the series affected by the default.

Each indenture will require each trustee to give notice of a default under the indenture to the holders of debt securities within 90 days unless the default shall have been cured or waived, subject to certain exceptions; provided, however, that the trustee may withhold notice to the holders of any series of debt securities of any default with respect to that series (except a default in the payment of the principal of (or premium, if any) or interest on any debt security of that series or in the payment of any sinking fund installment in respect of any debt security of that series) if specified Responsible Officers of the trustee consider a withholding to be in those holders’ interest.
Each indenture will provide that no holders of debt securities of any series may institute any proceedings, judicial or otherwise, with respect to the indenture or for any remedy thereunder, except in the case of failure of the trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an event of default from the holders of not less than 25% in principal amount of the outstanding debt securities of that series, as well as an offer of indemnity reasonably satisfactory to it, and no direction inconsistent with the written request has been given to the trustee during the 60-day period by holders of a majority in principal amount of the outstanding debt securities of that series. This provision will not prevent, however, any holder of debt securities from instituting suit for the enforcement of payment of the principal of (and premium, if any) and interest on those debt securities at the respective due dates thereof.
Each indenture will provide that, subject to provisions in the Trust Indenture Act of 1939 relating to its duties in case of default, the trustee is under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any holders of any series of the debt securities then outstanding under the indenture, unless those holders shall have offered to the trustee reasonable security or indemnity. The holders of not less than a majority in principal amount of the outstanding debt securities of any series shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or of exercising any trust or power conferred upon the trustee; provided that the direction shall not conflict with any rule of law or the indenture, and provided further that the trustee may refuse to follow any direction that may involve the trustee in personal liability or that may be unduly prejudicial to the holders of debt securities of that series not joining in the direction to the trustee.
Within 120 days after the close of each fiscal year, we will be required to deliver to the trustee a certificate, signed by one of several specified officers, stating whether or not the officer has knowledge of any default under the indenture and, if so, specifying each default and the nature and status thereof.
Modification of the Indenture
Modifications and amendments of any indenture will be permitted with the consent of the holders of not less than a majority in principal amount of all outstanding debt securities of each series issued under the indenture affected by the modification or amendment; provided, however, that no modification or amendment may, without the consent of the holder of each debt security affected thereby:
•
change the stated maturity of the principal of, or any installment of principal of, or interest (or premium, if any) on any debt security;

•
reduce the principal amount of, or the rate or amount of interest on, or any premium payable on redemption of any debt security, or reduce the amount of principal of an Original Issue Discount Security that would be due and payable upon declaration of acceleration of the maturity of the Original Issue Discount Security or would be provable in bankruptcy, or adversely affect any right of repayment at the option of the holder of any debt security (or reduce the amount of premium payable upon any repayment);

•
change the place of payment, or the coin or currency, for payment of principal of (or premium, if any) or interest on any debt security;

•
impair the right to institute suit for the enforcement of any payment on or with respect to any debt security when due;

•
reduce the above-stated percentage of outstanding debt securities of any series necessary to modify or amend the indenture to waive compliance with certain provisions of the indenture or certain defaults and consequences under the indenture or to reduce the quorum or voting requirements set forth in the indenture; or

•
modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect the action or to provide that certain other provisions may not be modified or waived without the consent of the holder of each outstanding debt security affected thereby.

The holders of a majority in aggregate principal amount of outstanding debt securities of any series may, on behalf of all holders of debt securities of that series, waive (insofar as that series is concerned) our compliance with certain restrictive covenants in the applicable indenture.
We, along with the trustee, shall be permitted to modify and amend an indenture without the consent of any holder of debt securities for any of the following purposes:
•
to evidence the succession of another person to our obligations under the indenture;

•
to add to our covenants for the benefit of the holders of all or any series of debt securities or to surrender any right or power conferred upon us in the indenture;

•
to add events of default for the benefit of the holders of all or any series of debt securities;

•
to add or change any provisions of the indenture to provide that debt securities in bearer form may be registerable as to principal or to change or eliminate any restrictions on the payment of principal of or any premium or interest on debt securities in bearer form or to make certain other provisions relating to debt securities in bearer form, provided that such action shall not adversely affect the interests of the holders of the debt securities of any series in any material respect;

•
to change or eliminate any provisions of the indenture, provided that any such change or elimination does not apply to any outstanding debt securities of a series created prior to the date of the amendment or supplement that are entitled to the benefit of that provision;

•
to secure the debt securities;

•
to establish the form or terms of debt securities of any series, including the provisions and procedures, if applicable, for the conversion of debt securities into common stock or preferred stock;

•
to provide for the acceptance of appointment by a successor trustee or facilitate the administration of the trusts under the indenture by more than one trustee;

•
to cure any ambiguity or to correct any defect or inconsistency in the indenture, or to make any other provisions with respect to matters or questions arising under the indenture which shall not be inconsistent with the provisions of the indenture, provided, however, that such action shall not adversely affect the interests of holders of debt securities of any series in any material respect; or

•
to supplement any of the provisions of the indenture to the extent necessary to permit or facilitate defeasance, covenant defeasance and discharge of any series of debt securities, provided, however, that this action shall not adversely affect the interests of the holders of the debt securities of any series in any material respect.

Each indenture will provide that in determining whether the holders of the requisite principal amount of outstanding debt securities of a series have given any request, demand, authorization, direction, notice, consent or waiver described in the indenture or whether a quorum is present at a meeting of holders of debt securities:
•
the principal amount of an Original Issue Discount Security that shall be deemed to be outstanding shall be the amount of the principal of that security that would be due and payable as of the date of the determination upon declaration of acceleration of the maturity thereof;

•
the principal amount of any debt security denominated in a foreign currency that shall be deemed outstanding shall be the U.S. dollar equivalent, determined on the issue date for the debt security, of the principal amount (or, in the case of an Original Issue Discount Security, the U.S. dollar equivalent on the issue date of the debt security of the amount determined as provided in the first bullet above);

•
the principal amount of an Indexed Security that shall be deemed outstanding shall be the principal face amount of the Indexed Security at original issuance, unless otherwise provided with respect to the Indexed Security in the applicable prospectus supplement; and

•
debt securities owned by us or any other obligor upon the debt securities or any affiliate of ours or of the other obligor shall be disregarded.

Each indenture will contain provisions for convening meetings of the holders of debt securities of a series. A meeting may be called at any time by the trustee, and also, upon our request or request of the holders of at least 10% in principal amount of the outstanding debt securities of a series, in any case upon notice given as provided in the indenture. Except for any consent or waiver that must be given by the holder of each debt security affected thereby, any resolution presented at a meeting or at an adjourned meeting duly reconvened at which a quorum is present, may be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding debt securities of that series; provided, however, that, except as referred to above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the holders of a specified percentage, which is less than a majority, in principal amount of the outstanding debt securities of the series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the holders of the specified percentage in principal amount of the outstanding debt securities of that series. Any resolution passed or decision taken at any meeting of holders of debt securities of any series duly held in accordance with the indenture will be binding on all holders of debt securities of that series. The persons holding or representing a majority in principal amount of the outstanding debt securities of a series shall constitute a quorum for a meeting of holders of that series; provided, however, that if any action is to be taken at a meeting with respect to a consent or waiver that may be given by the holders of not less than a specified percentage in principal amount of the outstanding debt securities of that series, the persons holding or representing the specified percentage in principal amount of the outstanding debt securities of that series will constitute a quorum.
Notwithstanding the foregoing provisions, each indenture will provide that if any action is to be taken at a meeting of holders of debt securities of any series with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that the indenture expressly provides may be made, given or taken by the holders of that series and one or more additional series: (a) there shall be no minimum quorum requirement for the meeting and (b) the principal amount of the outstanding debt securities of all those series that are entitled to vote in favor of the request, demand, authorization, direction, notice, consent, waiver or other action shall be taken into account in determining whether the request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under the indenture.
Discharge, Defeasance and Covenant Defeasance
Unless otherwise indicated in the applicable prospectus supplement or other offering materials, upon our request any indenture shall cease to be of further effect with respect to any series of debt securities issued under the indenture specified in our request (except as to certain limited provisions of the indenture which shall survive) when either (a) all debt securities of that series have been delivered to the trustee for cancellation or (b) all debt securities of that series have become due and payable or will become due and payable within one year (or are scheduled for redemption within one year) and we have irrevocably deposited with the applicable trustee, in trust, funds in the currency or currencies, currency unit or units or composite currency or currencies in which those debt securities are payable an amount sufficient to pay the entire indebtedness on those debt securities in respect of principal (and premium, if any) and interest to the date of the deposit (if those debt securities have become due and payable) or to the stated maturity or redemption date, as the case may be.

Each indenture will provide that, unless otherwise indicated in the applicable prospectus supplement or other offering materials, we may elect either to:
•
defease and be discharged from any and all obligations with respect to any series of debt securities (except for the obligation, if any, to pay additional amounts in respect of certain taxes imposed on non-U.S. holders of debt securities and the obligations to register the transfer or exchange of the debt securities, to replace temporary or mutilated, destroyed, lost or stolen debt securities, to maintain an office or agency in respect of the debt securities and to hold money for payment in trust) (“defeasance”); or

•
be released from our obligations with respect to certain covenants (which will be described in the relevant prospectus supplement or other offering materials) applicable to the debt securities under the applicable indenture (which may include, subject to a limited exception, the covenants described under “— Certain Covenants”), and any omission to comply with these obligations shall not constitute a default or an event of default with respect to those debt securities (“covenant defeasance”), in either case upon our irrevocable deposit with the applicable trustee, in trust, of an amount, in the currency or currencies, currency unit or units or composite currency or currencies in which those debt securities are payable at stated maturity, or Government Obligations (as defined below), or both, applicable to those debt securities that through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any) and interest on those debt securities, and any mandatory sinking fund or analogous payments on those debt securities, on the scheduled due dates.
A trust may only be established if, among other things, we have delivered to the applicable trustee an opinion of counsel (as specified in the applicable indenture) to the effect that the holders of those debt securities will not recognize income, gain or loss for United States federal income tax purposes as a result of the defeasance or covenant defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the defeasance or covenant defeasance had not occurred. Additionally, in the case of defeasance, an opinion of counsel must refer to and be based on a ruling of the Internal Revenue Service (the “IRS”) or a change in applicable United States federal income tax law occurring after the date of the applicable indenture. In the event of defeasance, the holders of those debt securities will thereafter be able to look only to the trust fund for payment of principal (and premium, if any) and interest.
“Government Obligations” means securities that are (a) direct obligations of the United States of America or the government which issued the foreign currency in which the debt securities of a particular series are payable, for the payment of which its full faith and credit is pledged, or (b) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States of America or the government which issued the foreign currency in which the debt securities of that series are payable, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America or the other government, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any Government Obligation or a specific payment of interest on or principal of any Government Obligation held by a custodian for the account of the holder of a depository receipt; provided, however, that (except as required by law) the custodian is not authorized to make any deduction from the amount payable to the holder of the depository receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by the depository receipt.
Unless otherwise provided in the applicable prospectus supplement or other offering materials, if after we have deposited funds and/or Government Obligations to effect defeasance or covenant defeasance with respect to debt securities of any series:
•
the holder of a debt security of that series is entitled to, and does, elect pursuant to the applicable indenture or the terms of that debt security to receive payment in a currency, currency unit or composite currency other than that in which the deposit has been made in respect of that debt security, or

•
a Conversion Event (as defined below) occurs in respect of the currency, currency unit or composite currency in which the deposit has been made, then the indebtedness represented by that debt security will be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of (and premium, if any) and interest on that debt security as they become due out of the proceeds yielded by converting the amount or other property so deposited in respect of that debt security into the currency, currency unit or composite currency in which that debt security becomes payable as a result of the election or Conversion Event based on the applicable market exchange rate in effect on the second business day prior to each payment date. “Conversion Event” means the cessation of use of:
•
a currency, currency unit or composite currency both by the government of the country which issued the currency and for the settlement of transactions by a central bank or other public institution of or within the international banking community; or

•
any currency unit or composite currency for the purposes for which it was established.

In the event we effect a covenant defeasance with respect to any debt securities and those debt securities are declared due and payable because of the occurrence of any event of default, other than an event of default due to a breach of any of the covenants as to which there has been covenant defeasance (which covenants would no longer be applicable to those debt securities as a result of such covenant defeasance), the cash and Government Obligations on deposit with the applicable trustee may not be sufficient to pay amounts due on those debt securities at the time of the acceleration resulting from the event of default. We would, however, remain obligated to make payment of the amounts due at the time of acceleration.
The applicable prospectus supplement or other offering materials may further describe the provisions, if any, permitting the defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the debt securities of or within a particular series.
Conversion Rights
The terms and conditions, if any, upon which the debt securities are convertible into common stock, preferred stock or other securities offered hereby will be set forth in the applicable prospectus supplement or other offering materials relating to those debt securities. The terms will include whether the debt securities are convertible into common stock, preferred stock, or other securities offered hereby, and the conversion price or rate (or manner of calculation thereof), and may include, if applicable, the conversion period, provisions as to whether conversion will be at our option or the option of the holders, the events requiring an adjustment of the conversion price or rate and provisions affecting conversion in the event of the redemption of the debt securities and any restrictions on conversion, including restrictions directed at maintaining our REIT status.
Unclaimed Payments
We will be repaid for all amounts we pay to a paying agent or a trustee for the payment of the principal of or any premium or interest on any debt security that remains unclaimed at the end of two years after the principal, premium or interest has become due and payable, and the holder of that debt security may look only to us for payment of the principal, premium or interest.
Global Securities
The debt securities of a series may be issued in whole or in part in the form of one or more global securities (the “Global Securities”) that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement or other offering materials relating to that series. Global Securities may be issued in either registered or bearer form and in either temporary or permanent form. The specific terms of the depositary arrangement with respect to a series of debt securities will be described in the applicable prospectus supplement or other offering materials relating to that series.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES
The following is a general discussion of certain anticipated U.S. federal income tax consequences relating to the exchange offers and consent solicitations and to the ownership and disposition of Realty Notes acquired pursuant to the exchange offers. This discussion is limited to holders who hold VEREIT Notes and will hold Realty Notes as capital assets within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), and who acquire Realty Notes in connection with the exchange offers. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to particular holders of VEREIT Notes or Realty Notes in light of their personal circumstances or to holders subject to special tax rules including, among others, banks, financial institutions, insurance companies, dealers or traders in securities or currencies, regulated investment companies, REITs, tax-exempt organizations (including private foundations), holders subject to special tax accounting rules as a result of any item of gross income with respect to the VEREIT Notes or RealtyNotes being taken into account in an applicable financial statement, holders holding VEREIT Notes or Realty Notes in tax-deferred accounts, holders holding VEREIT Notes or Realty Notes as part of a straddle, hedge, conversion, constructive sale, or other integrated security transaction for U.S. federal income tax purposes, holders who mark to market their securities, U.S. Holders (as defined below) whose functional currency is not the U.S. dollar, holders who are subject to the alternative minimum tax, holders treated as partnerships or other pass-through entities or arrangements for U.S. federal income tax purposes or investors in such entities or arrangements, or holders who are former U.S. citizens or U.S. residents, all of which may be subject to tax rules that differ significantly from those summarized below. In addition, this discussion does not discuss any (i) U.S. federal income tax consequences to a Non-U.S. Holder (as defined below) that is (A) engaged in the conduct of a U.S. trade or business, (B) a nonresident alien individual who is present in the U.S. for 183 or more days during the relevant taxable year, or (C) a corporation which operates through a U.S. branch, (ii) state, local or non-U.S. tax considerations or other U.S. federal tax considerations (e.g., estate or gift tax or the Medicare tax on net investment income) and (iii) except as specifically set forth below, any applicable tax reporting requirements.
The discussion below is based on the Code, U.S. Treasury Regulations, published Internal Revenue Service (“IRS”) rulings and administrative pronouncements, and published court decisions, each as in effect as of the date hereof, and any of which may be subject to change at any time, possibly with retroactive effect, so as to result in U.S. federal income tax consequences different from those discussed below. No ruling will be sought from the IRS with respect to any statement or conclusion in this discussion, and no assurance can be given that the IRS will not challenge such statement or conclusion in this discussion or, if challenged, that a court will uphold such statement or conclusion. Holders should consult their tax advisors as to the particular tax consequences to them of the exchange offers and consent solicitations and of owning and disposing of Realty Notes in light of their particular circumstances, as well as the effect of any state, local, non-U.S. or other laws.
As used herein, the term “U.S. Holder” means a beneficial owner of VEREIT Notes or Realty Notes received upon the exchange of VEREIT Notes pursuant to any of the exchange offers that is, for U.S. federal income tax purposes:
•
a citizen or individual resident of the United States;

•
a corporation (including any entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•
an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•
a trust, (x) the administration of which is subject to the primary supervision of a court within the United States and for which one or more U.S. persons have the authority to control all substantial decisions, or (y) that has a valid election in effect under U.S. Treasury Regulations to be treated as a U.S. person.

As used herein, the term “Non-U.S. Holder” is a beneficial owner of VEREIT Notes or Realty Notes that is not a U.S. Holder or a partnership or other entity classified as a partnership for U.S. federal income tax purposes.

If a partnership or other entity classified as a partnership for U.S. federal income tax purposes holds VEREIT Notes or Realty Notes, the tax treatment of the partnership and each partner will generally depend upon the activities of the partnership and the status of the partner. Partnerships owning VEREIT Notes or Realty Notes received upon the exchange of VEREIT Notes and partners in such partnerships should consult their tax advisors about the U.S. federal income tax considerations relating to the exchange offers and consent solicitations and the ownership and disposition of such Realty Notes.
THIS DISCUSSION OF CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. EACH HOLDER SHOULD CONSULT ITS TAX ADVISOR AS TO THE PARTICULAR TAX CONSIDERATIONS TO SUCH HOLDER OF THE EXCHANGE OFFERS AND CONSENT SOLICITATIONS AND THE OWNERSHIP AND DISPOSITION OF REALTY NOTES ACQUIRED PURSUANT TO THE EXCHANGE OFFERS, INCLUDING THE APPLICABILITY OF U.S. FEDERAL, STATE, OR LOCAL TAX LAWS OR NON-U.S. TAX LAWS.
A.   U.S. Holders
The Exchange Offers
Tender of VEREIT Notes.   The exchange of VEREIT Notes for Realty Notes pursuant to the exchange offers will constitute a disposition of such VEREIT Notes for U.S. federal income tax purposes if the exchange results in a “significant modification” of the VEREIT Notes. Under the Treasury Regulations, the modification of a debt instrument is a “significant modification” if, based on all the facts and circumstances and taking into account all modifications of the debt instrument collectively, the legal rights or obligations that are altered and the degree to which they are altered are “economically significant.” In addition to the general rule, the Treasury regulations provide specific rules under which certain modifications will be treated as significant modifications. In particular, the Treasury Regulations that govern the determination of whether a modification is a significant modification provide that a change in the obligor of a recourse debt instrument is treated as a significant modification unless certain exceptions apply. Because the exchange offers will result in a change in obligor of the VEREIT Notes none of the enumerated exceptions should apply, the modification should be treated as significant and thus a taxable exchange for U.S. federal income tax purposes.
Subject to the discussions below under “— Market Discount” and “— Early Participation Premium,” a U.S. Holder that exchanges VEREIT Notes for Realty Notes pursuant to the exchange offers generally should recognize gain or loss equal to the difference, if any, between (i) the sum of the amount of cash received and the “issue price” of the Realty Notes received in respect of the VEREIT Notes (as discussed below under “— Issue Price”), reduced by an amount equal to the accrued interest on the VEREIT Notes at the time of the exchange (which amount will be includable in such U.S. Holder’s gross income as interest income at the time of the exchange to the extent that it has not yet been included), and (ii) the U.S. Holder’s adjusted tax basis in the VEREIT Notes. A U.S. Holder’s adjusted tax basis in a VEREIT Note will generally equal the amount paid for the VEREIT Note (x) increased by any market discount previously taken into account by the U.S. Holder in respect of the VEREIT Note and (y) reduced (but not below zero) by any amortizable bond premium previously amortized on the VEREIT Note.
Subject to the treatment of a portion of any gain as ordinary income to the extent of any market discount accrued on the VEREIT Notes (see below under “— Market Discount”), any gain or loss recognized in respect of a VEREIT Note (or the applicable portion thereof) should be capital gain or loss, which would be long-term capital gain or loss if the U.S. Holder held the VEREIT Note for more than one year as of the date of the exchange. The deductibility of capital losses is subject to limitations under the Code. A U.S. Holder generally should have an initial tax basis in a Realty Note received pursuant to the exchange offers equal to its issue price (as determined below) and generally should commence a new holding period with respect to the Realty Note the day after the completion of the exchange.
Market Discount.   The market discount provisions of the Code may apply to U.S. Holders of VEREIT Notes. In general, a VEREIT Note that is acquired by a U.S. Holder in the secondary market will be treated as acquired with market discount if the VEREIT Note’s principal amount exceeds the tax basis of the debt instrument in the U.S. Holder’s hands immediately after its acquisition, unless such excess is less than a statutorily defined de minimis amount.

Any gain recognized by a U.S. Holder with respect to a VEREIT Note that was acquired with market discount will be subject to tax as ordinary income to the extent of the market discount accrued during the period the VEREIT Note was held by such U.S. Holder, unless the U.S. Holder previously elected to include market discount in income as it accrued for U.S. federal income tax purposes.
Issue Price.   The issue price of a Realty Note will equal its fair market value on its issue date if the Realty Note is considered to be “publicly traded” for U.S. federal income tax purposes. Alternatively, if the Realty Notes are not considered “publicly traded,” but the VEREIT Notes are considered publicly traded, the issue price of the Realty Notes would be determined by reference to the fair market value of the VEREIT Notes at the time of the exchange. If neither the Realty Notes nor the VEREIT Notes are publicly traded, the issue price of the Realty Notes would equal their stated principal amount. Although no assurances can be given in this regard, we anticipate that the Realty Notes are likely to be considered “publicly traded” for these purposes and that the issue price of the Realty Notes will be their fair market value on their issue date. If we determine that the Realty Notes are “publicly traded,” we intend to make available, within 90 days of the Settlement Date, that determination as well as the issue price of the Realty Notes on our website at www.realtyincome.com.
The rules regarding the determination of issue price are complex and highly detailed and each U.S. Holder should consult its tax advisor regarding the determination of the issue price of a Realty Note.
Early Participation Premium.   The U.S. federal income tax treatment of the receipt of the Early Participation Premium is unclear and we have not requested a ruling from the IRS with respect thereto. We intend to take the position that the Early Participation Premium is additional consideration for the tendered VEREIT Note, in which case the Early Participation Premium would be treated as part of the amount paid to such U.S. Holder in respect of such VEREIT Note, as provided above in “— Tender of Notes.” Alternatively, the Early Participation Premium may be treated as interest or a separate fee that would be subject to tax as ordinary income. Other alternative treatments are also possible. There can be no assurance that the IRS will not successfully challenge the position that we intend to take. U.S. Holders should consult their tax advisors regarding the U.S. federal income tax treatment of the receipt of the Early Participation Premium.
Treatment of the Realty Notes
Stated Interest.   Subject to the following sentence, interest payments on the Realty Notes should generally be included in the income of a U.S. Holder as ordinary income at the time it is paid or accrued in accordance with the U.S. Holder’s method of accounting for U.S. federal income tax purposes. However, a U.S. Holder should not include in income the portion of the first payment of interest on a Realty Note that is attributable to accrued interest on the VEREIT Notes as of the time of the exchange and should instead treat such portion as a non-taxable return of principal (such amount is hereinafter referred to as the “Realty Note Pre-Issuance Accrued Interest”).
Original Issue Discount.   For purposes of determining the amount of original issue discount (“OID”) on the Realty Notes, we intend to treat the issue price of a Realty Note as equal to the issue price determined in the manner described above, minus the Realty Note Pre-Issuance Accrued Interest (the “OID Issue Price”). In addition, by participating in the exchange all U.S. Holders agree to compute OID in the same manner, and the discussion below assumes OID will be so computed.
If the principal amount of any Realty Note exceeds the OID Issue Price (as defined above) of the Realty Note by more than a de minimis amount (which is generally 1/4 of one percent of the face amount multiplied by the number of complete years to maturity), the excess will constitute OID for U.S. federal income tax purposes. Subject to the discussion of bond premium, a U.S. Holder of Realty Notes that is issued with OID will be required to include the OID as ordinary interest income for U.S. federal income tax purposes as it accrues in accordance with a constant yield method based upon a compounding of interest before receiving the cash to which that interest income is attributable.
As described above, because we anticipate that the issue price of the Realty Notes will be determined by reference to the fair market value of the Realty Notes on the applicable exchange date, we cannot know before the applicable exchange date whether the Realty Notes will have OID.

Amortizable Bond Premium on Realty Notes.   If a U.S. Holder’s initial tax basis in a Realty Note (after excluding the portion of such basis that is attributable to the Realty Note Pre-Issuance Accrued Interest) is greater than the principal amount of the Realty Note, the U.S. Holder will be considered to have acquired the Realty Note with “amortizable bond premium.” A U.S. Holder generally may elect to amortize the premium over the remaining term of the Realty Note on a constant yield method as an offset to interest when includible in income under a U.S. Holder’s regular accounting method.
Because the Realty Notes may be redeemed prior to maturity (as described under “Description of New Realty Notes — Optional Redemption”), in determining the yield and payment schedule of Realty Notes acquired with amortizable bond premium, the Realty Notes may be subject to certain presumptions that may eliminate, reduce or defer any amortization deductions otherwise allowable with respect to Realty Notes acquired with amortizable bond premium. A U.S. Holder who elects to amortize bond premium must reduce its tax basis in the Realty Notes by the amount of the premium amortized in any year. An election to amortize bond premium on a constant yield method will also apply to all other taxable debt instruments held or subsequently acquired by a U.S. Holder on or after the first day of the first taxable year for which the election is made. Such an election may not be revoked without the consent of the IRS. The bond premium rules are complex and U.S. Holders should consult their tax advisors regarding the application of these rules to the Realty Notes.
Sale or Other Taxable Disposition of Realty Notes.   Upon the sale, exchange, redemption, retirement or other taxable disposition of a Realty Note, a U.S. Holder will generally recognize capital gain or loss in an amount equal to the difference between (1) the sum of cash plus the fair market value of all other property received on such disposition in respect of the Realty Note (except to the extent such cash or property is attributable to accrued but unpaid interest, which will generally be taxable as ordinary income as described above to the extent not previously included in income) and (2) the U.S. Holder’s adjusted tax basis in the Realty Note. A U.S. Holder’s adjusted tax basis in a Realty Note will generally equal its initial tax basis in the Realty Note, (x) increased by any OID that it previously included in income with respect to the Realty Notes, and (y) decreased by any bond premium that it previously amortized with respect to the Realty Note and any Realty Note Pre-Issuance Accrued Interest that it received on the Realty Note. Such gain or loss will generally be U.S. source capital gain or loss and will be long-term capital gain or loss if, at the time of such disposition, the U.S. Holder’s holding period for the Realty Note exceeds one year. The deductibility of capital losses is subject to limitations.
Information Reporting and Backup Withholding.   A U.S. Holder may be subject to information reporting and backup withholding when such holder receives payments of interest on a Realty Note (including Realty Note Pre-Issuance Accrued Interest and accruals of OID (if any)) or receives proceeds from the sale or other taxable disposition of a Realty Note (including a redemption or retirement of a note). Certain U.S. Holders are exempt from backup withholding, including corporations and certain tax-exempt organizations. A U.S. Holder will be subject to backup withholding on these payments if such holder is not otherwise exempt and: (i) the holder fails to furnish the holder’s taxpayer identification number, which for an individual is ordinarily his or her social security number; (ii) the holder furnishes an incorrect taxpayer identification number; (iii) the applicable withholding agent is notified by the IRS that the holder previously failed to properly report payments of interest or dividends; or (iv) the holder fails to certify under penalties of perjury that the holder has furnished a correct taxpayer identification number and that the IRS has not notified the holder that the holder is subject to backup withholding.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS. U.S. Holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.
B.   Non-U.S. Holders
The Exchange Offers
Tender of VEREIT Notes.   As discussed above under “U.S. Holders — The Exchange Offers — Tender of VEREIT Notes,” the exchange by a U.S. Holder of VEREIT Notes for Realty Notes pursuant to the exchange offers should constitute a disposition of such VEREIT Notes for U.S. federal income tax purposes. Subject to the discussion below under “— Payments of Interest,” “Information Reporting and Backup Withholding,” “Foreign Account Tax Compliance Act,” and “— Early Participation Premium,” a Non-U.S. Holder will generally not be subject to U.S. federal income tax on any gain realized on the Non-U.S. Holders exchange of VEREIT Notes pursuant to the exchange offers and consent solicitation. Non-U.S. Holders should consult their tax advisors regarding the U.S. federal tax consequences of the exchange offers and consent solicitation.
Payments of Interest.   Any amount received with respect to a VEREIT Note that is attributable to accrued but unpaid interest not previously included in income by a Non-U.S. Holder will generally be subject to tax as described below under “Non-U.S. Holders — Treatment of the Realty Notes — Payments of Interest,” substituting references to Realty Income with VEREIT.
Early Participation Premium.   As discussed above under “U.S. Holders — The Exchange Offers — Early Participation Premium,” the U.S. federal income tax treatment of the Early Participation Premium is unclear. We intend to take the position that the Early Participation Premium is additional consideration for the tendered VEREIT Note, in which case the Early Participation Premium would be treated as part of the amount paid to such Non-U.S. Holder in respect of such VEREIT Note, as provided above under “— Tender of VEREIT Notes.” Alternatively, the Early Participation Premium may be treated as interest or a separate fee and thus may be subject to U.S. federal withholding tax at a 30% rate unless a U.S. tax treaty either eliminates or reduces such withholding tax with respect to the Early Participation Premium paid to the Non-U.S. Holder and the Non-U.S. Holder provides a properly executed IRS Form W-8BEN or W-8BEN-E providing for such elimination or reduction. Other alternative treatments are also possible. There can be no assurance that the IRS will not successfully challenge the position that we intend to take. Non-U.S. Holders should consult their tax advisors regarding the U.S. federal income tax treatment of the receipt of the Early Participation Premium, and the application of U.S. federal income tax withholding, including eligibility for a withholding tax exemption and refund procedures.
Treatment of the Realty Notes
Payments of Interest and OID.   Interest (including, for purposes of this discussion, both stated interest and any OID) paid on a Realty Note to a Non-U.S. Holder that is not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States generally will not be subject to U.S. federal income tax, or withholding tax of 30% (or such lower rate specified by an applicable income tax treaty), provided that: (i) the Non-U.S. Holder does not, actually or constructively, own 10% or more of the total combined voting power of all classes of our voting stock (or, in the case of VEREIT, its capital or profits); (ii) the Non-U.S. Holder is not a controlled foreign corporation related to us through actual or constructive stock ownership; and (iii) either (1) the Non-U.S. Holder certifies in a statement provided to the applicable withholding agent under penalties of perjury that it is not a United States person and provides its name and address; (2) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds the note on behalf of the Non-U.S. Holder certifies to the applicable withholding agent under penalties of perjury that it, or the financial institution between it and the Non-U.S. Holder, has received from the Non-U.S. Holder a statement under penalties of perjury that such holder is not a United States person and provides a copy of such statement to the applicable withholding agent; or (3) the Non-U.S. Holder holds its note directly through a “qualified intermediary” (within the meaning of applicable Treasury Regulations) and certain conditions are satisfied.
If a Non-U.S. Holder does not satisfy the requirements above, such Non-U.S. Holder may be entitled to a reduction in or an exemption from withholding on such interest as a result of an applicable tax treaty. To claim such entitlement, the Non-U.S. Holder must provide the applicable withholding agent with a properly executed IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) claiming a reduction in or exemption from withholding tax under the benefit of an income tax treaty between the United States and the country in which the Non-U.S. Holder resides or is established.
The certifications described above must be provided to the applicable withholding agent prior to the payment of interest and must be updated periodically. Non-U.S. Holders that do not timely provide the applicable withholding agent with the required certification, but that qualify for a reduced rate under an applicable income tax treaty, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.
Sale or Other Taxable Disposition of Realty Notes.   Any gain realized by a Non-U.S. Holder on the sale, exchange, redemption, retirement or other taxable disposition of a Realty Note (except with respect to accrued and unpaid interest, which would be treated as described above under “— Payments of Interest”) will generally not be subject to U.S. federal income tax.
Information Reporting and Backup Withholding.   Payments of interest on the Realty Notes (including Realty Note Pre-Issuance Accrued Interest and accruals of OID (if any)) generally will not be subject to backup withholding, provided the applicable withholding agent does not have actual knowledge or reason to know the holder is a United States person and the holder certifies its non-U.S. status as described above under “— Payments of Interest.” However, information returns are required to be filed with the IRS in connection with any interest (including Realty Note Pre-Issuance Accrued Interest and accruals of OID (if any)) paid to the Non-U.S. Holder, regardless of whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of a Realty Note (including a retirement or redemption of the Realty Note) within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting, if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such holder is a United States person or the holder otherwise establishes an exemption. Proceeds of a disposition of a Realty Note paid outside the United States and conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.
Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.
C.   Foreign Account Tax Compliance Act
Sections 1471-1474 of the Code and the Treasury regulations thereunder (“FATCA”) impose withholding taxes on certain types of payments made to “foreign financial institutions,” as specially defined under FATCA, and certain other non-U.S. entities. FATCA imposes a 30% withholding tax on payments of interest or OID (if any) on, and, subject to the proposed Treasury regulations discussed below, gross proceeds from the sale or other disposition of, the VEREIT Notes or the Realty Notes paid to a foreign financial institution unless the foreign financial institution is deemed to be compliant with FATCA or enters into an agreement with the IRS to, among other things, undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to non-compliant foreign financial institutions and account holders whose actions prevent it from complying with these reporting and other requirements. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. In addition, FATCA imposes a 30% withholding tax on the same types of payments to a non-financial foreign entity of a certain type unless the entity certifies that it does not have any substantial U.S. owners or furnishes identifying information to the withholding agent regarding each substantial U.S. owner.
Under the applicable Treasury regulations and administrative guidance, withholding under FATCA currently applies to payments of interest. While withholding under FATCA would have applied also to payments of gross proceeds from the sale or other disposition of debt obligations on or after January 1, 2019, proposed Treasury regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury regulations until final Treasury regulations are issued. Holders should consult their tax advisors regarding the application of FATCA to the exchange offers and the acquisition, ownership or disposition of the Realty Notes.

D.   Holders Not Tendering in the Exchange Offers
In General
The U.S. federal income tax treatment of holders who do not tender their VEREIT Notes pursuant to the exchange offers and consent solicitations will depend upon whether the adoption of the proposed amendments results in a “deemed” exchange of such VEREIT Notes for U.S. federal income tax purposes to such non-tendering holders. As discussed above, whether a modification to a debt instrument is “significant” depends on whether, based on all the facts and circumstances and taking into account all modifications of the debt instrument collectively, the legal rights and obligations that are altered and the degree to which they are altered are “economically significant.” The Treasury Regulations further provide that a modification of a debt instrument that adds, deletes or alters customary accounting or financial covenants is not a significant modification. The Treasury Regulations do not, however, define “customary accounting or financial covenants.” It is therefore not clear whether the amendments to the covenants pursuant to the proposed amendments constitute alterations to “customary accounting or financial covenants.” Although there is no authority directly on point and the matter is thus unclear, we intend to treat the adoption of the proposed amendments as not constituting a significant modification to the terms of the VEREIT Notes with respect to non-tendering holders. There can be no assurance, however, that the IRS will not successfully challenge the position that we intend to take. If adoption of the proposed amendments does not constitute a significant modification of the VEREIT Notes, then holders will have no U.S. federal income tax consequences as a result of the adoption of the proposed amendments and will continue to have the same adjusted tax basis, market discount (if any), amortizable bond premium (if any) and holding period in the VEREIT Notes.
In light of the uncertainty of the applicable rules, non-tendering holders should consult their tax advisors regarding the risk that adoption of the proposed amendments constitutes a significant modification for U.S. federal income tax purposes, the U.S. federal income tax consequences to them if the proposed amendments are so treated, the characterization of the “old” VEREIT Notes and “new” VEREIT Notes as “securities” for U.S. federal income tax purposes and the U.S. federal income tax consequences of continuing to hold VEREIT Notes after the adoption of the proposed amendments.
E.   Taxation of Realty Income
For a discussion of certain tax considerations related to Realty Income's qualification as a REIT for U.S. federal income tax purposes, see the discussion under the heading “United States Federal Income Tax Considerations  — Taxation of Our Company” in Realty Income's registration statement on Form S-3 under the Securities Act of 1933, as amended, filed with the SEC on June 29, 2021 (Registration No. 333-257510).

VALIDITY OF NOTES
The validity of the notes offered hereby has been passed upon for us by Latham & Watkins, New York, New York and Venable LLP, Baltimore Maryland with respect to certain matters of Maryland law. Sidley Austin LLP, New York, New York, will act as counsel for the dealer managers. As of the date hereof, William J. Cernius, a partner of Latham & Watkins LLP, beneficially owned approximately 9,148 shares of our common stock and, as of October 8, 2021, Eric S. Haueter, a partner of Sidley Austin LLP, beneficially owned approximately 10,599 shares of our common stock.

EXPERTS
The consolidated financial statements of Realty Income Corporation and subsidiaries as of December 31, 2020 and 2019, and for each of the years in the three-year period ended December 31, 2020, and financial statement schedule III and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2020, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2020 financial statements refers to a change in the accounting for leases.
The consolidated financial statements, and related financial statement schedules, incorporated in this prospectus by reference from VEREIT, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2020 and the effectiveness of VEREIT, Inc.’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements and financial statement schedules have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.
The consolidated financial statements, and related financial statement schedules, incorporated in this prospectus by reference from VEREIT Operating Partnership, L.P.’s Annual Report on Form 10-K for the year ended December 31, 2020 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements and financial statement schedules have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Realty Income Corporation
OFFERS TO EXCHANGE
ALL OUTSTANDING NOTES OF VEREIT OPERATING PARTNERSHIP, L.P. AND SOLICITATIONS OF CONSENTS TO AMEND THE RELATED INDENTURE

PROSPECTUS

The Exchange Agent for the Exchange Offers and the Consent Solicitations is:
D.F. King & Co., Inc.
By Facsimile (Eligible Institutions Only): (212) 709-3328 Attention: Michael Horthman For Information or Confirmation by Telephone: (212) 232-3233	By Mail or Hand: 48 Wall Street New York, NY 10005 Attention: Michael Horthman
Any questions or requests for assistance may be directed to the dealer manager at the addresses and telephone numbers set forth below. Requests for additional copies of this Prospectus may be directed to the Information Agent. Beneficial owners may also contact their custodian for assistance concerning the Exchange Offers and the Consent Solicitations.
The Information Agent for the Exchange Offers and the Consent Solicitations is:
D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, New York 10005
Attn: Michael Horthman
Bank and Brokers Call Collect: (212) 269-5550
All Others, Please Call Toll-Free: (877) 283-0322
Email: realtyincome@dfking.com
The Dealer Manager for the Exchange Offers and the Consent Solicitations is:
Goldman Sachs & Co. LLC 200 West Street New York, New York 10282 Attention: Liability Management Group Toll-Free: (800) 828-3182 Collect: (212) 902-6351 Email: GS-LM-NYC@gs.com	TD Securities (USA) LLC 1 Vanderbilt Avenue, 12th Floor New York, New York 10017 Attention: Liability Management Group Toll-Free: (866) 584-2096 Collect: (212) 827-7795 Email: LM@tdsecurities.com
Wells Fargo Securities, LLC
550 South Tryon Street, 5th Floor
Charlotte, North Carolina 28202
Attention: Liability Management Group
Collect: (704) 410-4759
Toll-Free: (866) 309-6316
Email: liabilitymanagement@wellsfargo.com